AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 9, 1999
                                                     REGISTRATION NO. 333-_____
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                       ---------------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                       ---------------------------------

                              TOMAHAWK CORPORATION
             (Exact name of registrant as specified in its charter)

        ALBERTA, CANADA                     7374                    --
  (State or other jurisdiction   (Primary Standard Industrial (I.R.S. Employer
of incorporation or organization)Classification Code Number) Identification No.)

       8315 Century Park Court, Suite 200, San Diego, California 92123, (619) 874-7692 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                        ---------------------------------

                                 Steven M. Caira
          President, Chief Executive Officer and Chairman of the Board
 8315 Century Park Court, Suite 200, San Diego, California 92123, (619) 874-7692
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   COPIES TO:
                             John J. Hentrich, Esq.
                                Baker & McKenzie
   101 West Broadway, 12th Floor, San Diego, California 92101, (619) 236-1441

                       ---------------------------------


Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: / /

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /


                                                  CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------------------
                                                  Amount         Proposed Maximum      Proposed Maximum
  Title of Each Class of Securities to be          To Be          Offering Price      Aggregate Offering        Amount of
                 Registered                    Registered (1)        Per Share              Price (2)        Registration Fee
--------------------------------------------- ---------------- --------------------- ---------------------- -------------------
Common Stock, $0.001 par value.............      5,650,300       $ 1.65                $ 9,322,995            $ 2,595
-------------------------------------------------------------------------------------------------------------------------------

(1) Amount of shares of common stock to be registered based on the estimated number of outstanding common shares after the completion of the one-for-fifteen consolidation of Registrant's common shares.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) of the Securities Act of 1933, as amended. Pursuant to Rule 457(f)(1), the maximum offering price per share is $1.65, the U.S. dollar equivalent (based on the closing exchange rate on July 6, 1999, of the average of the bid and asked prices of the Registrant's common shares as reported by The Alberta Stock Exchange on July 6, 1999, multiplied by fifteen to account for the one-for-fifteen common share consolidation. The maximum aggregate offering price of $9,322,995 is the product of $1.65 and the number of shares of the Registrant's Common Stock being registered hereby.

                       ---------------------------------

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with the provisions of Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                TOMAHAWK CORPORATION

                          5,650,300 SHARES OF COMMON STOCK

                NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS

            PROPOSED DELAWARE DOMESTICATION--YOUR VOTE IS VERY IMPORTANT

       We are calling an annual and special meeting for our shareholders to:

          - Receive and consider the financial statements of TomaHawk Corporation for the year ended December 31, 1998 and the auditors' report thereon;

          - Fix the number of directors to be elected at the annual and special meeting;

          -    Elect four directors;

          -    Appoint the auditors of TomaHawk Corporation; and

          - Authorize TomaHawk Corporation to issue shares through one or more private placements.

       In addition, you will be asked to vote on the following proposal:

          - To approve TomaHawk Corporation's change in jurisdiction of incorporation from the Province of Alberta, Canada to the State of Delaware, U.S.A. and to make certain other amendments to our articles of incorporation and bylaws regarding the domestication into Delaware.

       If this domestication into Delaware is approved, then we will adjourn the annual and special meeting, effect a one-for-fifteen consolidation of the common shares, and complete the Delaware domestication. After we have completed the Delaware domestication, we will reconvene the annual and special meeting, and request that you vote on five proposed amendments to the new Delaware corporation's certificate of incorporation and bylaws. You should review the accompanying Proxy Statement and Information Circular for more information on the specific proposals to be voted on at the annual and special meeting.

       Under Alberta corporate law, the proposed domestication from Alberta to Delaware requires shareholder approval. (See "Summary--The Annual and Special Meeting; Voting; Proxies--Voting.") Our board of directors believes that it is in our best interests and in the best interests of our shareholders to domesticate into Delaware. The new Delaware corporation will be called TomaHawk Engineering, Inc., and will continue to operate as the parent holding company of TomaHawk II, Inc., our operating subsidiary.

       If TomaHawk Corporation domesticates into Delaware, then you automatically will own shares of common stock of the new Delaware corporation unless you exercise your right of dissent. The shares of common stock of the new Delaware corporation will continue to trade on The Alberta Stock Exchange, but will trade under the symbol "THK" instead of our current trading symbol "TKC."

       If you properly dissent to the Delaware domestication, then you may obtain payment of the fair value of your common shares of the existing Alberta corporation instead of receiving shares of common stock of the new Delaware corporation.

       Our board of directors recommends that you vote "FOR" the Delaware domestication and each of the other proposals. See "Summary--The Annual and Special Meeting; Voting; Proxies." The annual and special meeting will be held at 10:00 a.m., San Diego time, on ______________, 1999 at 8315 Century Park
Court, Suite 200, San Diego, California.

       YOU SHOULD REVIEW THE RISK FACTORS BEGINNING ON PAGE 10 OF THE ACCOMPANYING PROXY STATEMENT AND INFORMATION CIRCULAR FOR A DISCUSSION OF VARIOUS RISKS RELATING TO THE PROPOSED DELAWARE DOMESTICATION AND TO OUR CONTINUING OPERATIONS. PLEASE NOTE THAT NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE OR PROVINCIAL SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THE PROXY STATEMENT AND INFORMATION CIRCULAR IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

       The accompanying Proxy Statement and Information Circular provides additional information relating to the proposals to be voted on at the annual and special meeting. You should read the entire Proxy Statement and Information Circular carefully. We first mailed the accompanying Proxy Statement and Information Circular to our shareholders on or about ______________, 1999.

                               Sincerely,


                               Steven M. Caira
                               President, Chief Executive Officer, Acting Chief Financial Officer and Chairman of the Board

                    PROXY STATEMENT AND INFORMATION CIRCULAR

                                TABLE OF CONTENTS



                                                                                                               PAGE
                                                                                                               ----
PROXY STATEMENT AND INFORMATION CIRCULAR.........................................................................1

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS.......................................................................1

TRADEMARKS.......................................................................................................1

SUMMARY..........................................................................................................2
         Risk Factors............................................................................................2
         General Information about the Delaware Domestication....................................................2
         The Annual and Special Meeting; Voting; Proxies.........................................................3
                  Proposals to be Voted on at the Annual and Special Meeting.....................................3
                  Voting.........................................................................................3
                  Proxies........................................................................................4
         The Existing Alberta corporation........................................................................5
         More Details about the Delaware Domestication...........................................................5
                  Board of Directors Recommendation..............................................................5
                  Reasons for the Delaware Domestication.........................................................5
                  Conditions to Consummation of the Delaware Domestication.......................................6
                  One-for-Fifteen Common Share Consolidation.....................................................6
                  Effective Time of the Delaware Domestication...................................................6
                  Exchange of Share Certificates.................................................................6
         Comparison of Rights of Shareholders....................................................................6
         Tax Considerations......................................................................................7
                  Canadian Federal Income Tax Considerations.....................................................7
                  U.S. Federal Income Tax Considerations.........................................................7
         Dissenter's Rights......................................................................................8
         Regulatory Approval.....................................................................................8
         Security Ownership of Company Management................................................................8
         Market Information......................................................................................8

RISK FACTORS....................................................................................................10
         Risk Factors Relating to the Delaware Domestication....................................................10
                  We may be subject to Canadian federal income tax liability as a result of the Delaware domestication..................................................................10
                  Holders of common shares in Canadian registered retirement savings plans may be subject to Canadian federal income tax liability............................................10
                  The Delaware domestication will affect your rights as a shareholder...........................10
                  Certain proposed provisions of the new Delaware corporation's certificate of incorporation and bylaws may deter takeover attempts..........................................................11
         Risk Factors Relating to our Continuing Operations.....................................................12
                  Our limited working capital may prevent us from continuing as a going concern.................12
                  We will require additional financing to continue operating our business.......................12
                  We depend on contracts funded by the U.S. government to provide the majority of our revenues.............................................................................12
                  Our revenues fluctuate based on the U.S. government's spending cycle..........................13
                  We have experienced significant fluctuations in our operating results.........................13
                  The U.S. government can generally terminate, without penalty, the contracts that provide the majority of our revenues....................................................................13
                  We cannot guarantee that we will continue to successfully obtain contracts through the U.S.
                    government's bidding process................................................................14
                  We may not attract, motivate and retain key executives and employees .........................14
                  We may not retain the consultant that coordinates our marketing efforts directed at the U.S.
                    government..................................................................................14
                  Our private sector revenues are highly vulnerable to changes in spending priorities in the defense and aerospace industries............................................................15
                  We derive a substantial portion of our revenues from short-term contracts.....................15
                  Fixed price contracts may adversely affect our profitability..................................15
                  We may not manage effectively the challenges presented by our rapid growth....................15
                  We face potential competition from the in-house capabilities of certain customers.............15
                  We face potential competition from new document conversion outsourcing businesses because of the relatively low costs of entry...........................................................16


                                       i

                  Our engineering and precision machining services may expose us to product liability...........16
                  Certain of our services utilize processes and software that may not be protected by trade secret laws.................................................................................16
                  Certain of our services depend on technology licensed from third parties......................16
                  New technologies could render certain of our services obsolete or unmarketable................17
                  Our officers, directors and significant shareholders have the power to influence the election of directors and the passage of shareholder proposals because they collectively hold a substantial number of common shares.........................................................17
                  We may be subject to liability for unauthorized disclosures of confidential information.......17
                  Our common shares may be subject to wide fluctations in value and limited trading volume......17
                  Our shares of common stock will be considered "penny stock" and therefore subject to additional SEC regulations, which may make it more difficult to sell these shares............17
                  Future sales of our common stock in the public market may affect adversely the price of our common stock and our ability to raise additional funds through equity issuances.............18
                  We do not pay dividends on our common shares..................................................18
                  Your investment in our common stock is subject to currency exchange rate risk.................19
                  We may be exposed to unanticipated year 2000 problems.........................................19
                  We may be exposed to our customers' year 2000 problems........................................19
                  We may be exposed to our suppliers' year 2000 problems........................................19

THE ANNUAL AND SPECIAL MEETING..................................................................................20
         Proposals to be Voted on at the Annual and Special Meeting.............................................20
         Record Date; Voting Rights.............................................................................21
         Quorum; Vote Required for Adoption.....................................................................21
         Proxies  ..............................................................................................22
                  General.......................................................................................22
                  Revocation....................................................................................23
                  Validity......................................................................................23
                  Solicitation of Proxies.......................................................................23

PARTICULARS OF MATTERS TO BE ACTED UPON.........................................................................24

PROPOSAL ONE--FIXING THE NUMBER OF DIRECTORS....................................................................24
         Fixing Number of Directors.............................................................................24
         Vote Required..........................................................................................24

PROPOSAL TWO--ELECTION OF DIRECTORS.............................................................................25
         Information Regarding Director Nominees................................................................25
         Board of Directors.....................................................................................27
         Board Meetings and Committees..........................................................................27
         Compensation of the Existing Alberta Corporation's Directors...........................................27
         Board of Directors Interlocks and Insider Participation................................................27
         Compiance with Section 16(a) of the Securities Exchange Act of 1934....................................27
         Vote Required..........................................................................................27

PROPOSAL THREE--RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS.............................................29
         General  ..............................................................................................29
         Vote Required..........................................................................................29

PROPOSAL FOUR--AUTHORIZATION TO CONDUCT PRIVATE PLACEMENTS......................................................30
         General  ..............................................................................................30
         The Proposed Resolution................................................................................30
         Vote Required..........................................................................................31

PROPOSAL FIVE--DOMESTICATION INTO THE STATE OF DELAWARE.........................................................32
         General  ..............................................................................................32
         Principal Reasons for the Delaware Domestication.......................................................33
                  Simplification of Corporate Structure.........................................................33
                  Commercial Advantage..........................................................................33
                  No Business Reason to Remain Domiciled in Canada..............................................33
                  Reduction of Canadian Tax and Regulatory Obligations..........................................33
                  Advantages of Delaware Law....................................................................33
         Change in Par Value of Equity Securities...............................................................34
         Board of Directors has Discretion to Effect Delaware Domestication.....................................34
         Corporate Governance Differences; Delaware and Alberta Law Comparisons.................................34
                           Shareholder Quorum...................................................................34
                           Supermajority........................................................................34


                                       ii

                           Required Approvals of Shareholders...................................................35
                           Examination of Corporate Records.....................................................35
                           Minority (Dissenter's) Rights........................................................35
                           Disqualification of Directors........................................................36
                           Personal Liability of Directors......................................................36
                           Indemnification......................................................................37
                           Cumulative Voting for the Election of Directors......................................37
                           Loans to Officers and Employees......................................................38
                           Dividends and Repurchases of Shares..................................................38
                           Interested Director Transactions.....................................................38
                           Anti-Takeover Effects................................................................38
         Regulatory Approval....................................................................................41
         Tax Considerations.....................................................................................41
                  Canadian Federal Income Tax Considerations....................................................41
                  United States Federal Income Tax Considerations...............................................44
         Right Of Dissent.......................................................................................47
                  General.......................................................................................47
                  Fair Market Valuation.........................................................................47
                  Valuation by Application to Court.............................................................47
                  Restrictions on Right of Dissent..............................................................47
                  Action Required to Exercise Right of Dissent..................................................48
                  Rights of Dissenting Shareholders.............................................................48
         Securities Law Consequences............................................................................49
                  United States Securities Law Consequences.....................................................49
                  Canadian Securities Law Consequences..........................................................49
         Exchange of Share Certificates.........................................................................49
         The Delaware Domestication Resolution..................................................................49
         Vote Required..........................................................................................51


PROPOSAL SIX--AMENDMENT TO THE NEW DELAWARE CORPORATION'S CERTIFICATE OF INCORPORATION  AND BYLAWS
         TO REQUIRE ADVANCE NOTICE OF  STOCKHOLDER NOMINATIONS AND PROPOSALS....................................52
         General  ..............................................................................................52
         Reasons for Stockholder Approval.......................................................................53
         Potential Anti-Takeover Effects........................................................................53
         The Proposed Amendments................................................................................53
         Vote Required..........................................................................................55

PROPOSAL SEVEN--AMENDMENT TO THE NEW DELAWARE CORPORATION'S CERTIFICATE OF INCORPORATION AND BYLAWS TO PROHIBIT
         STOCKHOLDERS FROM CALLING SPECIAL MEETINGS OF THE STOCKHOLDERS.........................................56
         General  ..............................................................................................56
         Reasons for Stockholder Approval.......................................................................56
         Potential Anti-Takeover Effects........................................................................56
         The Proposed Amendments................................................................................57
         Vote Required..........................................................................................57

PROPOSAL EIGHT--AMENDMENT TO THE NEW DELAWARE CORPORATION'S CERTIFICATE OF INCORPORATION TO ELIMINATE
         ACTIONS OF THE STOCKHOLDERS BY WRITTEN CONSENT WITHOUT A MEETING.......................................58
         General  ..............................................................................................58
         Reasons for Stockholder Approval.......................................................................58
         Potential Anti-Takeover Effects........................................................................58
         The Proposed Amendment.................................................................................59
         Vote Required..........................................................................................59

PROPOSAL NINE--AMENDMENT TO THE NEW DELAWARE CORPORATION'S CERTIFICATE OF INCORPORATION AND BYLAWS TO
         REQUIRE A SUPERMAJORITY VOTE TO AMEND CERTAIN PROVISIONS OF THE NEW DELAWARE CORPORATION'S CERTIFICATE
         OF INCORPORATION AND BYLAWS............................................................................60
         General  ..............................................................................................60
         Reasons for Stockholder Approval.......................................................................60
         Potential Anti-Takeover Effects........................................................................60
         The Proposed Amendments................................................................................61
         Vote Required..........................................................................................61


                                      iii

PROPOSAL TEN--APPROVAL OF FORM INDEMNIFICATION AGREEMENT........................................................62
         General  ..............................................................................................62
         Terms of the Indemnification Agreements................................................................63
         Reasons For Shareholder Approval.......................................................................63
         Vote Required..........................................................................................63

ANTI-TAKEOVER MEASURES CURRENTLY INCLUDED IN THE NEW DELAWARE CORPORATION'S CERTIFICATE OF INCORPORATION
         AND BYLAWS.............................................................................................64
         Blank Check Preferred Stock............................................................................64
         Section 203 of the General Corporation Law of the State of Delaware....................................64
         No Cumulative Voting...................................................................................65

DESCRIPTION OF CAPITAL STOCK....................................................................................66
         Common Stock...........................................................................................66
         Preferred Stock........................................................................................66
                  Dividends and Liquidation Preference..........................................................66
                  Conversion Right..............................................................................67
                  Cancellation of Preferred Stock...............................................................67
         Change of Control Provisions...........................................................................67
                  Blank Check Preferred Stock...................................................................67
                  Increased Stockholder Vote for Amendment of Certificate of Incorporation or Bylaws............67
                  Proposal Six -- Advance Notice of Stockholder Nominations and Proposals.......................68
                  Proposal Seven --  Elimination of the Ability of Stockholders to Call a Special Meeting.......68
                  Proposal Eight -- Stockholders Cannot Take Action by Written Consent..........................68
                  Proposal Nine -- Increased Stockholder Vote for Amendment of the Certain Provisions of the
                    Certificate of Incorporation and Bylaws.....................................................68
                  Section 203 of General Corporation Law of the State of Delaware...............................68
         Transfer Agent and Registrar...........................................................................69
         Disclosure of SEC Position on Indemnification for Securities Act Liabilities...........................69

BUSINESS .......................................................................................................70
         Overview ..............................................................................................70
         Corporate History......................................................................................70
         Services ..............................................................................................71
                  Document Imaging and Conversion Services......................................................71
                  Engineering and Manufacturing Services........................................................72
         Sales and Marketing....................................................................................73
         ADCS Program and Government Contracts..................................................................74
                  ADCS Program..................................................................................74
                  Intergraph Contracts..........................................................................74
                  General Services Administration Contract......................................................74
         Competition............................................................................................75
         Customers..............................................................................................75
         Proprietary Rights.....................................................................................75
         Employees..............................................................................................75
         Acquisition............................................................................................76
         Facilities............................................................................................ 76
         Legal Proceedings......................................................................................76

MARKET FOR THE EXISTING ALBERTA CORPORATION'S COMMON EQUITY AND RELATED SHAREHOLDER MATTERS.....................78
         Market Price Information...............................................................................78
         Holders  ..............................................................................................78
         Dividend Policy........................................................................................78

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS...........................79
         Overview ..............................................................................................79
         Results of Operations..................................................................................80
                  Three Months Ended March 31, 1999 Compared with Three Months Ended
                    March 31, 1998..............................................................................80
         Year Ended December 31, 1998 Compared with Year Ended December 31, 1997................................81
         Liquidity and Capital Resources........................................................................83
         Year 2000 Compliance...................................................................................83
                  Internal Year 2000 Readiness..................................................................84
                  Year 2000 Readiness of our Suppliers and Customers............................................84
         Change In Accountants..................................................................................84


                                       iv

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT..................................................85

MANAGEMENT......................................................................................................88

EXECUTIVE COMPENSATION..........................................................................................90
         Summary Compensation...................................................................................90
         Stock Option Plan......................................................................................91
         Stock Options Granted In The Year Ended December 31, 1998..............................................92
         Common Shares Underlying Unexercised Options and Option Values.........................................93
         Employment Agreements..................................................................................93

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..................................................................94

         Consulting Arrangement with Capstone National Partners, LLC............................................94
         Indebtedness of Directors, Executive Officers, Senior Management and Significant Shareholders..........94
                  Restructuring of Notes........................................................................94
                  Variable Accounting Treatment.................................................................95
         Indebtedness of the Existing Alberta Corporation to its Directors, Officers, and Significant
                  Shareholders..................................................................................95
                  Indebtedness to Directors and Officers........................................................95
                  Indebtedness to Significant Shareholder.......................................................96

INTERESTS OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON........................................................96
         Indemnification........................................................................................96

INTEREST OF NAMED EXPERTS AND COUNSEL...........................................................................96

LEGAL MATTERS...................................................................................................96

TAX MATTERS.....................................................................................................97

EXPERTS.........................................................................................................97

AVAILABLE INFORMATION...........................................................................................97

OTHER MATTERS...................................................................................................97

SHAREHOLDER PROPOSALS...........................................................................................97

APPROVAL OF DIRECTORS...........................................................................................97

CERTIFICATE OF TOMAHAWK CORPORATION.............................................................................98

TOMAHAWK CORPORATION INDEX TO CONSOLIDATED FINANCIAL STATEMENTS ...............................................F-1

APPENDIX I.....................................................................................................A-1

APPENDIX II....................................................................................................B-1

APPENDIX III...................................................................................................C-1

APPENDIX IV....................................................................................................D-1


                       PROXY STATEMENT AND INFORMATION CIRCULAR

                      SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

       The information presented in this Proxy Statement and Information Circular includes certain "forward-looking statements." You should not rely excessively on these forward-looking statements, because they are only predictions based on our current expectations and assumptions. Forward-looking statements often contain words like "estimate," "anticipate," "believe" or "expect." Many known and unknown risks and uncertainties, including those described under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" (and elsewhere in this Proxy Statement and Information Circular) could cause our actual results to differ materially from those indicated in these forward-looking statements. For example, the U.S. Internal Revenue Service or the Canadian Department of National Revenue, Customs, Excise and Taxation may not agree with the conclusions reached by our tax advisors regarding the tax consequences of the Delaware domestication for our shareholders, resulting in different tax consequences than are discussed in this Proxy Statement and Information Circular.

       You should review carefully the risks and uncertainties identified in this Proxy Statement and Information Circular, including the risk factors beginning on page 10. We have no obligation to update or announce revisions to any forward-looking statements to reflect actual events or developments. All future written and oral forward-looking statements made by us or by persons acting on our behalf are expressly qualified in their entirety by this notice.

       WHILE WE INCLUDE FORWARD-LOOKING STATEMENTS FOR THE NEW DELAWARE CORPORATION OF WHICH YOU SHOULD BE AWARE, PLEASE NOTE THAT THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT PROVIDED IN SECTION 27A OF THE SECURITIES ACT OF 1933 AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934 ARE NOT AVAILABLE TO THE NEW DELAWARE CORPORATION AS A NEW ISSUER.

                                      TRADEMARKS

       TomaHawk-TM- and TomaHawk II-TM- are trademarks of the existing Alberta corporation. All other trademarks and registered trademarks used in this Prospectus and Information Circular are the property of their respective owners.

                                       SUMMARY

     THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROXY STATEMENT
AND INFORMATION CIRCULAR. IT DOES NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. YOU SHOULD READ CAREFULLY THIS ENTIRE PROXY STATEMENT AND INFORMATION CIRCULAR, INCLUDING ITS APPENDICES, TO UNDERSTAND THE DELAWARE DOMESTICATION MORE FULLY, AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE DELAWARE DOMESTICATION.

RISK FACTORS

     YOU SHOULD REVIEW AND CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 10, ESPECIALLY THOSE RISKS RELATING TO THE DELAWARE DOMESTICATION AND RELATED TAX CONSEQUENCES.

GENERAL INFORMATION ABOUT THE DELAWARE DOMESTICATION

     We propose to change our jurisdiction of incorporation from the Province of Alberta, Canada to the State of Delaware, U.S.A. This change is referred to as a "domestication." After the Delaware domestication, we will become a new Delaware corporation called TomaHawk Engineering, Inc. Our board of directors recommends that you vote "FOR" the domestication. Please note the following issues concerning the Delaware domestication:

          - If the shareholders approve the Delaware domestication, then, prior to effecting the Delaware domestication, we will conduct a one-for-fifteen consolidation of our common shares;

          - As a result of the Delaware domestication, you will become a stockholder of the new Delaware corporation;

          - Until the anticipated merger of the new Delaware corporation and its wholly-owned operating subsidiary TomaHawk II, Inc., the new Delaware corporation will continue to act as the parent holding company for TomaHawk II, Inc., which will continue to engage in the same business in which it currently engages;

          - As a stockholder of the new Delaware corporation, your relative voting rights and ownership interest will be substantially similar to the rights and interests that you currently have as a shareholder of the existing Alberta corporation; and

          - As a stockholder of the new Delaware corporation, your shares of common stock will continue to be listed on The Alberta Stock Exchange.

THE ANNUAL AND SPECIAL MEETING; VOTING; PROXIES

       PROPOSALS TO BE VOTED ON AT THE ANNUAL AND SPECIAL MEETING. We will hold the annual and special meeting of our shareholders at 10:00 a.m., San Diego time, on ______________, 1999 at 8315 Century Park Court, Suite 200, San
Diego, California.  At the annual and special meeting, we will ask that you:

          - receive and consider our consolidated financial statements for the year ended December 31, 1998 and the auditors' report thereon; and

          -    consider and vote on the following proposals:

               1. To fix the number of directors to be elected at the annual and special meeting at four;

                    2.   To elect four directors;

                    3. To appoint the independent auditors of TomaHawk Corporation and to authorize our directors to fix their remuneration as our independent auditors;

                    4. To consider, and, if deemed advisable by our shareholders, to pass an ordinary resolution authorizing the issuance, in one or more private placements, of a number of securities that could result in TomaHawk Corporation issuing, during the next 12 months, a number of securities that exceeds 25% but is not greater than 100% of the issued and outstanding securities, subject to the restrictions described in this Proxy Statement and Information Circular;

                    5. To approve TomaHawk Corporation's change in jurisdiction of incorporation from the Province of Alberta, Canada to the State of Delaware, U.S.A. and to make certain other amendments to our articles of incorporation and bylaws regarding the domestication into Delaware. See "Proposal Five--Domestication into the State of Delaware."

       If the domestication into Delaware is approved, then we will adjourn the annual and special meeting, effect a one-for-fifteen consolidation of the common shares, and complete the Delaware domestication. After we have completed the Delaware domestication, we will reconvene the annual and special meeting, and request that you vote on the following five proposals relating to the new Delaware corporation:

                    6. To require advance notice of stockholder nominations and proposals;

                    7. To prevent the stockholders from calling special meetings of the stockholders;

                    8.   To prohibit stockholder action by written consent;

                    9. To require a supermajority vote to amend certain provisions of the new Delaware corporation's certificate of incorporation and bylaws; and

                    10. To approve the adoption of a form indemnification agreement for the new Delaware corporation's directors and executive officers.

       VOTING. You can vote at the annual and special meeting if you own any common shares or Class A Series III Preferred Shares of TomaHawk Corporation at the close of business on ____________, 1999, also known as the record date.
For Proposal Five, you are entitled to one vote for each common share and one vote for each Class A Series III Preferred Share that you hold on the record date. The holders of common shares and Class A Series III Preferred Shares will vote as a single class on Proposal Five. THE HOLDERS OF CLASS A SERIES III PREFERRED SHARES WILL NOT VOTE ON PROPOSALS ONE THROUGH FOUR AND SIX THROUGH NINE. You may vote your shares in person by attending the annual and special meeting or by mailing, faxing or delivering your proxy to our president, Steven M. Caira, c/o CIBC Mellon Trust Company, 600 Dome Tower, 333 - 7th Avenue S.W., Calgary, Alberta T2P 2Z1, not later than 10:00 a.m. (San Diego time) on ______________, 1999, or by the close of business on the last business day before any adjournment of the annual and special meeting.

       At the annual and special meeting, with respect to Proposals One through Five, we will not consider abstentions and broker "non-votes" for purposes of obtaining a quorum or in determining whether Proposal Five passes. Approval of Proposals One through Four requires the affirmative vote of the holders of a majority of the common shares represented and voting at the annual and special meeting. Approval of Proposal Five requires the affirmative vote of the holders of 66 2/3% of the common shares and Class A Series III Preferred Shares, voting as one class, represented and voting at the annual and special meeting.

       With respect to Proposals Six through Nine, we will consider abstentions and broker "non-votes" as "present" for purposes of obtaining a quorum but will not count them as votes cast in determining whether Proposals Six through Nine pass. Approval of Proposals Six through Nine requires the affirmative vote of a majority of the holders of shares of common stock represented and voting at the annual and special meeting. Therefore, abstentions and broker "non-votes" will have the same effect as votes cast against each of Proposals Six through Nine.

       We will consider abstentions as "present" for purposes of obtaining a quorum but will not count them as votes cast in determining whether Proposal Ten passes. Approval of Proposal Ten requires the affirmative vote of a majority of the votes present or represented by proxy and entitled to vote on this subject matter at the meeting and held by disinterested stockholders. Since each director and each executive officer is an interested party with respect to this matter, shares owned directly or indirectly by any director or executive officer may not be voted on this proposal although they will be counted for purposes of determining whether a quorum is present. Broker non-votes will not be treated as entitled to vote on this subject matter at the meeting. See "The Annual and Special Meeting--Record Date; Voting Rights" and "--Quorum; Vote Required for Adoption."

       PROXIES. Our board of directors is soliciting from you the accompanying proxy. You may grant a proxy to vote for or against the proposal to approve the Delaware domestication and each of the proposals related to the new Delaware corporation. For a proxy to be effective, our president must receive the proxy not later than 10:00 a.m. (San Diego time) on ______________, 1999, or by the close of business on the last business day before any adjournment of the annual and special meeting. Your properly executed proxy will determine how your common shares or Class A Series III Preferred Shares will be voted. You should be aware that, if you properly execute your proxy card without indicating how you want to vote, then your shares will be voted "FOR" the proposal to approve the Delaware domestication and each of the proposals related to the new Delaware corporation.

       You may revoke a proxy at any time before its exercise by following the proxy revocation instructions described under the section entitled "The Annual and Special Meeting--Proxies--Revocation." If your shares are held in the name of a bank, broker or other nominee, then you should follow the instructions provided by the bank, broker or other nominee on voting your shares and in revoking your previously voted shares. See "The Annual and Special Meeting--Proxies."

THE EXISTING ALBERTA CORPORATION

       TomaHawk Corporation currently is incorporated under the laws of the Province of Alberta, Canada. The existing Alberta corporation is the parent holding company of TomaHawk II, Inc., an Illinois corporation. TomaHawk II, Inc. provides document imaging and conversion services, engineering design and manufacturing services to both the U.S. federal government and commercial customers.

       The existing Alberta corporation manages its day-to-day activities from the principal executive offices of TomaHawk II, Inc., located at 8315 Century Park Court, Suite 200, San Diego, California 92123. Our telephone number is
(619) 874-7692, and our Internet address is http://www.tomahawk.com.

       TomaHawk Corporation is a small business issuer as defined by Regulation S-B under the Securities Act.

MORE DETAILS ABOUT THE DELAWARE DOMESTICATION

       BOARD OF DIRECTORS RECOMMENDATION. Our board of directors has approved unanimously the Delaware domestication and the proposals related to the new Delaware corporation, and recommends that you vote "FOR" the approval of the Delaware domestication and these other proposals.

       In determining to recommend the Delaware domestication, our board of directors consulted with the existing Alberta corporation's management, who reported to the directors on their consultation with our financial advisors and tax advisors, and considered various factors, including those described below under the sections entitled "--Reasons for the Delaware Domestication," "Proposal Five--Domestication into the State of Delaware--Certain United States Federal Income Tax Considerations" and "--Certain Canadian Federal Income Tax Considerations."

       REASONS FOR THE DELAWARE DOMESTICATION. Because the focus of our operations and business is in the United States, our board of directors believes that it is preferable to be governed by the laws of a state of the United States. In addition, our board of directors recommends the Delaware domestication for the following reasons:

          - Our board of directors believes that our current corporate structure is unnecessarily complicated, and that it is in our best interests to consolidate our corporate structure into one Delaware corporation. Alberta corporate law does not permit an Alberta corporation to merge with corporations incorporated outside of Alberta. The Delaware domestication will allow us to merge with TomaHawk II, Inc. in the future;

          - Our board of directors believes that we will gain a commercial advantage by domesticating into Delaware because certain potential customers may desire to work exclusively with U.S. companies;

          - Our board of directors believes that there is no business reason for our continued incorporation in Canada, given that we have no facilities, employees or operations in Canada, and most of our shareholders and customers are in the United States;

          - Our board of directors believes that by domesticating into Delaware, we will reduce our Canadian corporate tax and reporting obligations; and

          - The State of Delaware has adopted comprehensive, modern and flexible corporate laws, and its courts have developed considerable expertise in dealing with corporate issues, developing a substantial body of case law and establishing public policies with respect to Delaware corporations. Our board of directors therefore believes that domesticating into Delaware is in our best interests and the best interests of our shareholders.

See "Proposal Five--Domestication into the State of Delaware--Principal Reasons for the Delaware Domestication."

       CONDITIONS TO CONSUMMATION OF THE DELAWARE DOMESTICATION. Holders of 66 2/3% of the common shares and Class A Series III Preferred Shares, voting together as a single class, present or represented by proxy and voting at the annual and special meeting must approve the Delaware domestication. Our board of directors may choose, however, not to complete the Delaware domestication for any reason, including the following:

          - If the Delaware domestication results in an unreasonably high tax liability for the existing Alberta corporation (see "Proposal Five--Domestication into the State of Delaware--Tax Considerations--Canadian Federal Income Tax
               Considerations--Canadian Federal Income Tax Consequences to the Existing Alberta Corporation");

          - If a significant number of the shareholders exercise their right of dissent; or

          - If any other circumstance arises that convinces our board of directors that the Delaware domestication would not be in the best interests of our company and our shareholders.

       ONE-FOR-FIFTEEN COMMON SHARE CONSOLIDATION. If the shareholders approve the Delaware domestication, then, before completing the Delaware domestication, subject to approval by The Alberta Stock Exchange, we will effect a one-for-fifteen consolidation of the common shares and corresponding name change of the existing Alberta corporation whereby TomaHawk Corporation will be renamed TomaHawk Engineering, Inc. Our shareholders authorized this common share consolidation and name change on September 22, 1998.

       EFFECTIVE TIME OF THE DELAWARE DOMESTICATION. The Delaware domestication will become effective as soon as the appropriate Certificate of Domestication is filed with the Secretary of State of the State of Delaware. If the shareholders approve the Delaware domestication, then we intend to adjourn the annual and special meeting for a short period to enable us to file the necessary documents with the Secretary of State of the State of Delaware to effect the Delaware domestication.

       EXCHANGE OF SHARE CERTIFICATES. If the Delaware domestication is completed and you have not exercised your right of dissent, then your common shares automatically will convert into shares of common stock and your Class A Series III Preferred Shares automatically will convert into shares of Class A Preferred Stock of the new Delaware corporation at the effective time of the Delaware domestication. Following the Delaware domestication, we will issue to you certificates bearing the name of the new Delaware corporation upon your surrender to us of certificates representing the existing common shares and Class A Series III Preferred Shares for transfer or exchange. See "Proposal Five--Domestication into the State of Delaware--Exchange of Share Certificates."

COMPARISON OF RIGHTS OF SHAREHOLDERS

       The principal attributes of the common shares of the existing Alberta corporation and the common stock of the new Delaware corporation will be similar. However, certain differences exist concerning the rights of shareholders under Alberta corporate law and Delaware corporate law. In addition, certain differences exist among the existing Alberta corporation's articles of incorporation and bylaws and the new Delaware corporation's certificate of incorporation and bylaws. See "Proposal Five--Domestication into the State of Delaware--Corporate Governance Differences; Delaware and Alberta Law Comparisons."

TAX CONSIDERATIONS

       CANADIAN FEDERAL INCOME TAX CONSIDERATIONS. This section briefly summarizes the opinion of our Canadian tax advisors, the Ernst & Young LLP International member firm in Canada, regarding the Canadian federal income tax consequences of the Delaware domestication. YOU SHOULD CONSULT YOUR OWN TAX ADVISORS WITH RESPECT TO YOUR PARTICULAR CIRCUMSTANCES. See "Proposal Five--Domestication into the State of Delaware--Tax Considerations--Canadian Federal Income Tax Considerations."

       For Canadian federal income tax purposes, the existing Alberta corporation will be deemed to have disposed of all of its assets on the effective date of the Delaware domestication for an amount equal to the fair market value of these assets. If these deemed proceeds exceed the cost or adjusted cost base of the existing Alberta corporation's assets, then the excess, or three-fourths of the excess in the case of a capital property, will be included in income on that date. To the extent these amounts exceed any deductions otherwise available, then the existing Alberta corporation will incur a tax liability in Canada. In addition, the Delaware domestication will subject the existing Alberta corporation to a special exit tax on the difference between the aggregate fair market value of the assets and the aggregate of the liabilities and paid-up capital of the shares of the existing Alberta corporation immediately before the Delaware domestication is completed. See "Proposal Five--Domestication into the State of Delaware--Tax Considerations--Canadian Federal Income Tax Considerations--Canadian Federal Income Tax Consequences to the Existing Alberta Corporation."

       Your Canadian federal income tax consequences from the Delaware domestication will vary depending on whether you are an individual, corporation, resident or non-resident of Canada, and on whether or not you dissent with respect to the Delaware domestication. See "Proposal Five--Domestication into the State of Delaware--Tax Considerations--Canadian Federal Income Tax Considerations." If you do not dissent with respect to the Delaware domestication, then you generally will not be considered to have disposed of your common shares, and you should not have any immediate Canadian tax consequences. If you dissent with respect to the Delaware domestication and if you require the existing Alberta corporation to purchase for cash your common shares, then you generally will be considered to have received a dividend on the redemption of your common shares, and you may incur Canadian tax liability. See "Proposal Five--Domestication into the State of Delaware--Tax Considerations--Canadian Federal Income Tax Considerations."

       The one-for-fifteen consolidation of the common shares of the existing Alberta corporation will be considered a disposition for Canadian federal income tax purposes; however, the disposition occurs at your adjusted cost base, and, therefore, you will not recognize any capital gain or loss as a result of the consolidation. The consolidation will result in a proportional adjustment to the adjusted cost base of the reduced number of common shares held by each shareholder.

       U.S. FEDERAL INCOME TAX CONSIDERATIONS. This section briefly summarizes the opinion of our U.S. tax advisors, Ernst & Young LLP, regarding the U.S. federal income tax consequences of the Delaware domestication. This discussion does not address certain U.S. federal income tax consequences applicable to U.S. Shareholders that owned or own (directly or indirectly) 10% or more of the voting power of the existing Alberta corporation at any time during the five year period ending on the date that the Delaware domestication is completed. YOU SHOULD CONSULT YOUR OWN TAX ADVISORS WITH RESPECT TO YOUR PARTICULAR CIRCUMSTANCES. See "Proposal Five--Domestication into the State of Delaware--Tax Considerations--United States Federal Income Tax Considerations."

       The Delaware domestication will constitute a tax-free reorganization under the U.S. Internal Revenue Code of 1986. As a result, the existing Alberta corporation will not have any immediate U.S. federal tax consequences. See "Proposal Five--Domestication into the State of Delaware--Tax

Considerations--United States Federal Income Tax Considerations--U.S. Federal Income Tax Consequences to the Existing Alberta Corporation."

       Your U.S. tax consequences from the Delaware domestication will vary depending on whether you are a resident or non-resident of the United States, and on whether or not you dissent with respect to the Delaware domestication. See "Proposal Five--Domestication into the State of Delaware--Tax Considerations--United States Federal Income Tax Considerations." If you do not reside in the United States, and if you do not dissent with respect to the Delaware domestication, then you will not recognize any gain or loss from the Delaware domestication. If you do reside within the United States, then you likely will not recognize any gain or loss from the Delaware domestication. See "Proposal Five--Domestication into the State of Delaware--Tax Considerations--United States Federal Income Tax Considerations--Residents of the United States--Non-Dissenting Shareholders." If you are subject to U.S. federal income tax and if you dissent with respect to the Delaware domestication, then any cash that you receive in payment for your shares of the existing Alberta corporation will be treated as cash received to redeem your common shares. As a result, you may have to recognize capital gain or loss or ordinary income as a result of the Delaware domestication.

       The one-for-fifteen consolidation of the common shares will not be considered a disposition for U.S. tax purposes. You therefore will not realize any capital gain or loss as a result of the common share consolidation.

DISSENTER'S RIGHTS

       If you choose to vote against the Delaware domestication and the Delaware domestication is consummated, then, under Alberta corporate law, you may exercise dissenter's rights and have the existing Alberta corporation pay to you in cash the fair value of your common shares. IF YOU FAIL TO COMPLY STRICTLY WITH THE REQUIREMENTS OF THE BUSINESS CORPORATIONS ACT (ALBERTA), THEN YOU MAY LOSE YOUR RIGHT OF DISSENT. ACCORDINGLY, IF YOU WISH TO DEMAND DISSENTER'S RIGHTS, THEN WE URGE YOU TO READ CAREFULLY "PROPOSAL FIVE--DOMESTICATION INTO THE STATE OF DELAWARE--RIGHT OF DISSENT" AND THE COPY OF SECTION 184 OF THE BUSINESS CORPORATIONS ACT (ALBERTA) SHOWN IN APPENDIX I TO THIS PROXY STATEMENT AND INFORMATION CIRCULAR.

REGULATORY APPROVAL

       The existing Alberta corporation will apply to the Registrar of Corporations for the Province of Alberta for permission to domesticate our company into the State of Delaware. We must obtain this approval for the Delaware domestication to take place. We also must file a Certificate of Domestication with the Secretary of State of the State of Delaware. There are no other regulatory approvals necessary for consummation of the Delaware domestication.

SECURITY OWNERSHIP OF COMPANY MANAGEMENT

       As of May 31, 1999, the directors and executive officers of the existing Alberta corporation and its subsidiary TomaHawk II, Inc. beneficially owned common shares representing approximately 24.2% of the total outstanding common shares. See "Security Ownership of Certain Beneficial Owners and Management."

MARKET INFORMATION

       Our common shares are quoted on The Alberta Stock Exchange under the trading symbol "TKC." After the Delaware domestication is completed, our shares of common stock will be quoted on The

Alberta Stock Exchange under the trading symbol "THK." On May 31, 1999, the closing price of our common shares was Cdn. $0.20 (US $0.14).

       The following table sets forth the high and low closing prices of our common shares in Canadian dollars as reported by The Alberta Stock Exchange for the calendar period indicated. The high and low closing prices also are listed in U.S. dollars (based on the currency exchange rate on the date the listed price was reported on The Alberta Stock Exchange). The prices below represent prices between dealers, without adjustment for retail mark-ups, mark-downs or commissions, and may not reflect actual transactions.

                                                            CLOSING PRICES
                                   --------------------------------------------------------------------
                                              HIGH                                  LOW
                                   --------------------------------   ---------------------------------
        1999
        First Quarter                 Cdn. $0.35 (US $0.23)                 Cdn. $0.22 (US $0.15)

        1998
        Fourth Quarter                Cdn. $0.40 (US $0.26)                 Cdn. $0.25 (US $0.16)
        Third Quarter                 Cdn. $0.47 (US $0.31)                 Cdn. $0.28 (US $0.18)
        Second Quarter                Cdn. $0.56 (US $0.39)                 Cdn. $0.20 (US $0.14)
        First Quarter                 Cdn. $0.34 (US $0.24)                 Cdn. $0.23 (US $0.16)

        1997
        Fourth Quarter                Cdn. $0.30 (US $0.22)                 Cdn. $0.20 (US $0.14)
        Third Quarter                 Cdn. $0.34 (US $0.24)                 Cdn. $0.17 (US $0.12)
        Second Quarter                Cdn. $0.27 (US $0.19)                 Cdn. $0.16 (US $0.12)
        First Quarter                 Cdn. $0.35 (US $0.26)                 Cdn. $0.21 (US $0.15)

       The existing Alberta corporation has never declared a cash dividend on its common shares.

                                     RISK FACTORS

       You should evaluate carefully all of the information contained and incorporated by reference in this Proxy Statement and Information Circular and, in particular, the following risk factors. References below to the existing Alberta corporation include its subsidiary, TomaHawk II, Inc.

RISK FACTORS RELATING TO THE DELAWARE DOMESTICATION

       WE MAY BE SUBJECT TO CANADIAN FEDERAL INCOME TAX LIABILITY AS A RESULT OF THE DELAWARE DOMESTICATION.

       Upon the completion of the Delaware domestication, the existing Alberta corporation will be deemed under Canadian tax law to dispose of all of its assets for an amount equal to the fair market value of these assets on the effective date of the Delaware domestication. If the deemed proceeds exceed the cost or adjusted cost base of the existing Alberta corporation's assets on that date, then the existing Alberta corporation will be required to include the excess, or three-quarters of the excess in the case of capital property, as income for Canadian tax purposes. To the extent that the amount included in income is not offset by available deductions, it will be subject to Canadian tax at an effective rate of 39%. In addition, completing the Delaware domestication will require us to pay a special 5% exit tax on the difference between the aggregate fair market value of our assets and the aggregate amount of our liabilities immediately before the Delaware domestication is completed and the paid-up capital of the common shares. We have not applied to the Canadian tax authorities for a ruling on these matters. We anticipate that we will owe a certain amount of Canadian federal taxes based on certain valuations and positions. However, the Canadian federal tax authorities might not accept our valuations or positions and could claim that we owe additional taxes as a result of this transaction. See "Proposal Five--Domestication into the State of Delaware--Tax Considerations--Canadian Federal Income Tax Considerations."

       HOLDERS OF COMMON SHARES IN CANADIAN REGISTERED RETIREMENT SAVINGS PLANS MAY BE SUBJECT TO CANADIAN FEDERAL INCOME TAX LIABILITY.

       If the Delaware domestication is completed, then the new Delaware corporation's shares will constitute "foreign property" for purposes of deferred income plans such as registered retirement savings plans. The conversion of the common shares to "foreign property" may cause certain deferred income plans holding common shares to exceed their foreign property limits. If the Delaware domestication causes your registered retirement savings plan to exceed its foreign property limit, then your registered retirement savings plan may be subject to certain penalties assessed by the Canadian Department of National Revenue, Customs, Excise and Taxation, and you may be forced to sell all or a portion of your shares of the new Delaware corporation. We cannot guarantee the price that you will receive from these sales. See "Proposal Five--Domestication into the State of Delaware--Tax Considerations--Canadian Federal Income Tax Considerations--Residents of Canada--Non-Dissenting Shareholders."

       THE DELAWARE DOMESTICATION WILL AFFECT YOUR RIGHTS AS A SHAREHOLDER.

       After the Delaware domestication, you will become a stockholder of the new Delaware corporation. Currently, we are incorporated in Alberta, Canada and governed by Alberta corporate law and our current articles of incorporation and bylaws. After the Delaware domestication, we will be incorporated in the State of Delaware, U.S.A. and governed by Delaware corporate law and a new certificate of incorporation and bylaws. There are certain differences in corporate law and shareholder rights between the two jurisdictions that could affect adversely the rights that you currently enjoy as a shareholder of the existing Alberta corporation. These differences are summarized below, but you should read the section "Proposal Five--Domestication into the State of Delaware--Corporate Governance Differences; Delaware and Alberta Law Comparisons" for a more complete description of these differences:

          - CERTAIN PROVISIONS OF DELAWARE CORPORATE LAW MAY DETER TAKEOVER ATTEMPTS. Delaware corporate law prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years from the time when the person became an interested stockholder unless certain conditions are met. This prohibition could delay or make more difficult a merger, tender offer or proxy contest involving the new Delaware corporation, and could limit the price that certain investors might be willing to pay in the future for shares of the new Delaware corporation's common stock. There is no comparable provision under Alberta corporate law. See "Description of Capital Stock--Change of Control Provisions."

          - UNDER DELAWARE CORPORATE LAW, CERTAIN EXTRAORDINARY TRANSACTIONS REQUIRE THE APPROVAL OF ONLY A SIMPLE MAJORITY OF STOCKHOLDERS. Alberta corporate law requires that certain extraordinary transactions, such as mergers, sales of substantially all of a corporation's assets or change in a corporation's domicile, be approved by a two-thirds majority of the shares voting at a shareholders meeting. The simple majority vote requirement in Delaware could allow a group of stockholders to more easily approve a transaction to the detriment of minority stockholders. See "Proposal Five--Domestication into the State of Delaware--Corporate Governance Differences; Delaware and Alberta Law Comparisons--Required Approvals of Shareholders."

          - DISSENTER'S RIGHTS PROVIDED BY DELAWARE CORPORATE LAW ARE NOT AS EXTENSIVE AS THOSE PROVIDED BY ALBERTA CORPORATE LAW, GIVEN THAT THEY APPLY TO A NARROWER RANGE OF CORPORATE ACTION. Although the certificate of incorporation of the new Delaware corporation will expand dissenter's rights to mirror those provided by Alberta corporate law, the certificate of incorporation could be amended in the future to eliminate these additional dissenter's rights. By approving the Delaware domestication, you may therefore agree to forego certain dissenter's rights available to you under Alberta corporate law. See "Proposal Five--Domestication into the State of Delaware--Corporate Governance Differences; Delaware and Alberta Law Comparisons--Minority (Dissenter's) Rights."

       CERTAIN PROPOSED PROVISIONS OF THE NEW DELAWARE CORPORATION'S CERTIFICATE OF INCORPORATION AND BYLAWS MAY DETER TAKEOVER ATTEMPTS.

       The proposed amendments described in Proposals Six through Nine could delay, defer or prevent a change in control of the new Delaware corporation and could limit the price that certain investors might be willing to pay in the future for shares of the new Delaware corporation's common stock. If approved, these proposed amendments will:

          - require advance stockholder notice to nominate directors and raise matters at the annual stockholders meeting;

          - prohibit stockholders from calling special meetings of stockholders;

          - eliminate the right of stockholders to act by written consent without a meeting; and

          - increase the percentage vote needed to amend the new Delaware corporation's certificate of incorporation and bylaws.

       For a more complete description of these amendments and their potential anti-takeover effects, see "Proposal Five--Domestication into the State of Delaware--Corporate Governance Differences, Delaware and Alberta Law Comparisons--Anti-Takeover Effects," Proposals Six through Nine and "Description of Capital Stock--Change of Control Provisions."

RISK FACTORS RELATING TO OUR CONTINUING OPERATIONS

       If the Delaware domestication is completed, then the following risk factors will continue to apply to the new Delaware corporation:

       OUR LIMITED WORKING CAPITAL MAY PREVENT US FROM CONTINUING AS A GOING CONCERN.

       Our independent auditor's report on our December 31, 1998 financial statements contains an explanatory paragraph which indicates that there is substantial doubt as to our ability to continue as a going concern. As of March 31, 1999, we had a working capital deficit of $2.1 million and an accumulated deficit of $11.3 million since our inception. We had losses of $1.6 million for the year ended December 31, 1998, and $859,000 for the quarter ended March 31, 1999, and expect our losses to continue. Our available cash and future earnings may not be sufficient to fund our operations and successfully implement our business plan. We expect that we will need to obtain additional financing to continue operations, but we might not be able to raise additional capital on favorable terms, if at all. Unless we generate consistent positive cash flows from operations for the immediate and foreseeable future, we may be required to cease or substantially reduce our operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

       WE WILL REQUIRE ADDITIONAL FINANCING TO CONTINUE OPERATING OUR BUSINESS.


       We have limited cash resources and expect that we will need to obtain additional debt and/or equity financing to continue operations. As of March 31, 1999 we had a negative working capital balance of $2.1 million, and the report of our independent auditors for the year ended December 31, 1998 included a qualification relating to our ability to continue as a going concern. (See "--Our limited working capital may prevent us from continuing as a going concern.") However, we might not be able to raise additional funds on favorable terms, if at all, and any funds that we can raise may not be sufficient to allow us to continue operations long enough to become profitable. If we cannot raise additional capital, then our ability to continue our operations may be seriously impaired. The operation and expansion of our precision machining, in particular, require considerable capital expenditures. We have relied heavily on our working capital line of credit to fund continuing operations, and expect to continue to utilize this line of credit to the extent that cash flow does not meet our working capital requirements. However, we are currently unable to utilize this line of credit because as of March 31, 1999, the balance outstanding exceeded the amount available for borrowing based on our eligible accounts receivable by $169,000. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

       WE DEPEND ON CONTRACTS FUNDED BY THE U.S. GOVERNMENT TO PROVIDE THE MAJORITY OF OUR REVENUES.

       Approximately 69.0% of our total revenues in fiscal year 1998 and 53.6% of our total revenues in 1997, respectively, resulted from document conversion contracts or subcontracts funded by the U.S. Department of Defense. Accordingly, changes in government contracting policies or the U.S. Department of Defense's funding levels or priorities may affect materially and adversely our future revenues. Although we are trying to diversify into commercial markets, we believe that we will continue to depend on our ability to participate in government contract programs in the future. Among the factors that could affect materially and adversely our government contracting business are:

          - changes in government funding priorities away from document conversion;

          -    changes in government procurement practices and policies; and

          -    technological developments that make our services obsolete.

 See "Business--ADCS Program and Government Contracts."

       OUR REVENUES FLUCTUATE BASED ON THE U.S. GOVERNMENT'S SPENDING CYCLE.

       Our revenues from government funded contracts and subcontracts can fluctuate significantly from quarter to quarter. These fluctuations in the government's spending cycle could affect materially and adversely our quarterly performance and the price of our stock, depending on:

          - the timing and amount of Congressional appropriations to the Automated Document Conversion Systems program (see
               "Business--ADCS Program and Government Contracts");

          - variances between anticipated budgets and Congressional appropriations;

          - the timing and amount of allocations and contracts by each of the armed services;

          -    the release of funds for awarded projects;

          -    any delay in accumulating the documents to be converted; and

          - any changes in policy or budgetary measures that adversely affect government contracts in general.

       In addition, these fluctuations could increase significantly from disruptions in the U.S. Department of Defense's contracting operations due to year 2000 compliance problems. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Compliance--Year 2000 Readiness of our Suppliers and Customers."

       WE HAVE EXPERIENCED SIGNIFICANT FLUCTUATIONS IN OUR OPERATING RESULTS.

       Our revenues, particularly those from contracts funded by the U.S. Department of Defense, have been subject to significant fluctuations, and we expect these fluctuations to continue. Our commercial backlog and new commercial contracts currently do not provide enough revenues to offset the effects of the fluctuation in government funded revenues on our operating results. In addition, delays in the initiation of new commercial document conversion projects may aggravate these fluctuations. Although we have begun to concentrate more of our sales and marketing efforts in the commercial sector, these efforts have not yet increased substantially our percentage of revenues derived from private sector customers. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

       THE U.S. GOVERNMENT CAN GENERALLY TERMINATE, WITHOUT PENALTY, THE CONTRACTS THAT PROVIDE THE MAJORITY OF OUR REVENUES.

       Government contracts awarded to us typically contain provisions that permit the government customer to terminate the contract on short notice, with or without cause. In addition, government agencies generally are not obligated to renew contracts after the completion of the initial period of performance. The unexpected termination of or our inability to renew one or more significant contracts could result in severe revenue shortfalls, which, without corresponding reductions in expenses, could negatively affect our financial condition.

       WE CANNOT GUARANTEE THAT WE WILL CONTINUE TO SUCCESSFULLY OBTAIN CONTRACTS THROUGH THE U.S. GOVERNMENT'S BIDDING PROCESS.

       To obtain contracts from U.S. government agencies, we frequently need to participate in a competitive bidding process. We may not obtain a sufficient number of contracts through the competitive bidding process to allow us to become profitable. To succeed in this competitive bidding process, we must estimate a cost structure for servicing the proposed contract, the time required to establish operations and the likely terms of the proposals submitted by competitors. We must assemble and submit a large volume of information on a rigid timetable set by the awarding agency. Our proposal must be competitive with other bids, but allow us to earn a profit on the services that we perform. Upon expiration of the initial period of performance, contracts may be subjected to a competitive re-bidding process. Our ability to respond successfully to the competitive bidding process in the future will have an important impact on our ability to obtain new contracts in the future.

       WE MAY NOT ATTRACT, MOTIVATE AND RETAIN KEY EXECUTIVES AND EMPLOYEES.

       Our success depends in large part on the continued service of our key technical, marketing, sales and management personnel, and our ability to continue to attract, motivate and retain highly qualified employees. These personnel are in short supply, and the competition for their services is intense. This shortage is especially true for design engineers, numerical control programmers and experienced "Auto-CAD" drafters, which are critical to our engineering and manufacturing services. With the exception of Steven M. Caira, our president and chief executive officer, who has agreed to the terms of an employment agreement, none of our key personnel has entered into employment contracts. The loss of the services of key personnel or our failure to attract additional qualified employees could materially and adversely affect our ability to deliver services to our customers in a timely manner, if at all. In addition, we have obtained contracts from certain customers due to relationships between these customers and certain key personnel. These customers may not continue to utilize our services at historical levels, if at all, if we lose any these employees.

       WE MAY NOT RETAIN THE CONSULTANT THAT COORDINATES OUR MARKETING EFFORTS DIRECTED AT THE U.S. GOVERNMENT.

       We have engaged marketing consultants to establish and maintain relationships with members of Congress and government agencies and to identify and pursue potential projects. We currently retain an outside federal marketing consulting firm to coordinate our government marketing efforts. In 1998, certain principals at this consulting firm played key roles in helping us acquire contracts and subcontracts funded by the U.S. Department of Defense that provided 69.0% of our total revenues. We currently do not have a written contract with this consulting firm, which might not continue to provide its marketing services to us. Our failure to continue to retain this consulting firm could affect materially and adversely our ability to obtain contracts funded by the U.S. government. See "Certain Relationships and Related Transactions--Consulting Arrangement with Capstone National Partners, LLC" and "Business--Sales and Marketing."

       OUR PRIVATE SECTOR REVENUES ARE HIGHLY VULNERABLE TO CHANGES IN SPENDING PRIORITIES IN THE DEFENSE AND AEROSPACE INDUSTRIES.

       We primarily derive our commercial revenues from a relatively small number of customers in the aerospace and defense industries. Changes in the business conditions or the spending priorities of these industries in general or these customers in particular could cause a material reduction in demand for our services. In addition, delays in the initiation of new document conversion projects could adversely affect our quarterly operating results. We may not be able to maintain long-term relationships with our significant commercial customers, and we also may not be able to expand our customer base to different industries. Downturns in the aerospace or defense industries therefore could affect negatively our business and our ability to generate future revenues. See "Business--Customers."

       WE DERIVE A SUBSTANTIAL PORTION OF OUR REVENUES FROM SHORT-TERM
CONTRACTS.

       We derive a significant amount of our revenues from services provided under short-term purchase orders in response to customer requests or on a project-by-project basis. In addition, customers generally can terminate our orders at any time without penalty. We anticipate that we will continue to derive a significant amount of our revenues from these short-term purchase orders. However, existing clients may not continue to use our services at historical levels, if at all. Furthermore, we may not be able to obtain new contracts, and existing or future contracts may be terminated before we have fully completed the orders.

       FIXED PRICE CONTRACTS MAY ADVERSELY AFFECT OUR PROFITABILITY.

       A substantial portion of our service contracts are fixed price contracts. Consequently, regardless of how much time or how many resources we devote to a contract, our customer pays a fixed price that has been agreed upon ahead of time. Failure to anticipate technical problems, to estimate costs accurately, or to control costs during performance of a fixed price contract may reduce our profit or cause a loss. We might not achieve the profitability we expect under our fixed price contracts, and may in fact incur losses on fixed price contracts in the future.

       WE MAY NOT MANAGE EFFECTIVELY THE CHALLENGES PRESENTED BY OUR RAPID
GROWTH.

       We currently are experiencing a period of rapid growth that has placed significant and increasing demands on our management and operational, technical, financial and other resources. This growth has:

          - increased our funding requirements for working capital and capital expenditures;

          -    caused us to expand our efforts to recruit qualified personnel;

          - forced us to expand our operational capacity and to operate at or near peak capacity; and

          -    caused us to increase our expenditures on quality control.

We may not address successfully the demands caused by our rapid growth.

       WE FACE POTENTIAL COMPETITION FROM THE IN-HOUSE CAPABILITIES OF CERTAIN CUSTOMERS.

       A significant source of our potential competition comes from the in-house capabilities of our target customer base. Many of our customers include large national or multinational companies that have sufficient financial resources to develop or expand their in-house capabilities. These businesses may:

          - stop outsourcing their engineering services and document imaging and conversion needs;

          -    move in-house the services that they currently outsource; or

          - develop existing in-house capabilities into a competitive service business.

We might not compete successfully against current or future competitors, and competitive pressures may affect negatively our ability to obtain new contracts in the future.

       WE FACE POTENTIAL COMPETITION FROM NEW DOCUMENT CONVERSION OUTSOURCING BUSINESSES BECAUSE OF THE RELATIVELY LOW COSTS OF ENTRY.

       Our document conversion services accounted for approximately 77.1% of our revenues in 1998. Although there are currently relatively few document conversion outsourcing businesses competing with us, the capital equipment requirements for starting a document conversion business are relatively low. In addition, document conversion software is commercially available. Potential competitors, including companies with greater financial, technical and marketing resources, therefore may enter or increase their focus on document conversion services. The entry of competitors in the document conversion business or in our other business segments could prevent us from obtaining new contracts in the future.

       OUR ENGINEERING AND PRECISION MACHINING SERVICES MAY EXPOSE US TO PRODUCT LIABILITY.

       We provide engineering and precision machining services to produce parts and tools used to fabricate or maintain our customers' products. If we produce a part or a tool, or provide services relating to a part or tool, that is in any way defective, we may be exposed to substantial liabilities. For example, the failure of an airframe, aircraft engine or other aircraft part incorporating parts that we manufactured, or that was serviced or manufactured by a tool that we designed and/or manufactured, could result in material claims against us. Although we have instituted quality control procedures that we believe produce parts and tools of the highest quality, we may become subject to future proceedings alleging defects in our parts and/or tools. We maintain insurance to protect against claims associated with our design and numerical control programming services, and are in the process of acquiring insurance coverage to protect against claims relating to our manufacture of parts or tools for our customers. We might not be able to obtain insurance coverage for product liability claims at commercially reasonable rates, and any insurance that we do obtain might be insufficient to cover any claims that might arise. Even unsuccessful claims could force us to incur significant litigation costs and divert our management's attention from our business. See "Business--Services--Engineering and Manufacturing Services."

       CERTAIN OF OUR SERVICES UTILIZE PROCESSES AND SOFTWARE THAT MAY NOT BE PROTECTED BY TRADE SECRET LAWS.

       We regard certain of our processes and software as proprietary and rely primarily on trade secret laws and employee and third-party nondisclosure agreements to protect our proprietary rights. However, one or more of our employees may leave and attempt to utilize our proprietary processes to compete against us. In addition, although we have one patent pending relating to a proprietary process for the conversion of certain types of design drawings, much of the technology that we use in providing services is not proprietary and could be utilized by our competitors. This situation is particularly true for our document conversion business, which accounted for approximately 77.1% of our revenues in 1998. Our competitors may develop independently or utilize existing technologies to offer services that are substantially equivalent or superior to the services that we offer.

       CERTAIN OF OUR SERVICES DEPEND ON TECHNOLOGY LICENSED FROM THIRD
PARTIES.

       Many of our services utilize software or other intellectual property licensed from third parties. We may have to seek new or renew existing licenses in the future. The inability to obtain certain licenses or other rights on favorable terms, or the need to engage in litigation over these licenses or rights, could harm seriously our ability to provide services to our customers.

       NEW TECHNOLOGIES COULD RENDER CERTAIN OF OUR SERVICES OBSOLETE OR UNMARKETABLE.

       Our document conversion services, which accounted for approximately
77.1% of our revenues during 1998, could become obsolete by the development of improved commercially available software that is capable of converting documents to computer aided design ("CAD") ready computer files. Our failure to develop and introduce enhancements in existing services and new services in a timely and cost-effective manner in response to changing technologies or customer requirements could affect materially and adversely our ability to obtain new contracts from new or existing customers.

       OUR OFFICERS, DIRECTORS AND SIGNIFICANT SHAREHOLDERS HAVE THE POWER TO INFLUENCE THE ELECTION OF DIRECTORS AND THE PASSAGE OF SHAREHOLDER PROPOSALS BECAUSE THEY COLLECTIVELY HOLD A SUBSTANTIAL NUMBER OF COMMON SHARES.

       As of May 31, 1999, our executive officers and directors and the executive officers and directors of our subsidiary, TomaHawk II, Inc., beneficially owned 24.2% of the total outstanding common shares. If the Delaware domestication is approved, then they will own approximately 24.2% of the total issued and outstanding shares of common stock of the new Delaware corporation. Accordingly, our executive officers and directors and their affiliates may influence the election of directors and corporate actions requiring stockholder approval. This concentration of ownership could limit the price that certain investors might be willing to pay in the future for shares of common stock, and could make it more difficult for a third party to acquire, or discourage a third party from attempting to acquire, control of the new Delaware corporation. See "Security Ownership of Certain Beneficial Owners and Management."

       WE MAY BE SUBJECT TO LIABILITY FOR UNAUTHORIZED DISCLOSURES OF CONFIDENTIAL INFORMATION.

       Our customers sometimes provide documents containing confidential and other sensitive information to us in connection with our performance of certain services. Although we have established procedures intended to prevent any unauthorized disclosure of this information, we might be found liable for any unauthorized disclosure.

       OUR COMMON SHARES MAY BE SUBJECT TO WIDE FLUCTUATIONS IN VALUE AND LIMITED TRADING VOLUME.

       Our common shares are quoted on The Alberta Stock Exchange. If the Delaware domestication occurs, then the new Delaware corporation's common stock will continue to be listed on The Alberta Stock Exchange. Based upon the historical performance of our common shares, we anticipate that the share price of the common stock may be subject to wide fluctuations because of limited trading volume, quarterly variations in operating results, changes in earnings announcements of contract awards and technological developments by us or by our competitors, general market conditions or other events largely outside of our control. These fluctuations may be disproportionate or unrelated to our operating performance. These broad market fluctuations, general economic conditions or other factors outside our control may affect adversely the market price for the new Delaware corporation's stock. See "Market for the Existing Alberta Corporation's Common Equity and Related Shareholder Matters--Market Price Information."

       OUR SHARES OF COMMON STOCK WILL BE CONSIDERED "PENNY STOCK" AND THEREFORE SUBJECT TO ADDITIONAL SEC REGULATIONS, WHICH MAY MAKE IT MORE DIFFICULT TO SELL THESE SHARES.

       By filing this Proxy Statement and Information Circular with the SEC, we will be registering each of our outstanding shares of common stock, and will therefore become a reporting company under the Securities Exchange Act. Because of the price and certain other characteristics of the shares of common stock, upon the completion of the Delaware domestication, our shares of common stock will be classified as "penny stock" as defined in the Securities Exchange Act. Accordingly, the new Delaware corporation's common stock will be subject to the penny stock rules adopted by the SEC under the Securities Exchange Act. The penny stock rules generally impose additional sales practice and disclosure requirements upon broker-dealers who sell our securities to persons other than certain "accredited investors" or in transactions not recommended by the broker-dealer. Accredited investors generally are institutions with assets greater than US $5,000,000 or individuals with net worth greater than US $1,000,000 or annual incomes exceeding US $200,000, or US $300,000 jointly with their spouse. For transactions covered by the penny stock rules, the broker-dealer must make a suitability determination for each purchaser and receive the purchaser's written agreement prior to the sale. In addition, the broker-dealer must make certain mandated disclosures in penny stock transactions, including the actual sale or purchase price and actual bid and offer quotation, and the compensation to be received by the broker-dealer and certain associated persons, and deliver certain disclosures required by the SEC. Consequently, you may find it more difficult to dispose of or obtain accurate quotations of the share price of the new Delaware corporation's common stock. For example, before effecting the transaction, broker-dealers selling these securities must provide their customers with a document that discloses the risks of investing in these securities. Furthermore, if the person purchasing the securities is someone other than an accredited investor or an established customer of the broker-dealer, then the broker-dealer also must approve the potential customer's account by obtaining information concerning the customer's financial situation, investment experience and investment objectives. The broker-dealer also must determine whether the transaction is suitable for the customer and whether the customer has sufficient knowledge and experience in financial matters to be reasonably expected to be capable of evaluating the risk of transactions in these securities. Accordingly, the SEC's rules may limit the number of potential purchasers of the shares of the new Delaware corporation's common stock. Moreover, various state securities laws impose restrictions on transferring penny stocks, which may impair your ability to sell shares of the new Delaware corporation's common stock.

       FUTURE SALES OF OUR COMMON STOCK IN THE PUBLIC MARKET MAY AFFECT ADVERSELY THE PRICE OF OUR COMMON STOCK AND OUR ABILITY TO RAISE ADDITIONAL FUNDS THROUGH EQUITY ISSUANCES.

       The sale of substantial amounts of common stock in the public market (or the prospect of these sales) or the sale or issuance of convertible securities or warrants could affect adversely the market price of our common stock. By filing this Proxy Statement and Information Circular with the SEC, we will be registering each of our outstanding shares of common stock. Accordingly, substantially all of the issued and outstanding shares of common stock will be freely tradable once the registration statement is effective, including approximately 39,650,600 shares of common stock received in exchange for common shares that are currently subject to certain U.S. trading restrictions. In addition, as of May 31, 1999, we had outstanding options to purchase 7,330,570 common shares and debt convertible into 1,474,565 common shares. We also have outstanding 750,000 shares of Class A Series III Preferred Shares, which potentially are convertible into 7,500,000 common shares upon our achievement of certain financial milestones. See "Description of Capital Stock."

       WE DO NOT PAY DIVIDENDS ON OUR COMMON SHARES.

       We have never paid cash dividends on our common shares. Our current policy is to retain earnings, if any, to finance the anticipated growth of our business. Our board of directors will determine whether to pay any dividends, depending upon our operating results, financial condition, capital requirements, general business conditions and other factors that our board of directors deems relevant. We may procure credit from third parties for additional capital for expansion and business development activities. Any credit facility that we procure may limit or restrict our ability to pay cash dividends under certain circumstances. If the Delaware domestication is approved, then our dividend policy likely will remain the same.

       YOUR INVESTMENT IN OUR COMMON STOCK IS SUBJECT TO CURRENCY EXCHANGE RATE RISK.

       Our common shares are traded in Canadian dollars. If the Delaware domestication is completed, then the new Delaware corporation's common stock will continue to be traded in Canadian dollars. Fluctuations in exchange rates may affect materially and adversely your return on investment in the common stock. These fluctuations may have a material adverse effect on the value in U.S. dollars of an investment in the new Delaware corporation's common stock.

       WE MAY BE EXPOSED TO UNANTICIPATED YEAR 2000 PROBLEMS.

       We use a significant number of computer software programs and operating systems in our internal operations. To the extent that these software applications contain a source code that is unable to interpret appropriately the upcoming calendar year 2000, some level of modification or even possible replacement of source code or applications will be necessary. We currently are modifying, replacing and/or upgrading our computer software programs and operating systems, as necessary, to make them year 2000 compliant and we intend to complete our year 2000 compliance program in the fourth quarter of 1999. We anticipate that our expenditures for year 2000 compliance will not be significant. However, we may incur unanticipated costs or systems interruptions that could have a material adverse effect on our financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Compliance--Internal Year 2000 Readiness."

       WE MAY BE EXPOSED TO OUR CUSTOMERS' YEAR 2000 PROBLEMS.

       The failure by our customers to be year 2000 compliant may have a material adverse effect on our ability to obtain new contracts or receive payments from noncompliant customers. To the extent that our customers devote significant resources to making their information systems year 2000 compliant, they may be compelled to reduce their expenditures on our services. Because of the revenues we derive from contracts funded by the U.S. Department of Defense, we are especially vulnerable to any year 2000 related disruptions to the U.S. government's contracting operations. According to published reports, which we have not verified, the U.S. government may not be fully year 2000 compliant on a timely basis. This noncompliance could delay the issuance of new contracts or payment of funds to us. In addition, our customers also may reduce their expenditures on our services to the extent they suffer a reduction in earnings from their customers' year 2000 problems.

       WE MAY BE EXPOSED TO OUR SUPPLIERS' YEAR 2000 PROBLEMS.

       Certain of our services depend on the timely delivery of supplies. To the extent that our vendors experience year 2000 compliance problems, our ability to timely provide machined products to our customers may be affected adversely. Delays in product deliveries could affect materially and adversely our ability to obtain new orders from these customers. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Compliance--Year 2000 Readiness of our Suppliers and Customers."

                           THE ANNUAL AND SPECIAL MEETING

       This Proxy Statement and Information Circular constitutes a prospectus of TomaHawk Corporation and a proxy statement in connection with the solicitation of proxies for use at the annual and special meeting of TomaHawk Corporation's shareholders. Unless otherwise indicated or the context otherwise requires, references to "the existing Alberta corporation" or the "new Delaware corporation" will include its subsidiary, TomaHawk II, Inc.

PROPOSALS TO BE VOTED ON AT THE ANNUAL AND SPECIAL MEETING

       An annual and special meeting of TomaHawk Corporation's shareholders will be held on ______________, 1999 at 8315 Century Park Court, Suite 200, San Diego, California at 10:00 a.m., local time, to:

          - receive and consider our consolidated financial statements for the year ended December 31, 1998 and the auditors' report thereon; and

          -    consider and vote on the following proposals:

               1. To fix the number of directors to be elected at the annual and special meeting at four;

               2.   To elect four directors;

               3. To appoint the independent auditors of TomaHawk Corporation and to authorize our directors to fix their remuneration as our independent auditors;

               4. To consider, and, if deemed advisable by our shareholders, to pass an ordinary resolution authorizing the issuance, in one or more private placements, of a number of securities that could result in TomaHawk Corporation issuing, during the next 12 months, a number of securities that exceeds 25% but is not greater than 100% of the issued and outstanding securities, subject to the restrictions described in this Proxy Statement and Information Circular;

               5. To approve TomaHawk Corporation's change in jurisdiction of incorporation from the Province of Alberta, Canada to the State of Delaware, U.S.A. and to make certain other amendments to our articles of incorporation and bylaws regarding the domestication into Delaware. See "Proposal Five--Domestication into the State of Delaware."

       If the domestication into Delaware is approved, then we will adjourn the annual and special meeting, effect a one-for-fifteen consolidation of the common shares, and complete the Delaware domestication. After we have completed the Delaware domestication, we will reconvene the annual and special meeting, and request that you vote on the following five proposals relating to the new Delaware corporation:

               6. To require advance notice of stockholder nominations and proposals;

               7. To prevent the stockholders from calling special meetings of the stockholders;

               8.   To prohibit stockholder action by written consent;

               9. To require a supermajority vote to amend certain provisions of the new Delaware corporation's certificate of incorporation and bylaws; and

               10. To approve the adoption of a form indemnification agreement for the new Delaware corporation's directors and executive officers.

       We do not know of any other matters that likely will be brought before the annual and special meeting. However, if any other matters properly come before the annual and special meeting, then the persons named in the enclosed proxy will vote the proxy in accordance with their best judgment on these matters.

       Our board of directors has unanimously approved, and recommends that shareholders vote "FOR," each of the above listed proposals.

RECORD DATE; VOTING RIGHTS

       Only shareholders of record at the close of business on _________________, 1999, also known as the record date, will be entitled to notice of and to vote, or to grant proxies to vote, at the annual and special meeting. Each shareholder of record on the record date will be entitled to one vote for each common share, and, with respect to Proposal Five, to one vote for each Class A Series III Preferred Share, that he holds on the record date. The holders of common shares and Class A Series III Preferred Shares will vote on Proposal Five as a single class. HOLDERS OF CLASS A SERIES III PREFERRED SHARES WILL NOT VOTE ON PROPOSALS ONE THROUGH FOUR AND SIX THROUGH NINE.

       We will prepare a list of shareholders showing the number of common shares and Class A Series III Preferred Shares owned by each shareholder as of the record date. A shareholder named in the list will be entitled to one vote for each common share (and, with respect to Proposal Five, to one vote for each Class A Series III Preferred Share) shown opposite his name. If the shareholder transferred any shares after the completion of this list, then the person receiving the shares is entitled to vote the shares only if he establishes to us that he owns the shares and demands that his name be included in the list of shareholders eligible to vote at the annual and special meeting. The recipient must make this demand no later than ten days before the annual and special meeting.

       The vote of any shareholder who is represented at the annual and special meeting by proxy will be cast as specified by the proxy or, if no vote is specified, the vote will be cast "FOR" each of the above listed proposals. Any shareholder of record who is present at the annual and special meeting in person will be entitled to vote at the annual and special meeting regardless of whether the shareholder has previously granted a proxy.

QUORUM; VOTE REQUIRED FOR ADOPTION

       A quorum for the transaction of business at the annual and special meeting will occur if at least two individuals appear at the annual and special meeting in person or by proxy holding or representing at least twenty percent (20%) of the issued and outstanding common shares and Class A Series III Preferred Shares entitled to vote at the annual and special meeting.

       On all matters that may come before the annual and special meeting, shareholders of the existing Alberta corporation on the record date are entitled to one vote for each common share held of record.

       Proposals One through Four require the affirmative votes of the holders of a majority of the shares of common stock represented and voting at the annual and special meeting. HOLDERS OF CLASS A SERIES III PREFERRED SHARES WILL NOT VOTE ON PROPOSALS ONE THROUGH FOUR. Broker non-votes will not be treated as entitled to vote on these proposals at the meeting.

       On Proposal Five, shareholders are also entitled to one vote for each Class A Series III Preferred Share held of record. Approval of this proposal requires the affirmative votes of holders of not less than two-thirds of the common shares and Class A Series III Preferred Shares, voting as a single class, represented and voting at the annual and special meeting. Abstentions and broker "non-votes" will not be counted as present for purposes of obtaining a quorum and will not be counted in determining whether Proposal Five passes.

       Proposals Six through Nine require the affirmative votes of the holders of a majority of the shares of common stock represented and voting at the annual and special meeting. HOLDERS OF CLASS A SERIES III PREFERRED SHARES WILL NOT VOTE ON PROPOSALS SIX THROUGH NINE. Abstentions and broker "non-votes" will be counted as present for purposes of obtaining a quorum but will not be treated as votes in favor of the proposals. Accordingly, abstentions and broker "non-votes" will have the effect of votes against Proposals Six through Nine.

       Approval of Proposal Ten requires the affirmative vote of a majority of the common shares present or represented by proxy and entitled to vote on this subject matter at the meeting and held by disinterested stockholders. HOLDERS OF CLASS A SERIES III PREFERRED SHARES WILL NOT VOTE ON PROPOSAL TEN. Since each director and each executive officer is an interested party with respect to this matter, shares owned directly or indirectly by any director or executive officer may not be voted on this proposal although they will be counted for purposes of determining whether a quorum is present. Broker non-votes will not be treated as entitled to vote on this proposal at the meeting.

       As of the record date, there were _________ common shares and _________ Class A Series III Preferred Shares outstanding. In addition, as of the record date, our directors and executive officers and the directors and executive officers of our subsidiary TomaHawk II, Inc. beneficially owned, in the aggregate, __________ common shares, which is approximately _____% of the shares entitled to vote at the annual and special meeting. They have indicated their intention to vote those shares in favor of the proposal to approve the Delaware domestication and the other five proposals.

PROXIES

       GENERAL. Each holder of our common shares and Class A Series III Preferred Shares as of the record date will receive the accompanying proxy. Shareholders may grant a proxy to vote for or against, or to abstain from voting on, any of the proposals by appropriately marking the proxy card, executing the proxy card in the space provided and returning it to the transfer agent. Shareholders who hold their common shares in the name of a bank, broker or other nominee should follow the instructions provided by their bank, broker or nominee on voting their shares. You must instruct your broker to vote your shares or the broker will not vote your shares. Broker "non-votes" will have the same effect as votes cast against the proposals.

       To be effective, you must mail, fax, or deliver your proxy to our president, Steven M. Caira, c/o CIBC Mellon Trust Company, 600 The Dome Tower, 333-7th Avenue S.W., Calgary, Alberta T2P 2Z1. All proxies must be received not later than 10:00 a.m. (San Diego time) on _____________, 1999 or by the close of business on the last business day before any adjournment of the annual and special meeting. Common shares represented by a properly executed proxy will be voted in the manner specified by the proxy. If you properly execute your proxy without indicating how you want to vote, then your shares will be voted "FOR" the proposals.

       If any other matters are properly presented at the annual and special meeting for consideration, including consideration of a motion to adjourn the annual and special meeting to another time and/or place (including adjournments for the purpose of soliciting additional proxies), then the persons named in the proxy card and acting thereunder will have the discretion to vote on these other matters in accordance with their best judgment.

       REVOCATION. You may revoke any proxy given pursuant to this solicitation at any time before its exercise by:

          - appearing at the annual and special meeting, revoking your proxy and voting in person;

          - delivering written notice of the revocation, executed by you or your attorney, to the registered office of the existing Alberta corporation no later than the last business day preceding the date of the annual and special meeting;

          - delivering written notice of the revocation, executed by you or your attorney, to the chairman of the annual and special meeting before the start of the annual and special meeting; or

          - properly completing and executing a later-dated proxy and delivering it to the president of the existing Alberta corporation, care of CIBC Mellon Trust (as described in "--General" above) or the chairman of the annual and special meeting at or before the annual and special meeting.

You may attend the annual and special meeting even if you have granted a proxy. However, your presence without voting at the annual and special meeting will not automatically revoke a proxy, and any revocation during the annual and special meeting will not affect votes previously taken. Shareholders who hold their common shares in the name of a bank, broker or other nominee should follow the instructions provided by their bank, broker or nominee in revoking their previously voted shares.

       VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of proxies will be determined by the inspectors of election of the annual and special meeting. The inspectors' determination will be final and binding. Our board of directors will have the right to waive any irregularities or conditions as to the manner of voting. We may accept proxies by any reasonable form of communication, so long as we can reasonably determine that the shareholder authorized the communication.

       SOLICITATION OF PROXIES. Our board of directors is soliciting the accompanying proxy. We will bear the expenses of preparing, printing and mailing the proxy and the materials used in the proxy solicitation.

       Our directors, executive officers and employees will solicit proxies by personal interview, telephone and telegram without additional compensation for their services,. We also may make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of the common shares held by these persons. We will reimburse our directors, executive officers and employees for reasonable expenses incurred by them in connection with their solicitation efforts.

                       PARTICULARS OF MATTERS TO BE ACTED UPON


                                     PROPOSAL ONE

                            FIXING THE NUMBER OF DIRECTORS

       Our board of directors currently consists of four directors, each of whose term of office will expire at the annual and special meeting. At the annual and special meeting, you will be asked to consider, and if thought fit, approve a resolution fixing the number of directors to be elected at four.

FIXING NUMBER OF DIRECTORS

       At the annual and special meeting, we propose that our shareholders fix at four the number of directors to be elected at the annual and special meeting to hold office until our next annual meeting or until their successors are elected or appointed, subject to our articles of incorporation and bylaws. Holders of proxies solicited by this Proxy Statement and Information Circular will vote the proxies received by them as directed on the proxy card or if no direction is made, in favor of fixing the number of directors to be elected at the annual meeting at a maximum of four, subject to amendment between annual meetings by our board of directors.

VOTE REQUIRED

       Fixing the number of directors at four requires the approval of a majority of the votes cast by the holders of common shares present or represented by proxy at the annual and special meeting on this proposal.

       Under Alberta corporate law, abstentions and broker non-votes are not counted as for purposes of determining the presence or absence of a quorum for the transaction of business, and are not counted as votes cast. Accordingly, abstentions and broker non-votes with respect to this proposal will not be considered and will not be counted in determining whether this proposal passes.

       Our board of directors recommends that you vote "FOR" fixing the number of directors at four.

                                     PROPOSAL TWO

                                ELECTION OF DIRECTORS

       Our board of directors currently consists of four directors, each of whose term of office will expire at the annual and special meeting. At the annual and special meeting, you will be asked to consider, and if thought fit, approve a resolution providing that four directors be elected to hold office until the next Annual Meeting or until their successors are elected or appointed.

INFORMATION REGARDING DIRECTOR NOMINEES

       The following table sets forth the names, ages, principal occupations for the periods indicated and other directorships of the four director nominees, each of whom is currently a director of the existing Alberta corporation. Information as to the stock ownership of each director nominee and all current directors and executive officers of the existing Alberta corporation as a group is set forth below under "Security Ownership of Certain Beneficial Owners and Management."


 NAME                  AGE    PRINCIPAL OCCUPATION FOR THE PAST FIVE YEARS AND OTHER     DIRECTOR
                                                    DIRECTORSHIPS                          SINCE
-------------------   -----  --------------------------------------------------------  ------------
 STEVEN M. CAIRA        42    Mr. Caira has served:                                        1994

                                   -   since May 11, 1999, as the acting chief
                                       financial officer of Tomahawk Corporation;

                                   -   since February 1994, as the president, chief
                                       executive officer and chairman of the board of
                                       directors of TomaHawk Corporation and TomaHawk
                                       II, Inc.;

                                   -   from May 1993 to February 1994, as the
                                       Director of National Operations of TomaHawk
                                       II, Inc.;

                                   -   from December 1984 to May 1992, as a manager
                                       of Rohr, Inc. assuming a wide range of
                                       managerial responsibilities, including:

                                   - program manager for the (Air Force) F-22 fighter program;

                                   -   manager, information systems services;

                                   - manager of various financial and production functions; and

                                   -   from June 1992 to May 1993, as Director of
                                       Production and Customer Services for Point
                                       Control of Eugene, Oregon.

                                   Mr. Caira also served as Production Control
                              Manager for General Dynamics in San Diego, California,
                              as Manager of Industrial Engineering and Plant Services
                              for General Dynamics in Fort Worth, Texas, and as an
                              Industrial Engineer and Computer Programmer for Boeing
                              Aircraft. Mr. Caira received a Bachelors of Science in
                              Mechanical Engineering from the University of Lowell in
                              Lowell, Massachusetts in 1978, and an AIIMS Executive
                              MBA from the University of Washington in 1986.

 NAME                  AGE    PRINCIPAL OCCUPATION FOR THE PAST FIVE YEARS AND OTHER     DIRECTOR
                                                    DIRECTORSHIPS                          SINCE
-------------------   -----  --------------------------------------------------------  ------------
 THOMAS M. DUSMET       46    Mr. Dusmet has served:                                        1995

                                   -   since September 1995, as the secretary and a
                                       director of TomaHawk Corporation;

                                   -   since February 1996, as an investment advisor
                                       with Nesbitt Burns Inc., a Canadian investment
                                       banking firm;

                                   -   from February 1995 to February 1996, as
                                       President and a director of 1110060 Ontario
                                       Inc., an independent roofing materials and products sales company; and

                                   -   from November 1989 to February 1995, as
                                       General Manager of Nord Bitumi Canada, Ltd., a
                                       roofing distribution company.


 DOUGLAS W. LOUGHRAN    58    Mr. Loughran has served:                                      1995

                                   -   since September 1995, as a director of
                                       TomaHawk Corporation;

                                   -   since July 1998, as president of Pieces
                                       Reliable Ltd., a wholesale distribution
                                       company;

                                   -   since June 1993, as president of Reliable
                                       Parts Inc., a wholesale distribution company;

                                   -   since October 1989, as president of Columbia
                                       Distributors Ltd., a wholesale distribution
                                       company;

                                   -   since 1980, as president of R&D Business
                                       Systems Ltd., a computer programming company;
                                       and

                                   -   since 1957, as president of Reliable Parts
                                       Ltd., a wholesale distribution company.


 JONATHAN F. TURPIN     66    Mr. Turpin has served:                                        1995

                                   -   since September 1995, as a director of
                                       TomaHawk Corporation; and

                                   -   from April 1981 to November 1994, as the vice
                                       president and general manager of Canadian
                                       Transport Co. Ltd., a British Columbia deep
                                       sea ship operating company.


                                   Mr. Turpin is currently retired, and has worked
                              occasionally as a marine consultant for Fraser River
                              Harbour Commission of New Westminster, British
                              Columbia.

       For a listing of the number of shares beneficially owned by each of the above listed director nominees, see "Securities Ownership of Certain Beneficial Owners and Management."

BOARD OF DIRECTORS

       The existing Alberta corporation's articles of incorporation provide for a range of one to nine directors, with the current authorized number set at four. Each director is to be elected for a term of one year, and to hold office until his or her successor is duly elected and qualified. In each case, a director serves for the designated term and until his or her respective successor is duly elected and qualified, unless he resigns or his seat on the board of directors becomes vacant due to his death, removal or other cause.

BOARD MEETINGS AND COMMITTEES

       During the year ended December 31, 1998, the existing Alberta corporation's board of directors held ______ meetings. Each director attended at least 75% of the meetings held during 1998.

       The existing Alberta corporation's board of directors has appointed an audit committee consisting of Mr. Turpin, Mr. Dusmet and Mr. Loughran. However, the audit committee has not met regularly and its duties have been discharged by the entire board of directors at regular board of directors meetings. The board of directors does not maintain a compensation committee or a nominating committee.

COMPENSATION OF THE EXISTING ALBERTA CORPORATION'S DIRECTORS

       We do not pay compensation on a regular basis to our directors for their services as directors, but we do reimburse them for their reasonable expenses for attending board of directors meetings. In 1998, after not paying any compensation to our directors from 1995 through 1997, we paid a total of US $34,270 to each of our directors to allow them to exercise options to purchase 175,000 common shares and to pay their resulting tax obligations. This amount included our accrual of an obligation to pay US $7,808 to each of our directors. In addition, on March 18, 1998, we granted to each of our directors 225,000 options to purchase common shares, vesting over a six month period, at an exercise price of Cdn. $0.22 per share, which was Cdn. $0.03 below the closing price of our common shares that day.

BOARD OF DIRECTORS INTERLOCKS AND INSIDER PARTICIPATION

       There are no interlocking relationships between our board of directors and the board of directors or compensation committee of any other company. This type of interlocking relationship did not exist at any time during the year ended December 31, 1998.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

       Section 16(a) of the Securities Exchange Act requires a reporting company's officers, directors, and persons who own more than ten percent of a registered class of the reporting company's equity securities to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten percent stockholders are required by regulations of the SEC to furnish the company with copies of all Section 16(a) forms that they file. If the Delaware domestication is approved, then we will become a reporting company. However, we are currently not a reporting company, and our officers, directors and greater than ten percent stockholders are therefore not required to file
Section 16(a) reports at this time.

VOTE REQUIRED

       The four director nominees receiving the highest number of affirmative votes of the common shares present in person or represented by proxy at the annual and special meeting shall be elected as directors of the existing Alberta corporation.

       Under Alberta law, votes withheld from any director nominee are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but have no other legal effect. Holders of proxies solicited by this Proxy Statement and Information Circular will vote the proxies received by them as directed on the proxy card or if no direction is made, for the election of our board's nominees. If any of the director nominees is unable or declines to serve as a director at the time of the annual and special meeting, the proxy holders will vote for a nominee designated by the present board of directors to fill the vacancy. It is not presently expected that any of the nominees will be unable or will decline to serve as a director.

       Our board of directors recommends a vote "FOR" each of the above listed director nominees.

                                    PROPOSAL THREE

                         APPOINTMENT OF INDEPENDENT AUDITORS

GENERAL

       Our board of directors recommends that you vote to appoint Ernst & Young as our independent auditors for the year ended December 31, 1999. Ernst & Young LLP has served as our independent auditors since December 30, 1997 (see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Change in Accountants." A representative of Ernst & Young LLP is expected to attend the annual and special meeting with the opportunity to make a statement if he desires to do so, and is expected to be available to respond to your questions.

       Holders of proxies solicited by this Proxy Statement and Information Circular will vote the proxies received by them as directed on the proxy card or if no direction is made, in favor of re-appointing Ernst & Young LLP as our independent auditors.

VOTE REQUIRED

       Appointment of Ernst & Young LLP as independent auditors requires the approval of a majority of the votes cast by the holders of common shares present or represented by proxy at the annual and special meeting on this proposal.

       Under Alberta corporate law, abstentions and broker non-votes are not counted as for purposes of determining the presence or absence of a quorum for the transaction of business, and are not counted as votes cast. Accordingly, abstentions and broker non-votes with respect to this proposal will not be considered and will not be counted in determining whether this proposal passes.

Our board of directors recommends that you vote "FOR" the appointment of Ernst & Young LLP as our independent auditors.

                                    PROPOSAL FOUR

                     AUTHORIZATION TO CONDUCT PRIVATE PLACEMENTS

GENERAL

The rules of The Alberta Stock Exchange provide that the aggregate number of securities which are issued pursuant to private placement transactions during any six month period generally cannot exceed 25% of the issuer's outstanding securities. However, The Alberta Stock Exchange may consider a request by a listed company to exceed the 25% limit and may in certain circumstances require shareholder approval of such an increase.

       The application of this requirement may restrict our ability to raise capital in the future through private placements of our securities.

       In particular, our board of directors considers it to be in our best interests for us to retain flexibility in raising equity for working capital. The Alberta Stock Exchange has advised that it will accept advance approval by a company's shareholders in anticipation of private placements that may exceed the 25% rule, providing such placements are completed within 12 months of the date the company's shareholders provide this advance approval. By approving this proposal, you will be satisfying this advance shareholder approval requirement. Any private placement that we undertake will remain subject to regulatory approval, including approval of the Alberta Stock Exchange.

       Any future private placement that we undertake pursuant to this proposal will be subject to the following additional restrictions:

          -    it cannot result in a change of control of TomaHawk Corporation;

          -    it cannot exceed 100% of our issued and outstanding securities;

          - it must be completed within twelve months following the date the advance shareholder approval is given; and

          - it must comply with the private placement pricing rules of The Alberta Stock Exchange, which currently require that the price per security must not be lower than the closing market price of the security on The Alberta Stock Exchange on the trading day prior to the date notice of the private placement is given to The Alberta Stock Exchange, less the applicable discount, as follows:

                     Closing Market Price                Maximum Discount
                     --------------------                ----------------
                     Cdn. $0.50 or less                         25%
                     Cdn. $0.51 - $1.00                         20%
                     Cdn. $1.01 - $2.00                         18%
                     Cdn. $2.01 - $5.00                         15%
                     over Cdn. $5.00                            10%

       We will negotiate a private placement only if our board of directors believes that the subscription price is reasonable under the circumstances and if the funds are required to continue or expand our activities. IF THIS PROPOSAL IS APPROVED, WE MAY SELL COMMON SHARES THROUGH PRIVATE PLACEMENTS AUTHORIZED BY THIS PROPOSAL TO DIRECTORS, OFFICERS, EMPLOYEES AND OTHER INSIDERS OF THE EXISTING ALBERTA CORPORATION.

THE PROPOSED RESOLUTION

       The text of the ordinary resolution to be considered at the meeting approving the private placement is as follows:

       "BE IT RESOLVED, as an ordinary resolution, that the issuance by the Corporation in one or more private placements of such number of securities that could result in the Corporation issuing during the next twelve (12) months an amount of common shares that exceeds 25% but is equal to or less than 100% of the Corporation's issued and outstanding common shares, subject to the restrictions described in the Information Circular of the Corporation dated April 8, 1999, including regulatory approval, be and is hereby approved."


VOTE REQUIRED

       The authorization of future private placements requires the approval of a majority of the votes cast by the holders of common shares present or represented by proxy at the annual and special meeting on this proposal.

       Under Alberta corporate law, abstentions and broker non-votes are not counted as for purposes of determining the presence or absence of a quorum for the transaction of business, and are not counted as votes cast. Accordingly, abstentions and broker non-votes with respect to this proposal will not be considered and will not be counted in determining whether this proposal passes.

       Our board of directors recommends that you vote "FOR" the authorization of future private placements.

                                    PROPOSAL FIVE

                       DOMESTICATION INTO THE STATE OF DELAWARE

GENERAL

       The existing Alberta corporation is a corporation formed and operating under the corporate laws of Alberta. You will be asked at the annual and special meeting to pass a resolution that:

          - authorizes the existing Alberta corporation to domesticate into the State of Delaware pursuant to Section 388 of the General Corporation Law of the State of Delaware, thereby continuing the existing Alberta corporation as if it had been originally incorporated under Delaware corporate law as a Delaware corporation; and

          - changes the existing Alberta corporation's authorized capital from:

                 -  an unlimited number of common shares without par value;

                 - an unlimited number of class "B" common non-voting shares without par value;

                 -  an unlimited number of preferred shares without par value;

                 - a first series of preferred shares consisting of 100,000 shares without nominal or par value, designated as 6% non-cumulative redeemable retractable first preferred shares, Series A; and

                 - an unlimited number of Class A, Series I, Series II and Series III Preferred Shares;

               to:

                 - 20,000,000 shares of common stock, US $0.001 par value per share;

                 - 750,000 shares of Class A Preferred Stock, US $0.001 par value per share; and

                 - 750,000 shares of preferred stock, US $0.001 par value per share.

       If the shareholders approve this proposal, then, before completing the Delaware domestication, subject to approval by The Alberta Stock Exchange, we will effect a one-for-fifteen consolidation of the common shares and corresponding name change of the existing Alberta corporation whereby TomaHawk Corporation will be renamed TomaHawk Engineering, Inc. Our shareholders authorized this common share consolidation and name change on September 22, 1998.

       After the one-for-fifteen common share consolidation is completed, the new Delaware corporation's authorized share capital will consist of 20,000,000 shares of common stock, 750,000 shares of Class A Preferred Stock and 750,000 shares of preferred stock. No fractional shares will be issued in the common share consolidation. Any fractional shares remaining after aggregating all fractional shares held by a shareholder will be rounded up to the nearest whole share. For example, if you hold 100 common shares before the common share consolidation, then after the common share consolidation you will hold seven shares of common stock.

       Upon the effectiveness of the Delaware domestication, the BUSINESS CORPORATIONS ACT (Alberta) will cease to apply and Delaware corporate law will govern us as if the existing Alberta corporation had been incorporated originally in Delaware. Except as is otherwise described in this Proxy Statement and Information Circular, the Delaware domestication will not cause any change in our business, assets, liabilities, net worth or management.

       After the Delaware domestication, you will hold securities of the new Delaware corporation, and the common stock of the Delaware Corporation will continue to trade on The Alberta Stock Exchange. We do not anticipate that any shares of the Class A Preferred Stock or the preferred stock will trade publicly on any exchange. Upon consummation of the Delaware domestication, the new Delaware corporation will file a Current Report on

Form 8-K with the SEC to reflect the Delaware domestication for the purposes of
Section 15(d) of the Securities Exchange Act.

       You have the right to dissent to the Delaware domestication (see
"--Right of Dissent"). If you choose to exercise your dissenter's rights and we effect the Delaware domestication, then we will be required to purchase for cash your common shares at their fair value as of __________, 1999. If enough of our shareholders dissent to the Delaware domestication, then our obligation to purchase their common shares could affect adversely our financial condition. Accordingly, if our board of directors determines that completing the Delaware domestication will not be in our best interests, then our board of directors will not proceed with the Delaware domestication.

PRINCIPAL REASONS FOR THE DELAWARE DOMESTICATION

       Our board of directors believes that the focus of our operations and business is in the United States. Accordingly, our board of directors believes that the laws of a state of the United States should govern our company. In addition, the following factors weigh in favor of our domesticating into
Delaware:

       SIMPLIFICATION OF CORPORATE STRUCTURE. Our board of directors believes that our corporate structure is unnecessarily complicated and that we should consolidate our corporate structure. To this end, we recently amalgamated with TomaHawk Imaging & Financial, Inc., a wholly-owned subsidiary and the former parent of TomaHawk II, Inc. We would like to further simplify our corporate structure by merging with TomaHawk II, Inc. after the completion of the Delaware domestication. However, Alberta corporate law does not permit an Alberta corporation to merge with non-Alberta corporations. Effecting the Delaware domestication will allow us to merge with our subsidiary TomaHawk II, Inc. in the future, thereby completing the consolidation of our corporate structure.

       COMMERCIAL ADVANTAGE. Virtually all of our significant customers are located within the United States. Although our status as a Canadian company does not preclude us from performing services for these customers, it has at times complicated our sales negotiations in the past and may disadvantage our future negotiations if potential customers are reluctant to work with a foreign service provider. We believe this disadvantage may occur particularly in the aerospace and defense industries. We believe that eliminating this potential disadvantage will help us attract more business. For these reasons, our board of directors believes that we will gain a commercial advantage by domesticating into Delaware.

       NO BUSINESS REASON TO REMAIN DOMICILED IN CANADA. We currently do not have any business reason for our incorporation in Canada. In addition, we have no facilities, employees or operations in Canada, and most of our shareholders are located within the United States.

       REDUCTION OF CANADIAN TAX AND REGULATORY OBLIGATIONS. As an Alberta corporation, we currently are subject to Canadian tax requirements. We also are subject to tax in the United States because our operations are conducted through our subsidiary, TomaHawk II, Inc., an Illinois corporation. By domesticating into Delaware, our board of directors believes that we will reduce significantly our ongoing Canadian tax obligations. In addition, we will eliminate our need to comply with the regulations of the Registrar of Corporations for the Province of Alberta and Alberta corporate law. You should note, however, that, if we complete the Delaware domestication, then we will have to comply with U.S. securities regulations.

       ADVANTAGES OF DELAWARE LAW. For many years, Delaware has encouraged incorporation in that state and has adopted comprehensive, modern and flexible corporate laws, which are periodically updated and revised to meet changing business needs. In addition, the Delaware courts have developed considerable expertise in dealing with corporate issues and have developed a substantial body of case law interpreting Delaware corporate law and establishing public policies with respect to Delaware corporations. As a result, many major corporations have chosen to incorporate in Delaware or have later reincorporated in Delaware in a manner similar to our proposed domestication.

CHANGE IN PAR VALUE OF EQUITY SECURITIES

       In connection with the proposed Delaware domestication, our board of directors has proposed that we establish a par value of the shares of our common stock, preferred stock and Class A Preferred Stock of US $0.001 par value per share. The existing Alberta corporation's capital stock has no par value. Our board of directors believes that the change will be in our best interests and the best interests of our stockholders, because the Delaware franchise fees applicable to no par value shares are significantly higher than those for US $0.001 par value shares. Par value represents the minimum consideration which must be received by a company for the issuance of a share of stock. The change in par value will have no effect upon your rights as a shareholder. By voting in favor of the Delaware domestication, you are voting in favor of establishing the US $0.001 par value per share of our shares of common stock, preferred stock and Class A Preferred Stock. If this Proposal Five is approved, then the new Delaware corporation's certificate of incorporation to be filed with the Secretary of State of the State of Delaware will reflect this change.

BOARD OF DIRECTORS HAS DISCRETION TO EFFECT DELAWARE DOMESTICATION

       Notwithstanding the shareholders' approval of the Delaware domestication, our board of directors may elect not to effect the Delaware domestication if, for example:

          - the Delaware domestication causes the existing Alberta corporation to incur substantial tax liability;

          - a significant number of the shareholders exercise dissenter's rights; or

          - our board of directors determines that the Delaware domestication is not in the best interests of TomaHawk Corporation and its shareholders.

       If the Delaware domestication is not effected, then we will remain an Alberta corporation.

CORPORATE GOVERNANCE DIFFERENCES; DELAWARE AND ALBERTA LAW COMPARISONS.

       By approving the Delaware domestication, you will approve the proposed certificate of incorporation (attached hereto as APPENDIX II) and bylaws (attached hereto as APPENDIX III), and agree to hold securities in a corporation governed by Delaware corporate law. In exercising your vote, you should consider the distinctions between Delaware and Alberta corporate law, some of which are outlined below.

       Delaware corporate law and the new Delaware corporation's certificate of incorporation and bylaws differ in many respects from Alberta corporate law and the existing Alberta corporation's charter documents. Please note, however, that the new Delaware corporation's certificate of incorporation includes certain shareholder rights required by Alberta corporate law to effect the Delaware domestication. The following discussion summarizes certain differences that could affect materially your rights as a shareholder. THE FOLLOWING SUMMARIES OF THE NEW DELAWARE CORPORATION'S PROPOSED CERTIFICATE OF INCORPORATION AND BYLAWS ARE NOT COMPLETE AND SHOULD BE READ IN CONJUNCTION WITH THE NEW DELAWARE CORPORATION'S PROPOSED CERTIFICATE OF INCORPORATION (ATTACHED AS APPENDIX II) AND BYLAWS (ATTACHED AS APPENDIX III).

       SHAREHOLDER QUORUM. Under our current bylaws, the presence of at least two individuals holding or representing a total of at least 20% of our outstanding shares that are entitled to attend and vote at the meeting constitutes a quorum. Under Delaware corporate law, a corporation's certificate of incorporation and bylaws may specify the number of shares necessary to constitute a quorum at any meeting of stockholders; provided, however, that a quorum may not consist of less than one-third of the shares entitled to vote at the meeting. The new Delaware corporation's proposed bylaws provide that a majority of the shares entitled to vote, present in person or represented by proxy, is required for a quorum at a meeting of stockholders.

       SUPERMAJORITY. Alberta corporate law requires, and Delaware corporate law permits, the adoption of a higher requisite vote for certain types of corporate action, subject to certain limitations. Alberta corporate law provides that the approval of two-thirds of the votes present and voting at an annual and special meeting of shareholders is required to amend the existing Alberta corporation's charter documents, including changing the corporation's name, altering its share capital or any of the rights attached to any shares and approving certain extraordinary corporate transactions. Delaware corporate law generally has no limit on how high a percentage the vote must be, provided that the supermajority requirements are specified in a corporation's certificate of incorporation. Proposal Nine would amend the new Delaware corporation's certificate of incorporation and bylaws to provide for a supermajority vote to amend certain sections of the certificate of incorporation and bylaws. See "Proposal Nine--Amendment to the New Delaware Corporation's Certificate of Incorporation and Bylaws to Require a Supermajority Vote to Amend Certain Provisions of the New Delaware Corporation's Certificate of Incorporation and Bylaws."

       REQUIRED APPROVALS OF SHAREHOLDERS. Alberta corporate law requires that at least two-thirds of the votes present or represented by proxy and voting at a meeting must approve various extraordinary corporate transactions, including mergers, the sale of substantially all of a corporation's assets or the change of a corporation's domicile. Under Delaware corporate law, stockholders holding a majority of the outstanding shares entitled to vote generally must approve these extraordinary transactions. Because the existing Alberta corporation's quorum requirements are more easily met than those of the new Delaware corporation (see "--Shareholder Quorum"), shareholder action can be taken under Alberta corporate law with a smaller percentage of the vote than is required under Delaware corporate law.

       EXAMINATION OF CORPORATE RECORDS. Under Alberta corporate law, a corporation's directors and shareholders, including their agents and legal representatives, may examine the following documents free of charge during the corporation's usual business hours:

          -    the articles of incorporation, bylaws and all amendments thereto;

          -    any unanimous shareholder agreement and all amendments thereto;

          -    the minutes of all shareholders' meetings and resolutions;

          -    the securities register;

          -    copies of the financial statements; and

          - copies of all documents filed with the Registrar of Corporations of the Province of Alberta.

       In addition, shareholders are entitled upon request, without charge, to one copy of the corporation's articles of incorporation and bylaws, including any amendments thereto, and to one copy of any unanimous shareholder agreement, including any amendments thereto.

       Under Delaware corporate law, stockholders have the right for any proper purpose to inspect, upon written demand under oath stating the purpose for the inspection, the corporation's stock ledger, list of stockholders, and its other books and records, and to make copies or extracts of the same. A proper purpose means a purpose reasonably related to a person's interest as a stockholder.

       MINORITY (DISSENTER'S) RIGHTS. Under Alberta corporate law, holders of shares of any class of the existing Alberta corporation have the right to dissent from certain corporate acts involving:

          - amendments to the existing Alberta corporation's articles of incorporation to add, change or remove any provisions restricting the issue or transfer of shares of that class;

          - amendments to the existing Alberta corporation's articles of incorporation to change or remove any restriction on the business in which the corporation may engage;

          - amalgamation with a corporation which is not wholly owned by the existing Alberta corporation;

          -    continuation under the laws of another jurisdiction; and

          - transfers of substantially all of the existing Alberta corporation's assets.

       Under Delaware corporate law, stockholders have the right to dissent and exercise appraisal rights only with respect to certain forms of corporate mergers and consolidations. In addition, under Delaware corporate law, appraisal rights are not available with respect to any shares of stock if, at the record date fixed to determine the stockholders entitled to vote on the merger or consolidation:

          - the shares were listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

          -    the shares were held of record by more than 2,000 holders.

However, appraisal rights are available if, under the terms of an agreement of merger or consolidation, the stockholders are required to accept for their stock something other than:

          -    shares of stock of the surviving corporation;

          - shares of stock of any other corporation which is listed on a national securities exchange or designated as a national market system security or an interdealer quotation system by the National Association of Securities Dealers, Inc. or which has more than 2,000 stockholders of record;

          -    cash instead of fractional shares; and/or

          -    any combination of the above.

The new Delaware corporation's certificate of incorporation will provide the same dissenter's rights as provided by Alberta corporate law. However, the new Delaware corporation's certificate of incorporation could be amended in the future to eliminate this type of dissenter's rights.

       THEREFORE, IN APPROVING THE DELAWARE DOMESTICATION, YOU MAY FOREGO THE MORE EXTENSIVE DISSENTER'S RIGHTS UNDER ALBERTA CORPORATE LAW WITH RESPECT TO FUTURE ACTIONS.

       DISQUALIFICATION OF DIRECTORS. Alberta corporate law prohibits the following persons from serving as a director:

          -    persons under age 18;

          -    persons who are mentally infirm;

          -    corporations; and

          -    undischarged bankrupts.

       Delaware corporate law contains no comparable statutory prohibitions.

       PERSONAL LIABILITY OF DIRECTORS. Alberta corporate law provides that every director, in exercising his powers and discharging his duties, will act honestly and in good faith and in the best interests of the corporation and exercise the care, diligence and skill of a reasonably prudent person. Alberta corporate law also specifically imposes joint and several personal liability upon directors who vote for or consent to a resolution that violates applicable provisions of Alberta corporate law relating to the acquisition of a corporation's own shares, the payment of commissions on a sale of a corporation's shares, the payment of dividends, financial assistance, payment of an indemnity, or payment to a shareholder, subject to certain limited defenses. Alberta corporate law provides that this liability is in addition to and not instead of any liability imposed on a director by any other legislation, regulation or rule of law.

       Alberta corporate law entitles a shareholder or a director of the corporation, with the approval of the Court of Queen's Bench of Alberta and in the name of the corporation, to commence legal proceedings to enforce a duty or right owed to the corporation or to obtain monetary damages for breach of the right or duty whether the right or duty arises under Alberta corporate law. Shareholders may bring derivative actions on behalf of a corporation against the corporation's directors for cash damages or to enforce rights or duties owed by the director to the corporation. Under Alberta corporate law, there is no statutory limitation with respect to the monetary liability that may be imposed on directors and the existing Alberta corporation's articles of incorporation and bylaws do not contain these limitations.

       Under Delaware corporate law, the directors of a corporation act in a fiduciary capacity and owe the duties of loyalty and due care to the corporation and its stockholders. Delaware corporate law entitles a stockholder to bring derivative actions against officers and directors of a corporation for breach of their fiduciary duty to the corporation and its stockholders or for other fraudulent misconduct, so long as the stockholder was a stockholder of the corporation at the time of the transaction in question or that he or she obtained the stock thereafter solely by operation of law.

       Delaware corporate law permits a corporation to adopt a provision in its certificate of incorporation eliminating the liability of a director to the corporation or its stockholders for monetary damages for breach of the director's fiduciary duty of care, except where the liability arises from:

          - a breach of the director's duty of loyalty to the corporation or its stockholders;

          - acts or omissions not in good faith, involving intentional misconduct or a knowing violation of law;

          - unlawfully paying a dividend, approving stock repurchases or redemptions; or

          - a transaction where the director derived an improper personal benefit.

       The new Delaware corporation's certificate of incorporation eliminates the liability of its directors to the fullest extent permissible under applicable law. The foregoing limitations on monetary damages have no effect, however, on the standard of care to which directors must conform or the availability of monetary damages.

       INDEMNIFICATION. Delaware corporate law generally provides that a corporation shall indemnify a director against all costs, charges and expenses actually and reasonably incurred by the director, including an amount paid to settle an action or satisfy a judgment in a civil, criminal or administrative action to which the director is a party by reason of his having been a director, provided that the director was acting in good faith. The indemnification permitted under Delaware corporate law does not differ substantially in nature or extent from that permitted under Alberta corporate law and currently provided for in the articles of incorporation and bylaws of the existing Alberta corporation. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons, the SEC has indicated that this indemnification is against public policy as expressed in the Securities Act.

       After the Delaware domestication, we intend to enter into indemnification agreements with our directors and executive officers. See "Proposal Ten--Approval of Form Indemnification Agreement."

       CUMULATIVE VOTING FOR THE ELECTION OF DIRECTORS. Cumulative voting entitles each shareholder to cast a number of votes that is equal to the number of voting shares held by the shareholder multiplied by the total number of directors to be elected. Shareholders may cast these votes for one nominee or distribute the votes among up to as many candidates as there are positions to be filled. Without cumulative voting, a shareholder or group of shareholders must hold a majority of the voting shares to cause the election of one or more nominees. Cumulative voting enables a minority shareholder or group of shareholders holding a relatively small number of shares to elect a representative or representatives to the board of directors.

       Under Alberta corporate law and Delaware corporate law, cumulative voting is permitted only if provided for in a corporation's articles of incorporation or certificate of incorporation. Neither the existing Alberta corporation's articles of incorporation nor the new Delaware corporation's proposed certificate of incorporation provide for cumulative voting.

       LOANS TO OFFICERS AND EMPLOYEES. Under Alberta corporate law, a corporation may give financial assistance to:

          - any person in the ordinary course of business if the lending of the money is part of the ordinary business of the corporation;

          - any person on account of expenditures incurred or to be incurred on behalf of the corporation;

          -    to the corporation's holding company;

          -    to the corporation's subsidiary;

          - to the corporation's (or its affiliates') employees for the purchase of a home; or

          - to the corporation's (or its affiliates') employees in accordance with a plan for the purchase of the corporation's shares to be held by a trustee;

provided that (1) the corporation is not insolvent (or, in the case of a loan, would not be made insolvent by giving the loan) at the time it gives the financial assistance, and (2) the realizable value of the corporation's assets would not be less than the aggregate of its liabilities and stated capital after giving effect to the financial assistance.

       Under Delaware corporate law, a corporation may make loan subsidies (including loans to directors who are also officers or employees) when these loans, in the judgment of the directors, may reasonably be expected to benefit the corporation.

       DIVIDENDS AND REPURCHASES OF SHARES. Alberta corporate law prohibits a corporation from acquiring any of its own shares if the corporation is insolvent or would be rendered insolvent by the acquisition. The declaration and payment of dividends is regulated entirely by a corporation's articles of incorporation, which typically give the directors authority to declare dividends.

       Delaware corporate law permits a corporation to declare and pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year. However, the amount of capital of the corporation following the declaration and payment of the dividend cannot be less than the aggregate amount of the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets. In addition, Delaware corporate law generally provides that a corporation may redeem or repurchase its shares only if the redemption or repurchase would not impair the capital of the corporation.


       INTERESTED DIRECTOR TRANSACTIONS. Under Alberta corporate law, transactions in which a director has an interest are valid if the transaction is fair and reasonable at the time it was entered into and, after full disclosure by the interested director, the transaction is approved by either a majority of
(1) the directors not involved in the transaction at a meeting at which a quorum is present, or (2) the shareholders. If a director or officer fails to disclose his interest in a material transaction, a court may, on the application of the corporation or any of its shareholders, set aside the transaction.

       Under Delaware corporate law, if board approval is sought, then the transaction must be approved by a majority of the disinterested directors (even if the number of disinterested directors does not constitute a quorum).

       ANTI-TAKEOVER EFFECTS. Certain provisions of Delaware corporate law, of the new Delaware corporation's certificate of incorporation and bylaws, and the proposed amendments to the new Delaware corporation's certificate of incorporation and bylaws may have an anti-takeover effect. See Proposals Six through Nine and "Description of Capital Stock Change of Control Provisions." These provisions may delay, defer or prevent a hostile tender offer or takeover attempt that a stockholder might consider in his or her best interest, including those attempts that might result in the payment of an additional amount over the market price for the shares held by stockholders. Despite these anti-takeover implications, the proposals to be voted on at the annual and special meeting are not intended to prevent an acquisition of the existing Alberta corporation. We are not aware of any effort to accumulate the existing Alberta corporation's securities or to obtain control of the existing Alberta corporation by means of a merger, tender offer or solicitation in opposition to management or otherwise.

          - DELAWARE ANTI-TAKEOVER LAW. Section 203 of the General Corporation Law of the State of Delaware applies to a Delaware corporation with a class of voting stock listed on a national securities exchange, authorized for quotation on an interdealer quotation system or held of record by 2,000 or more persons. In general, Section 203 prevents an "interested stockholder" (defined generally as any person owning 15% or more of a corporation's outstanding voting stock, including the person's affiliates and associates) from engaging in a "business combination" with a Delaware corporation for three years following the time the person became an interested stockholder, unless:

                 - before the person became an interested stockholder, the board of directors approved the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

                 - upon consummation of the transactions which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

                 - at or subsequent to the time the person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder.

                      The restrictions described above do not apply to certain
               business combinations proposed by an interested stockholder following the announcement of one of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors.

          - SIZE OF THE BOARD OF DIRECTORS. Alberta corporate law provides that the board of directors may fix the exact number of directors within a stated range specified in the corporation's charter documents, if that stated range has been approved by the shareholders. Delaware corporate law permits the corporation to adopt a provision in its certificate of incorporation or bylaws authorizing the board of directors alone to change the authorized number or the range of directors by amendment to the bylaws. The new Delaware corporation's proposed certificate of incorporation provides that the number of directors will be as specified in its bylaws and authorizes the board of directors to make, alter, amend or repeal the bylaws. The ability of the board of directors to alter the size of the board of directors without stockholder approval will enable the new Delaware corporation to respond quickly to a potential opportunity to attract the services of a qualified director or to eliminate a vacancy for which a suitable candidate is not available.

          - ADVANCE NOTICE REQUIREMENTS FOR SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS. Under Alberta corporate law, we must, not less than 42 days before a general meeting at which a director is to be elected, publish in a Calgary newspaper an advance notice of the record date of the meeting giving the date of the meeting. We must mail proxy solicitation materials to registered shareholders not less than 21 days before the meeting. Shareholders holding not less than 5% of the shares entitled to vote at a meeting may submit a written proposal to management of a corporation for the election of directors at least 90 days before the anniversary date of the previous annual meeting of shareholders. However, this requirement does not preclude shareholders from nominating directors at the annual meeting of shareholders.

                      If approved, Proposal Six will require that stockholders
               seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual or a special meeting of stockholders, must provide timely notice of the proposal or nomination in writing. To be timely, a stockholder's notice will have to be delivered to, or mailed and received at, our principal executive offices:

                 - for an annual meeting, not less than seventy days nor more than ninety days before the anniversary date of the immediately preceding annual meeting of stockholders, and

                 - for a special meeting, not more than ninety days before the special meeting, and not less than the later of seventy days before the special meeting or ten days after the public announcement of the date of the meeting.

                      Proposal Six also specifies certain requirements for a
               stockholder's notice to be in proper written form. These provisions may preclude some stockholders from bringing matters before the stockholders at an annual or special meeting or from making nominations for directors at an annual or special meeting.

          - SPECIAL MEETINGS OF SHAREHOLDERS. Alberta corporate law provides that the board of directors or the holders of 5% of the outstanding shares with a right to vote can call a special meeting. Under Delaware corporate law, a special meeting may be called by the board of directors or by any other person authorized to do so in the corporation's certificate of incorporation or bylaws. The new Delaware corporation's proposed bylaws authorize the board of directors or any stockholder or stockholders collectively representing 5% of the outstanding shares of common stock to call a special meeting. If Proposal Seven is approved, then only our board of directors will be authorized to call a special meeting of stockholders. See "Proposal Seven--Amendment to the New Delaware Corporation's Certificate of Incorporation and Bylaws to Prohibit Stockholders from Calling Special Meetings of the Stockholders."

          - SHAREHOLDER ACTION BY WRITTEN CONSENT. Under Alberta corporate law, a resolution in writing signed by all of the shareholders entitled to vote on that resolution is as valid as a vote taken at a meeting of shareholders. Under Delaware corporate law, a majority of stockholders entitled to vote on a proposal may execute an action by written consent instead of a stockholder meeting, unless this right is eliminated in the corporation's certificate of incorporation. If approved, Proposal Five will eliminate the stockholders' ability to act by written consent. Elimination of written consents of stockholders could lengthen the amount of time required to take stockholder actions, because certain actions by written consent are not subject to the minimum notice requirement of a stockholders meeting. The elimination of stockholders' written consents may deter, however, hostile takeover attempts by preventing a holder or group of holders controlling a majority in interest of a corporation's capital stock from amending the corporation's certificate of incorporation or bylaws or removing directors by means of a stockholder's written consent.

          - AMENDMENTS TO THE CERTIFICATE OF INCORPORATION AND BYLAWS. The existing Alberta corporation's articles of incorporation may be amended if approved by two-thirds of the votes cast at a shareholders meeting. Amendments to the existing Alberta corporation's bylaws, however, may be made by a simple majority of the votes cast. An amendment to the existing Alberta corporation's articles of incorporation becomes effective on the date shown in the certificate of amendment issued by the Registrar of Corporations for the Province of Alberta on receipt of the articles of amendment.

                      Delaware corporate law provides that the vote of holders
               of a majority of the outstanding shares entitled to vote is required to alter, amend, change or repeal a corporation's certificate of incorporation, unless a greater vote is otherwise specified in the certificate of incorporation. If Proposal Nine is approved, then a two-thirds vote will be required to amend certain provisions of the new Delaware corporation's certificate of incorporation and bylaws. (See "Proposal Nine--Amendment to the New Delaware Corporation's Certificate of Incorporation and Bylaws to Require a Supermajority Vote to Amend Certain Provisions of the New Delaware Corporation's

               Certificate of Incorporation and Bylaws"). This limitation on the ability of stockholders to amend the new Delaware corporation's charter documents may make a potential change in control of the new Delaware corporation a lengthier and more difficult process. See "Proposal Nine--Amendment to the New Delaware Corporation's Certificate of Incorporation and Bylaws to Require a Supermajority Vote to Amend Certain Provisions of the New Delaware Corporation's Certificate of Incorporation and Bylaws."

REGULATORY APPROVAL

       The existing Alberta corporation will apply to the Registrar of Corporations for the Province of Alberta for permission to continue the existing Alberta corporation into the State of Delaware. This approval must be obtained for the Delaware domestication to take place. The existing Alberta corporation must also file a Certificate of Domestication with the Secretary of State of the State of Delaware. There are no other regulatory approvals necessary for consummation of the Delaware domestication.

TAX CONSIDERATIONS

       The following sections summarize certain provisions of U.S. federal and Canadian federal income tax laws that may affect us and our shareholders. This summary applies to shareholders that are corporations or individuals resident in Canada or the United States who hold their shares as capital property. This summary generally does not apply to shareholders that are trusts, deferred income plans or similar entities.

       Although this summary discusses certain tax considerations that we deem material to your decision regarding Proposal Five, it does not discuss all of the U.S. federal and Canadian federal income tax consequences that may be relevant to you, nor will it apply to the same extent or in the same way to all shareholders. We provide no information with respect to the effect of any state, local or provincial tax law, rule or regulation, or any foreign tax law, other than the federal income tax law of Canada and the United States to the extent specifically described in this discussion. WE URGE YOU TO CONSULT WITH YOUR OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO YOU OF THE DELAWARE DOMESTICATION.

       We have not sought an advance tax ruling or interpretation from any tax authority with respect to any of the transactions discussed in this Proxy Statement and Information Circular. Consequently, the tax consequences to you could differ from the consequences discussed below.

       CANADIAN FEDERAL INCOME TAX CONSIDERATIONS. This discussion of potential tax consequences is included for general information only. It does not address the provincial, local or foreign tax aspects of the Delaware domestication. The following summary is based on:

          -    provisions of the INCOME TAX ACT (Canada), as amended to date;

          -    regulations related to the INCOME TAX ACT (Canada);

          - draft legislation amending the INCOME TAX ACT (Canada) and its related regulations that was released prior to the date of this Proxy Statement and Information Circular;

          -    the Canada - U.S. Tax Convention, as amended to date; and

          - where applicable, our tax advisors' understanding of the current administrative practices and policies of the Canadian Department of National Revenue, Customs, Excise and Taxation.

       Changes to relevant Canadian federal income tax law could affect the opinions discussed in this Proxy Statement and Information Circular. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE DELAWARE DOMESTICATION TO YOU, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, PROVINCIAL, LOCAL AND FOREIGN TAX LAWS.

               RESIDENTS OF CANADA. This discussion generally addresses certain Canadian federal income tax consequences of the Delaware domestication to shareholders residing in Canada that, within the meaning of the INCOME TAX ACT (Canada):

                 - hold their shares of the existing Alberta corporation as "capital property;" and

                 - deal at arm's length with the existing Alberta corporation.

       Your common shares generally will be considered "capital property" under Canadian tax law unless you:

                 -    are a trader or dealer in securities; or

                 -    hold the shares for a purpose other than investment.

            NON-DISSENTING SHAREHOLDERS. If you are a resident Canadian shareholder and do not dissent to the Delaware domestication, then you generally will not be considered to have disposed of your common shares as a result of the Delaware domestication. The adjusted cost base of your shares of the new Delaware corporation's stock will equal the adjusted cost base of your shares of the existing Alberta corporation immediately prior to the Delaware domestication.

            Upon the completion of the Delaware domestication, the shares of the new Delaware corporation's capital stock will constitute "foreign property" for purposes of deferred income plans in Canada, such as registered retirement savings plans. A Canadian deferred income plan may not hold more than 20% of its investments (based on original cost) in foreign property without incurring tax penalties. If you hold any shares of TomaHawk Corporation in a deferred income plan, then you should carefully review your foreign property limits and consult your tax advisors.

            If you are a Canadian resident, then you must include in your income for Canadian federal income tax purposes 100% of the Canadian dollar equivalent of the amount of any dividend that you receive from the new Delaware corporation at any time after the completion of the Delaware domestication. Dividends paid by the new Delaware corporation also would be subject to U.S. withholding tax. Depending on your particular circumstances, this withholding tax may or may not qualify for a credit against Canadian federal income tax or a deduction against Canadian taxable income.

            DISSENTING SHAREHOLDERS. If you dissent to the Delaware domestication and we complete the Delaware domestication, then you will be treated as if you had received a dividend equal to the amount of the excess, if any, of the amount deemed paid for your shares over the amount of the paid-up capital of your shares. Under Canadian tax law, an individual shareholder resident in Canada who dissents to the Delaware domestication is required to include as income 125% of the actual amount of this dividend and is entitled to claim a dividend tax credit equal to 13.33% of the grossed up amount in calculating Canadian federal income tax payable.

            A private corporation resident in Canada would be subject to a tax of 33 1/3% to the extent that the amount received for the shares exceeds the paid-up capital of the shares, provided that you did not own more than 10% of the common shares at the time of the Delaware domestication. A private corporation will receive a tax refund with respect to dividends received from the new Delaware corporation equal to $1 for each $3 in dividends received, so long as the private corporation passes the dividends through to its shareholders.

            In addition to the deemed dividend discussed above, you will be considered to have disposed of your shares for "proceeds of disposition" equal to the paid-up capital of your shares on the deemed sale of your shares. If these proceeds exceed the adjusted cost base of your shares, then you will realize a capital gain. Under Canadian tax law, three-fourths of this capital gain will be included in income for Canadian tax purposes in the year that you exercise your right of dissent. If the proceeds are less than the adjusted cost base of your shares, then you will incur a capital loss. Under Canadian tax law, three-fourths of this capital loss can be used to offset current year capital gains. If the capital loss exceeds current year capital gains, then any excess can be carried back three years or forward indefinitely to offset capital gains in those periods. If the adjusted cost base of your shares is equal to the paid-up capital of the shares, then you will not realize any capital gain or loss.

            SHAREHOLDERS NOT RESIDENT IN CANADA. The following summary generally applies to you if you:

                 -    are not a resident of Canada;

                 - do not use or hold or are not deemed to use or hold your shares in carrying on a business in Canada, including a life insurance business;

                 - deal at arm's length with the existing Alberta corporation; and

                 -    hold your shares as capital property.

            NON-DISSENTING SHAREHOLDERS. If you do not dissent to the Delaware domestication, then, upon the completion of the Delaware domestication, you generally will not be considered to have disposed of your common shares as a result of the Delaware domestication. The adjusted cost base of your shares of the new Delaware corporation's stock will equal the adjusted cost base of your shares of the existing Alberta corporation immediately prior to the Delaware domestication.

            Any dividends that you receive from the new Delaware corporation after the Delaware domestication will not be subject to Canadian federal income tax.

            DISSENTING SHAREHOLDERS. If you dissent to the Delaware domestication and we complete the Delaware domestication, then you will be treated as if you had received a dividend from the deemed purchase of your shares equal to the amount of the excess, if any, of the amount paid for your shares over the amount of the paid-up capital of your shares. You then will be subject to Canadian withholding tax of 25% of the amount of the dividend. The withholding tax rate may be reduced pursuant to the terms of an applicable tax treaty. Under the Canada - U.S. Tax Convention, for example, the applicable withholding tax rate would be:

                 - 15% of the amount of the dividend for dividends paid to individuals or corporate shareholders owning less than 10% of the existing Alberta corporation's outstanding voting shares; or

                 - 5% of the amount of the dividend for corporate shareholders owning more than 10% of the existing Alberta corporation's outstanding voting shares.

       Depending on your particular circumstances, the tax withheld may or may not qualify for a credit against income tax or a deduction against taxable income in your jurisdiction of taxation.

            As a dissenting shareholder who is not a Canadian resident, any capital gains that you realized as a result of the Delaware domestication are only subject to Canadian federal income taxation if the shares constitute "taxable Canadian property" to you. The common shares generally will not constitute "taxable Canadian property," as defined by the INCOME TAX ACT (Canada), to a dissenting shareholder who is not a Canadian resident, unless at any time within the five years preceding the disposition of the shares:

                 - you, together with any other person or entity not dealing at arm's length with you, owned and/or had options to acquire 25% or more of the issued shares of any class of series of capital stock of the existing Alberta corporation;

                 - you, upon ceasing to be a resident of Canada, elected under the INCOME TAX ACT (Canada) to have the existing Alberta corporation's shares treated as "taxable Canadian property;" or

                 - the shares of the existing Alberta corporation were acquired in circumstances in which they were deemed to be taxable Canadian property.

            CANADIAN FEDERAL INCOME TAX CONSEQUENCES TO THE EXISTING ALBERTA CORPORATION. If we proceed with the Delaware domestication, then the existing Alberta corporation will be deemed to have:

                 - a year end immediately prior to the Delaware domestication;

                 - disposed of each of its assets for an amount equal to the fair market value of the assets; and

                 - immediately reacquired each of its assets at a cost equal to the fair market value of the assets.

            The deemed disposition of assets may give rise to income or loss, or capital gains or capital losses depending on whether the fair market value of the assets are greater than or less than their cost or adjusted cost base. The resulting net income or loss and three-fourths of the net capital gains will be included in computing the existing Alberta corporation's taxable income for the fiscal period ending immediately prior to the Delaware domestication. If the amounts included in computing the existing Alberta corporation's taxable income exceed available deductions, then the excess amount will be subject to Canadian tax at an effective rate of 39%.

            In addition, a 25% exit tax generally will apply to the amount by which the aggregate fair market value of the existing Alberta corporation's assets immediately prior to the Delaware domestication exceeds the aggregate of its liabilities (including liability for income tax for our taxable year ending immediately prior to the Delaware domestication) and its paid-up capital of all of its issued and outstanding shares, excluding the paid-up capital in respect of all dissenting shareholders whose shares have been redeemed. The general tax rate of 25% is reduced to 5% pursuant to the Canada - U.S. Tax Convention. This exit tax is payable by the existing Alberta corporation within six months after the end of the taxable year ending immediately prior to the Delaware domestication.

            Upon the completion of the Delaware domestication, the existing Alberta corporation will be deemed to have been incorporated in Delaware for Canadian federal income tax purposes and generally will be subject to federal income tax in Canada for:

                 - business income attributable to a permanent establishment in Canada;

                 - gains realized on disposition of taxable Canadian property; and

                 - withholding tax in respect of Canadian source passive income such as dividends and interest.

            CONSEQUENCES OF THE ONE-FOR-FIFTEEN COMMON SHARE CONSOLIDATION.
       The one-for-fifteen common share consolidation will not result in a disposition of your common shares for income tax purposes under Canadian tax law. However, you will not realize any capital gain or capital loss as a result of the common share consolidation as your proceeds of disposition are deemed to equal your adjusted cost base. After the common share consolidation is effected, the adjusted cost base and paid-up capital of your common shares will be equal to the aggregate adjusted cost base and paid-up capital of your pre-consolidated common shares divided by the new number of common shares.

       UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS. This discussion of potential tax consequences is included for general information only. It does not address the state, local or foreign tax aspects of the Delaware domestication. The discussion is based on:

          -    currently existing provisions of the U.S. Internal Revenue Code;

          - existing and proposed treasury regulations relating to the U.S. Internal Revenue Code; and

          -    current administrative rulings and court decisions.

       Changes to relevant law could affect the validity of this discussion. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE DELAWARE DOMESTICATION TO YOU, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

       This discussion does not address certain U.S. federal income tax consequences applicable to U.S. shareholders who own or owned (directly or indirectly) 10% or more of the voting power of the existing Alberta corporation at any time during the five-year period ending on the date when the Delaware domestication is completed.

               RESIDENTS OF THE UNITED STATES. This discussion generally addresses certain U.S. federal income tax consequences of the Delaware domestication to shareholders residing in the United States.

               The Delaware domestication will be treated for U.S. federal income tax purposes as a transfer by the existing Alberta Corporation of all of its assets and liabilities to the new Delaware corporation in exchange for stock of the new Delaware corporation. The existing Alberta corporation then will be deemed to distribute this stock of the new Delaware corporation to its shareholders.

               NON-DISSENTING SHAREHOLDERS. If you do not dissent to the Delaware domestication, then you will not realize any capital gain or loss from the deemed transfer of shares of the existing Alberta corporation for stock of the new Delaware corporation, assuming that:

                 - the existing Alberta corporation has not been a controlled foreign corporation, as defined by U.S. tax law, at any time during the five years ending on the date of the Delaware domestication;

                 - certain proposed regulations (which, if finalized at least 30 days before the domestication, would require you to recognize gain realized on the exchange) are not effective as of the date of the Delaware domestication;

                 - the existing Alberta corporation is not a passive foreign investment corporation; and

                 - you file the appropriate notice with the U.S. Internal Revenue Service.

               Our tax advisor, Ernst & Young LLP, has not made any determination as to whether the existing Alberta corporation is, or has ever been, a controlled foreign corporation or a passive foreign investment corporation.

               Your basis in the stock of the new Delaware corporation that you receive after the Delaware domestication generally will be equal to your basis in the shares of the existing Alberta corporation prior to the Delaware domestication, increased by any income (e.g., deemed dividends) or gain that you recognize as a result of the Delaware domestication.

               Generally, if you do not dissent to the Delaware domestication, then you will have a holding period for the stock of the new Delaware corporation that you receive after the Delaware domestication equal to your holding period for the shares of the existing Alberta corporation immediately prior to the Delaware domestication.

               DISSENTING SHAREHOLDERS. If you dissent to the Delaware domestication, then you generally will be treated as having received cash in redemption of your shares. As a result, you may have to recognize capital gain or loss or ordinary income as a result of the Delaware domestication. YOU SHOULD CONSULT WITH YOUR OWN TAX ADVISOR AS TO THE SPECIFIC U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DELAWARE DOMESTICATION TO YOU.

               SHAREHOLDERS NOT RESIDENT IN THE UNITED STATES. The following summary generally applies to you if you do not reside in the United States and hold your shares as a capital asset.

               The Delaware domestication will be treated for U.S. federal income tax purposes as a transfer by the existing Alberta Corporation of all of its assets and liabilities to the new Delaware corporation in exchange for stock of the new Delaware corporation. The existing Alberta corporation will then be deemed to liquidate and distribute the stock of the new Delaware corporation to its shareholders.

               NON-DISSENTING SHAREHOLDERS. If you are not a U.S. resident and you do not dissent to the Delaware domestication, then you will not recognize any gain or loss from the deemed receipt of shares of the new Delaware corporation's common stock solely in exchange for your common shares. Generally, if you are not a U.S. resident and you do not dissent to the Delaware domestication, then you will have a basis in the stock of the new Delaware corporation that you receive after the Delaware domestication equal to your basis in the shares of the existing Alberta corporation prior to the Delaware domestication.

               DISSENTING SHAREHOLDERS. If you dissent to the Delaware domestication and you are subject to U.S. federal income tax, then you generally will be treated as having received cash in redemption of your shares. As a result, you may have to recognize capital gain or loss or ordinary income as a result of the Delaware domestication. You should consult with your own tax advisor as to the specific U.S. federal income tax consequences of the Delaware domestication to you.

               U.S. FEDERAL INCOME TAX CONSEQUENCES TO THE EXISTING ALBERTA CORPORATION. The Delaware domestication will be treated as an exchange by the existing Alberta corporation of its assets and its liabilities for stock of the new Delaware corporation and will constitute a tax-free reorganization under the U.S. Internal Revenue Code. As a result, the existing Alberta corporation will not recognize any gain or loss from the deemed transfer of its assets to the new Delaware corporation, and the new Delaware corporation will not recognize any gain or loss.

               The new Delaware corporation's basis in and holding period of the assets of the existing Alberta corporation after the Delaware domestication will be the same as the existing Alberta corporation's basis in and holding period of its assets prior to the Delaware domestication.

               The taxable year of the existing Alberta corporation will end on the date when the Delaware domestication is completed. The new Delaware corporation's first taxable year will begin on the day after the Delaware domestication is completed and will end on December 31, 1999.

               CONSEQUENCES OF THE ONE-FOR-FIFTEEN COMMON SHARE CONSOLIDATION. Our tax advisors, Ernst & Young LLP, believe that under existing U.S. federal income tax laws and regulations, the one-for-fifteen consolidation of the common shares will constitute a recapitalization and, therefore, a tax-free reorganization under the U.S. Internal Revenue Code. As a result, no gain or loss will be recognized by the existing Alberta corporation from the common share consolidation.

               Generally, no gain or loss will be recognized by the exchanging shareholders from the common share consolidation. Your aggregate basis in your common shares after the common share consolidation will be equal to your aggregate basis in your pre-consolidation common shares. This aggregate basis must be allocated pro rata among the number of common shares that you own after the common share consolidation.

               The holding period for your common shares after the common share consolidation will include the holding period for your pre-consolidation common shares, provided that your common shares are held as a capital asset on the date of the common share consolidation. This holding period must be allocated pro rata among the common shares that you own immediately following the common share consolidation. For example, if before the common share consolidation you had held 15 common shares for one month and 15 common shares for two years, then, after the common share consolidation, you would hold two shares of common stock, each with a holding period as follows:

                 -    50% of each share will have a one month holding period;
                      and

                 -    50% of each share will have a two year holding period.

RIGHT OF DISSENT

       GENERAL. The following description of the right of shareholders to dissent to the Delaware domestication is not a comprehensive statement of the procedures to be followed by a dissenting shareholder who seeks payment of the fair value of his common shares or Class A Series III Preferred Shares. This description is qualified in its entirety by the reference to the full text of
Section 184 of the BUSINESS CORPORATIONS ACT (Alberta) which is attached to this Proxy Statement and Information Circular as APPENDIX I. The statutory provisions covering the right of dissent and appraisal are technical and complex. IF YOU WISH TO EXERCISE YOUR RIGHT OF DISSENT AND APPRAISAL IN RESPECT OF THE DELAWARE DOMESTICATION, THEN YOU SHOULD SEEK YOUR OWN LEGAL ADVICE, AS FAILURE TO COMPLY STRICTLY WITH THE PROVISIONS OF SECTION 184 OF THE BUSINESS CORPORATIONS ACT (ALBERTA) MAY RESULT IN A LOSS OF ALL RIGHTS THEREUNDER. If the number of shareholders exercising their right of dissent could adversely affect our financial condition, then our board of directors may abandon the Delaware domestication.

       FAIR MARKET VALUATION. You are entitled to dissent and to have us pay to you the fair value of your common shares or Class A Series III Preferred Shares, determined as of the close of business on the last business day before the annual and special meeting.

       VALUATION BY APPLICATION TO COURT. If the Delaware domestication is passed, then either a shareholder or the existing Alberta corporation may apply to the Court of Queen's Bench of Alberta, Canada (the "Court") to fix the fair value of your shares. If an application is made to the Court, unless the Court otherwise orders, then we must send to each dissenting shareholder a written offer to pay to the dissenting shareholder an amount considered by the existing Alberta corporation to be the fair value of the shares. The offer to each dissenting shareholder must be on the same terms and contain or be accompanied by a statement showing how the fair value was determined.

       If you choose to dissent, then you may enter into an agreement with us for the purchase of your common shares or Class A Series III Preferred Shares, in the amount offered by us or otherwise, at any time before the Court pronounces an order fixing the fair value of the common shares or the Class A Series III Preferred Shares.

       On an application under Section 184 of the BUSINESS CORPORATION ACT (Alberta), the Court must make an order fixing the fair value of the shares of all dissenting shareholders, giving judgment in that amount against us and in favor of each dissenting shareholder, and fixing the time within which we must pay each dissenting shareholder. The Court may allow a reasonable rate of interest on the amount payable to each dissenting shareholder from the date on which the dissenting shareholder ceases to have any rights as a shareholder of the existing Alberta corporation until the date of payment.

       RESTRICTIONS ON RIGHT OF DISSENT. You are not entitled to dissent with respect to any shares if you vote (or instruct or are deemed, by submission of an incomplete proxy, to have instructed a proxyholder to vote) any shares in favor of the Delaware domestication, but you may abstain from voting on the Delaware domestication (or submitting a proxy) without affecting your right of dissent.

       You may dissent only with respect to the common shares or Class A Series III Preferred Shares that you hold on your own behalf or on behalf of any one beneficial owner and registered in your name. IF YOU ARE A BENEFICIAL OWNER OF COMMON SHARES OR CLASS A SERIES III PREFERRED SHARES REGISTERED IN THE NAME OF A BROKER, CUSTODIAN, NOMINEE OR OTHER INTERMEDIARY AND YOU WISH TO DISSENT, THEN YOU SHOULD BE AWARE THAT ONLY THE REGISTERED OWNER OF THE SHARES IS ENTITLED TO DISSENT. ACCORDINGLY, IF YOU WANT TO EXERCISE YOUR RIGHT TO DISSENT, THEN YOU MUST MAKE ARRANGEMENTS FOR THE COMMON SHARES OR CLASS A SERIES III PREFERRED SHARES THAT YOU BENEFICIALLY OWN TO BE REGISTERED IN YOUR NAME BEFORE THE TIME THAT WE MUST RECEIVE THE WRITTEN

OBJECTION TO THE DELAWARE DOMESTICATION OR, ALTERNATIVELY, YOU MUST MAKE ARRANGEMENTS FOR THE REGISTERED HOLDER OF YOUR COMMON SHARES OR CLASS A SERIES III PREFERRED SHARES TO DISSENT ON YOUR BEHALF.

       ACTION REQUIRED TO EXERCISE RIGHT OF DISSENT. If you choose to dissent, then you must send us a written objection to the Delaware domestication, which must be received by our president, Steven M. Caira, at our registered office, 1400, 350-7th Avenue S.W., Calgary, Alberta, Canada T2P 3N9 or the chairman of the annual and special meeting at or before the annual and special meeting. A vote against the Delaware domestication, an abstention or the execution of a proxy to vote against the Delaware domestication does not constitute the required written objection, but you need not vote your shares against the Delaware domestication to dissent.

       If you dissent to the Delaware domestication, then you are not required to give security for costs in respect of an application to the Court to fix the fair value of your shares, and, except in special circumstances, you will not be required to pay the costs of the application or appraisal.

       RIGHTS OF DISSENTING SHAREHOLDERS. A dissenting shareholder does not have any rights as a shareholder, other than the right to be paid the fair value of his or her shares, on the earliest of:

          -    the effective date of the Delaware domestication;

          - the making of an agreement between the existing Alberta corporation and the dissenting shareholder as to the payment to be made for the dissenting shareholder's shares; or

          - the pronouncement of the order of the Court fixing the fair value of the shares.

Until any of the foregoing events occur, a dissenting shareholder may withdraw his dissent or we may rescind the Delaware domestication. In either event, proceedings under Section 184 will automatically terminate.

       We will not make a payment to a dissenting shareholder under Section 184 if there are reasonable grounds for believing that we are, or would after the payment be, unable to pay our liabilities as they become due, or that the realizable value of our assets would thereby be less than the aggregate of our liabilities. If this situation occurs, then we will notify each dissenting shareholder that we are unable lawfully to pay the dissenting shareholder for its shares, in which case the dissenting shareholder may, by written notice to us within 30 days after receipt of this notice, withdraw its written notice of dissent. In this case, we would be deemed to have consented to the withdrawal and the shareholder would be reinstated to its full rights as a shareholder of the existing Alberta corporation.

       The above summary does not provide a comprehensive statement of the procedures that you must follow to receive payment of the fair value of your shares. IF YOU WISH TO EXERCISE YOUR RIGHT OF DISSENT AND APPRAISAL IN RESPECT OF THE DELAWARE DOMESTICATION, THEN YOU SHOULD SEEK YOUR OWN LEGAL ADVICE, AS FAILURE TO COMPLY STRICTLY WITH THE PROVISIONS OF SECTION 184 OF THE BUSINESS CORPORATIONS ACT (ALBERTA) MAY RESULT IN A LOSS OF ALL RIGHTS THEREUNDER.

SECURITIES LAW CONSEQUENCES

       UNITED STATES SECURITIES LAW CONSEQUENCES. Unless you are deemed to be an "affiliate" (as defined under the Securities Act) of the existing Alberta corporation before the Delaware domestication, then all of the shares of common stock that you receive in the Delaware domestication will be freely transferable, except as described under "Canadian Securities Law Consequences" below. If you are an affiliate of the existing Alberta corporation, then you may resell your shares only in accordance with the resale provisions of Rule 144 promulgated, or as otherwise permitted, under the Securities Act. Persons who may be deemed to be affiliates of the existing Alberta corporation generally include individuals or entities that control, are controlled by, or are under common control with, the existing Alberta corporation and may include certain officers and directors of the existing Alberta corporation as well as principal shareholders of the party or persons who hold restricted shares.

       CANADIAN SECURITIES LAW CONSEQUENCES. If you are a Canadian resident, then the shares of common stock or Class A Preferred Stock that you receive after the Delaware domestication will continue to be subject to any applicable resale restrictions imposed by the securities laws of the province of Canada in which you are resident.

EXCHANGE OF SHARE CERTIFICATES

       Following the effective date of the Delaware domestication, existing holders of common shares will become holders of shares of the new Delaware corporation's common stock and existing holders of the Class A Series III Preferred Shares will become holders of shares of the new Delaware corporation's Class A Preferred Stock. This conversion will occur regardless of when the certificates formerly representing common shares or Class A Series III Preferred Shares are surrendered. Shortly after the effective date of the Delaware domestication, we will provide each of the holders of common shares with a letter of transmittal containing instructions on how to exchange certificates formerly representing common shares for certificates representing shares of common stock. Upon our receipt of this letter of transmittal and the certificate(s) formerly representing common shares, we will issue a certificate representing the appropriate number of shares of common stock. We will provide a similar letter to each holder of Class A Series III Preferred Shares.

THE DELAWARE DOMESTICATION RESOLUTION

       Based on the foregoing discussion, our board of directors has approved and believes that it is in the best interests of the existing Alberta corporation and its shareholders to domesticate the existing Alberta corporation into the State of Delaware. To reduce the franchise fees payable to the Delaware corporate authorities following the Delaware domestication, our board of directors believes that it is in our best interests and the best interests of our shareholders to alter our authorized capital from:

          -    an unlimited number of common shares without par value;

          -    an unlimited number of Class "B" non-voting common shares; and

          - an unlimited number of preferred shares without par value (of which a first series of preferred shares consisting of 100,000 shares without par value have been created, designated as 6% non-cumulative redeemable retractable first preferred shares, Series A and an unlimited number of Class A Series I, Series II and Series III Preferred Shares have been created);

          to (after giving effect to the common share consolidation):

          - 20,000,000 shares of common stock, par value of US $0.001 per share;

          - 750,000 shares of Class A Preferred Stock, par value of US $0.001 per share; and

          - 750,000 shares of preferred stock, par value of US $0.001 per share.

       If the shareholders approve this proposal, then, before completing the Delaware domestication and subject to approval by The Alberta Stock Exchange, we will effect a one-for-fifteen consolidation of the common shares and corresponding name change whereby the existing Alberta corporation will be renamed TomaHawk Engineering, Inc. Our shareholders authorized this common share consolidation and name change on September 22, 1998.

       Accordingly, you will be asked at the annual and special meeting to approve the following resolution changing our jurisdiction of incorporation from Alberta to Delaware, altering our authorized share capital and approving a new certificate of incorporation and bylaws, in substantially the following terms:

            "BE IT RESOLVED AS A SPECIAL RESOLUTION THAT:

   1. the continuance of the Company out of the jurisdiction of the BUSINESS CORPORATIONS ACT (Alberta) to the State of Delaware pursuant to Section 388 of the General Corporation Law of the State of Delaware be and is hereby approved;

   2. the Company obtain the approval of the Registrar appointed under the BUSINESS CORPORATIONS ACT (Alberta) that the Company be permitted to continue into and be registered as a "Corporation" in the State of Delaware pursuant to the General Corporation Law of the State of Delaware;

   3. the Company make application to the appropriate authorities in the State of Delaware for consent to be domesticated into and registered as a "Corporation" pursuant to the General Corporation Law of the State of Delaware;

   4. effective on the date of domestication of the Company under the General Corporation Law of the State of Delaware and after giving effect to the one-for-fifteen common share consolidation (the "Share Consolidation"), the authorized share capital of the Company be reconstituted as 20,000,000 shares of common stock, each with a par value of US $0.001 per share, 750,000 shares of preferred stock, each with a par value of US $0.001 per share, and 750,000 shares of Class A Preferred Stock, each with a par value of US $0.001 per share, all having the rights, privileges, restrictions and conditions as set forth in APPENDIX II attached to the Proxy Statement and Information Circular (the "Information Circular") of the Company dated __________, 1999;

   5. effective on the date of domestication of the Company under the General Corporation Law of the State of Delaware, the Company's issued and outstanding common shares shall each be replaced with a share of common stock with a par value of US $0.001 per share having the rights, privileges, restrictions and conditions as set forth in APPENDIX II attached to the Information Circular and each issued and outstanding Class A Series III Preferred Share of the Company shall be replaced with a share of Class A Preferred Stock having the rights, privileges and restrictions and conditions as set forth in APPENDIX II to the Information Circular;

   6. effective on the date of domestication of the Company under the General Corporation Law of the State of Delaware, the Company adopt in substitution for its existing Articles of Incorporation and Bylaws a Certificate of Incorporation and Bylaws in the form attached as APPENDIX II and APPENDIX III, respectively, to the Proxy Statement and Information Circular, with such amendments thereto as the director or officer executing the same may approve, such approval to be conclusively evidenced by his signature thereto;

   7. any of the directors or officers of the Company is hereby authorized to make such applications, execute such documents, and do such further and other acts and things as may be necessary or advisable in connection with the foregoing; and

   8. the directors of the Corporation may abandon the domestication application without further approval of the shareholders at any time prior to the Company's registration as a "Corporation" pursuant to the General Corporation Law of the State of Delaware."

VOTE REQUIRED

       The Delaware domestication requires the approval of two-thirds of the votes cast by the holders of common shares and Class A Series III Preferred Shares present or represented by proxy and voting as one class at the annual and special meeting on this proposal.

       Under Alberta corporate law, abstentions and broker non-votes are not counted as for purposes of determining the presence or absence of a quorum for the transaction of business, and are not counted as votes cast. Accordingly, abstentions and broker non-votes with respect to this proposal will not be considered and will not be counted in determining whether this proposal passes.

       Our board of directors has approved unanimously the Delaware domestication of the existing Alberta corporation under the provisions of
Section 182 of the BUSINESS CORPORATIONS ACT (Alberta) and Section 388 of the General Corporation Law of the State of Delaware and recommends that you vote "FOR" the Delaware domestication.

                                     PROPOSAL SIX

                     AMENDMENT TO THE NEW DELAWARE CORPORATION'S
                       CERTIFICATE OF INCORPORATION AND BYLAWS
          TO REQUIRE ADVANCE NOTICE OF STOCKHOLDER NOMINATIONS AND PROPOSALS

GENERAL

     The new Delaware corporation's certificate of incorporation (attached hereto as APPENDIX II) and bylaws (attached hereto as APPENDIX III) do not currently provide for the timing of any notice that stockholders must give to us before they may nominate a candidate for the board of directors or make a proposal to be voted on at an annual stockholders meeting. Our board of directors therefore has adopted, subject to stockholder approval, proposed amendments to the new Delaware corporation's certificate of incorporation and bylaws that will provide a detailed notice procedure for stockholder nominations of candidates for election as directors and stockholder proposals to be brought before an annual meeting of stockholders. If this proposal is approved, then:

          - only persons who are nominated by or at the direction of our board of directors, or by a stockholder who has given timely prior written notice to our secretary before the meeting at which directors are to be elected, will be eligible for election as directors; and

          - stockholder proposals must be submitted in writing in a timely manner to be considered at any annual meeting.

       If this proposal is approved, then, in order to be considered timely, a stockholder must deliver his notice for director nominations or stockholder proposals to us:

          - for an annual meeting, not less than seventy days nor more than ninety days before the anniversary date of the immediately preceding annual meeting of stockholders, and

          - for a special meeting, not more than ninety days before the special meeting, and not less than the later of seventy days before the special meeting or ten days after the public announcement of the date of the meeting.

       If this proposal is approved, then notice from a stockholder who proposes to nominate a person at a meeting for election as a director must contain the following information about the nominee:

          -    age;

          -    business and residence addresses;

          -    principal occupation;

          - the class and number of shares of common stock or other capital stock beneficially owned;

          -    the consent of the person to be nominated; and

          - any other information required to be included in a proxy statement soliciting proxies for the election of the proposed nominee.

The nominating stockholder must also disclose his name, address, and the number of shares of stock that he owns.

       If this proposal is approved, then notice relating to a stockholder proposal must contain certain information about the proposal and the stockholder making the proposal, including a brief description of the proposal, the proposing stockholder's name and address, and the number of shares of stock that the proposing stockholder owns.

REASONS FOR STOCKHOLDER APPROVAL

       By requiring advance notice of director nominations by stockholders, our board of directors will have a meaningful opportunity to consider the qualifications of the proposed nominees and, if deemed necessary or desirable by our board of directors, to inform stockholders about the qualifications of the proposed nominees. Similarly, by requiring advance notice of stockholder proposals, our board of directors will have a more orderly procedure for conducting annual meetings of stockholders and a meaningful opportunity to analyze the proposals and to decide whether it is appropriate to either omit the proposal or inform our stockholders, before these meetings, of any proposal to be introduced at these meetings. The advance notice requirement also allows our board of directors to weigh the merits of the proposal and prepare an analysis and a recommendation for our stockholders to consider. Finally, these procedures will give stockholders sufficient time to determine whether they desire to attend the annual meeting of stockholders, or whether they wish to grant a proxy to our management as to the disposition of any stockholder proposals.

POTENTIAL ANTI-TAKEOVER EFFECTS

       Although the proposed amendments do not give our board of directors any power to approve or disapprove stockholder nominations or proposals, they may discourage or make it more difficult to bring a nomination or proposal to a vote. The proposed amendments also may discourage a stockholder from conducting a solicitation of proxies to elect his own slate of directors or otherwise attempting to obtain control of the new Delaware corporation, even though this action might be beneficial to the new Delaware corporation and our stockholders. For these reasons, this proposal may have an anti-takeover effect, particularly when combined with Seven through Nine. Our board of directors nonetheless believes that it is important that it give advance notice of and consideration to any stockholder nominations or proposals and that stockholders have the opportunity to consider carefully any matters that may affect their rights. In addition, our board of directors believes that the proposed amendments will help assure the continuity and stability of our business and reduce our vulnerability to unsolicited takeover proposals that could curtail our board of directors ability to negotiate effectively on behalf of all of our stockholders. See "Proposal Five--Domestication into the State of Delaware--Corporate Governance Differences; Delaware and Alberta Law Comparisons--Anti-Takeover Effects."

       While they may be deemed to have potential anti-takeover effects, the proposed amendments are not prompted by any specific effort or takeover threat that we currently perceive. We presently are not aware of any attempt to take over or acquire the existing Alberta corporation or to remove our incumbent management.

THE PROPOSED AMENDMENTS

       If the stockholders approve this Proposal Six, then our board of directors will amend the new Delaware corporation's certificate of incorporation by adding the following section after Article SIXTH, Section (5):

               "(6)      Advance notice of stockholder nominations for the
       election of directors and proposals to be voted on at stockholder meetings shall be given in the manner provided in the bylaws of the Corporation."

       If the stockholders approve this Proposal Six, then our board of directors also will amend the new Delaware corporation's bylaws by adding the following section after Section 1.12:

               "Section 1.13.        STOCKHOLDER NOMINATIONS AND PROPOSALS

                      (A)  ANNUAL MEETINGS OF STOCKHOLDERS.

                              (1) Nominations of persons for election to the Board of Directors of the Corporation and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders (a) pursuant to the Corporation's notice of meeting delivered pursuant to Section 1.3 of these bylaws, (b) by or at the direction of the Chairman or the Board of

       Directors or (c) by any stockholder of the Corporation who is entitled to vote at the meeting, who complied with the notice procedures set forth in clauses (2) and (3) of this paragraph (A) of this bylaw and who was a stockholder of record at the time such notice is delivered to the Secretary of the Corporation.

                              (2) For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (c) of paragraph (A)(1) of this bylaw, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder's notice shall be delivered to the Secretary at the principal executive offices of the Corporation not less than seventy days nor more than ninety days prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than twenty days, or delayed by more than seventy days, from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the ninetieth day prior to such annual meeting and not later than the close of business on the later of the seventieth day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. Such stockholder's notice shall set forth: (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected;
       (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (i) the name and address of such stockholder, as they appear on the Corporation's books, and of such beneficial owner and (ii) the class and number of shares of the Corporation that are owned beneficially and of record by such stockholder and such beneficial owner.

                              (3) Notwithstanding anything in the second sentence of paragraph (A)(2) of this bylaw to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Corporation is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Corporation at least eighty days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice required by this bylaw shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth day following the day on which such public announcement is first made by the Corporation.

                      (B) SPECIAL MEETINGS OF STOCKHOLDERS. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation's notice of meeting pursuant to Section 1.3 of these bylaws. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation's notice of meeting (a) by or at the direction of the Board of Directors or (b) by any stockholder of the Corporation who is entitled to vote at the meeting, who complies with the notice procedures set forth in this bylaw and who is a stockholder of record at the time such notice is delivered to the Secretary of the Corporation. Nominations by stockholders of persons for election to the Board of Directors may be made at such a special meeting of stockholders if the stockholder's notice as required by paragraph (A)(2) of this bylaw shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the ninetieth day prior to such special meeting and not later than the close of business on the later of the seventieth day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the public announcement of an adjournment of a special meeting commence a new time period for the giving of a stockholder's notice as described above.

                      (C)     GENERAL.

                              (1)    Only persons who are nominated in
       accordance with the procedures set forth in this bylaw shall be eligible to serve as director and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this bylaw. Except as otherwise provided by law, the Certificate of Incorporation or these bylaws, the chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this bylaw and, if any proposed nomination or business is not in compliance with this bylaw, to declare that such defective proposal or nomination shall be disregarded.

                              (2)    For purposes of this bylaw, "public
       announcement" shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

                              (3) Notwithstanding the foregoing provisions of this bylaw, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this bylaw. Nothing in this bylaw shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation's proxy statement pursuant to Rule 14a-8 under the Exchange Act."

VOTE REQUIRED

       The approval of the proposed amendments to the new Delaware corporation's certificate of incorporation and bylaws to require advance notice of stockholder nominations and proposals requires the affirmative vote of a majority of all outstanding shares of common stock as of ___________, 1999, the record date.

       Under Delaware law, we will count abstentions and broker non-votes to determine the presence or absence of a quorum for the transaction of business, but we will not count them as votes cast. Accordingly, abstentions and broker non-votes will have the effect of votes against the proposal.

       Our board of directors has unanimously approved and recommends that you vote "FOR" the adoption of the proposed amendments to the new Delaware corporation's certificate of incorporation and bylaws to require advance notice of stockholder nominations and proposals to be voted on at annual meetings of stockholders.

                                    PROPOSAL SEVEN

                     AMENDMENT TO THE NEW DELAWARE CORPORATION'S
                       CERTIFICATE OF INCORPORATION AND BYLAWS
                              TO PROHIBIT STOCKHOLDERS
                  FROM CALLING SPECIAL MEETINGS OF THE STOCKHOLDERS

GENERAL

     The bylaws of the new Delaware corporation currently provide that our board of directors or holders of at least 5% of the outstanding shares of common stock may call special meetings of the stockholders. Our board of directors has adopted, subject to stockholder approval, amendments to the new Delaware corporation's certificate of incorporation and bylaws to prohibit our stockholders from calling a special meeting of stockholders. If this proposal is approved, then only our board of directors will be permitted to call a special meeting of stockholders.

REASONS FOR STOCKHOLDER APPROVAL

     If approved, this proposal will prevent stockholders from forcing stockholder consideration of a proposal over the opposition of our board of directors by calling a special meeting of stockholders before the next annual meeting. In addition, a stockholder will not have the ability to force stockholder consideration of a proposal over the opposition of our board of directors by calling a special meeting of stockholders earlier than our board believes to be appropriate. As a result, the proposed amendments will enable our board of directors to conduct stockholder meetings in an orderly manner and to adequately inform stockholders of the matters to be considered at any special meeting of stockholders.

     This proposed amendment, in conjunction with Proposals Six, Eight and Nine, is intended to protect against attempts to acquire control of the new Delaware corporation by coercive and unfair practices that do not treat all shareholders equally. For example, an acquiror may propose a two-tiered takeover bid that forces stockholders to sell or risk receiving an even lower price in the second step of the transaction. The acquiror also may use the threat of a proxy fight and/or a takeover bid as a means of forcing the new Delaware corporation to repurchase the acquiror's shares at a substantial premium over the market price. By preventing the stockholders from calling a special meeting, this proposed amendment is intended to encourage potential acquirors to negotiate with our board of directors before making a takeover bid. These negotiations should provide our board of directors with the time it needs to evaluate any takeover proposal and to review alternatives with a goal of maximizing value for all of our stockholders. If these negotiations produce a proposal that our board of directors believes is fair to all of our stockholders, then our board of directors will call a special meeting to vote on the takeover proposal.

POTENTIAL ANTI-TAKEOVER EFFECTS

     If this proposal is approved, then it may discourage or make it more difficult to attempt to take control of the new Delaware corporation, even though this action might be beneficial to the new Delaware corporation and our stockholders. Potential acquirors would be forced to wait for the next annual meeting to attempt a takeover. This proposal therefore may have an anti-takeover effect, particularly when combined with Proposals Six, Eight and Nine. See "Proposal Five--Domestication into the State of Delaware--Corporate Governance Differences; Delaware and Alberta Law Comparisons--Anti-Takeover Effects--Special Meetings of Shareholders."

     While it may be deemed to have potential anti-takeover effects, the proposed amendments are not prompted by any specific effort or takeover threat that we currently perceive. We presently are not aware of any attempt to take over or acquire the existing Alberta corporation or to remove our incumbent management.

THE PROPOSED AMENDMENTS

     If the stockholders approve this Proposal Seven, then our board of directors will amend the new Delaware corporation's certificate of incorporation by adding the following section after Article SIXTH, Section (6):

              "(7) Special meetings of stockholders may be called only by the Board of Directors, and may not be called by any other person or persons."

     If the stockholders approve this Proposal Seven, then our board of directors also will amend the new Delaware corporation's bylaws by deleting the phrase "or by holders of shares of Common Stock of the Corporation representing 5% of the outstanding shares" from the first sentence of Section 1.2, and adding the phrase "but such special meetings may not be called by any other person or persons."

VOTE REQUIRED

     The approval of the proposed amendments to the new Delaware corporation's certificate of incorporation and bylaws to prohibit stockholders from calling special meetings of stockholders requires the affirmative vote of a majority of all outstanding shares of common stock as of ___________, 1999, the record date.

     Under Delaware law, we will count abstentions and broker non-votes to determine the presence or absence of a quorum for the transaction of business, but we will not count them as votes cast. Accordingly, abstentions and broker non-votes will have the effect of votes against the proposal.

     Our board of directors has unanimously approved and recommends that you vote "FOR" the adoption of the proposed amendments to the new Delaware corporation's certificate of incorporation and bylaws to prohibit stockholders from calling special meetings of stockholders.

                                    PROPOSAL EIGHT

                     AMENDMENT TO THE NEW DELAWARE CORPORATION'S
                            CERTIFICATE OF INCORPORATION
                      TO ELIMINATE ACTIONS OF THE STOCKHOLDERS
                         BY WRITTEN CONSENT WITHOUT A MEETING

GENERAL

     Under Delaware corporate law, stockholders may take any action required or permitted to be taken by stockholders without a meeting, without prior notice and without a stockholder vote if a written consent setting forth the action to be taken is signed by the holders of stock having the requisite number of votes needed to approve the action. However, Delaware corporate law provides that a corporation's certificate of incorporation may require that its stockholders act at an annual or special meeting and prohibit stockholder action by written consent. The new Delaware corporation's certificate of incorporation (attached hereto as APPENDIX II) currently does not prohibit this type of action by written consent. Consequently, a person or group of persons holding a majority interest in the new Delaware corporation could take significant corporate action without giving to all stockholders advance notice or the opportunity to vote. Our board of directors therefore has adopted, subject to stockholder approval, an amendment to the new Delaware corporation's certificate of incorporation that will prevent the new Delaware corporation's stockholders from taking action without a meeting by written consent.

REASONS FOR STOCKHOLDER APPROVAL

     Our board of directors believes that it is in the best interests of our stockholders to be advised of in advance and given the opportunity to vote on any significant corporate action that requires their approval. If action by written consent without a meeting is permitted, then a majority of the stockholders could consent in writing to certain action without advance notice to the other stockholders. Requiring advance notice of proposed stockholder action provides all stockholders with the opportunity to express their views on the proposed action and to obtain the support or opposition of other stockholders. Our board of directors believes that stockholder decisions that have been reached only after all stockholders have received notice and have had an opportunity to express their views will better reflect the best interests of all of our stockholders.

     Like Proposal Seven, this proposed amendment is intended to protect against attempts to acquire control of the new Delaware corporation by coercive and unfair practices that do not treat all shareholders equally. By forcing our stockholders to take action only at a meeting, this proposed amendment is intended to prevent a potential acquiror from taking control of our company by soliciting the written consent of a simple majority of our stockholders. This proposal should encourage potential acquirors to negotiate with our board of directors before making a takeover bid. These negotiations should provide our board of directors with the time it needs to evaluate any takeover proposal and to review alternatives with a goal of maximizing value for all of our stockholders. This proposal is also intended to prevent a potential acquiror from avoiding the requirements of Proposal Seven by taking action without holding a stockholders meeting.

POTENTIAL ANTI-TAKEOVER EFFECTS

     Action by written consent may, in some circumstances, permit our stockholders to take action opposed by our board of directors more rapidly than would be possible if a meeting were required. Action by written consent may include proposals to approve offers to acquire the new Delaware corporation, to acquire the assets of the new Delaware corporation or to replace members of our board of directors, which proposals our board of directors may oppose. The proposed amendment to the new Delaware corporation's certificate of incorporation therefore may complicate or delay any attempt to assume control of the new Delaware corporation without the approval of our board of directors. This provision may discourage or make it more difficult to complete a merger, tender offer, proxy contest or the assumption of control and removal of our incumbent management, even though this action might be beneficial to the new Delaware corporation and our stockholders. Our board of directors nonetheless believes that it is important that it give advance notice of and consideration to any stockholder action and that stockholders discuss at a meeting any matters which may affect their rights.
See "Proposal Five--Domestication into the State of Delaware--Corporate Governance Differences; Delaware and Alberta Law Comparisons--Anti-Takeover Effects."

     While it may be deemed to have potential anti-takeover effects, the proposed amendment is not prompted by any specific effort or takeover threat that we currently perceive. We presently are not aware of any attempt to take over or acquire the existing Alberta corporation or to remove our incumbent management.

THE PROPOSED AMENDMENT

     If our stockholders approve this Proposal Eight, then our board of directors will amend the new Delaware corporation's certificate of incorporation by adding the following section after Article SIXTH, Section (7):

              "(8) No action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting of stockholders."

VOTE REQUIRED

     The approval of the proposed amendment to the new Delaware corporation's certificate of incorporation to eliminate the right to act by written consent requires the affirmative vote of a majority of all outstanding shares of common stock as of ___________, 1999, the record date.

     Under Delaware law, we will count abstentions and broker non-votes to determine the presence or absence of a quorum for the transaction of business, but we will not count them as votes cast. Accordingly, abstentions and broker non-votes will have the effect of votes against the proposal.

     Our board of directors has unanimously approved and recommends that you vote "FOR" the amendment to the new Delaware corporation's certificate of incorporation to eliminate the right to act by written consent.

                                    PROPOSAL NINE

                     AMENDMENT TO THE NEW DELAWARE CORPORATION'S
                       CERTIFICATE OF INCORPORATION AND BYLAWS
          TO REQUIRE A SUPERMAJORITY VOTE TO AMEND CERTAIN PROVISIONS OF THE
          NEW DELAWARE CORPORATION'S CERTIFICATE OF INCORPORATION AND BYLAWS

GENERAL

     Delaware law provides that the vote of the holders of a majority of the outstanding shares entitled to vote is required to alter, amend, change or repeal a corporation's certificate of incorporation, unless otherwise specified in the corporation's certificate of incorporation or bylaws. Our board of directors has adopted, subject to stockholder approval, amendments to the new Delaware corporation's certificate of incorporation and bylaws that would require the affirmative vote of the holders of at least two-thirds of the outstanding shares entitled to vote to amend Article SIXTH of the new Delaware corporation's certificate of incorporation, and Sections 1.2 and 1.13 of the new Delaware corporation's bylaws, which govern:

          -    the size of our board of directors;

          -    the elimination of actions by written consent of stockholders;

          -    advance notice requirements;

          -    the removal of directors; and

          -    the filling of vacancies on the board of directors.

REASONS FOR STOCKHOLDER APPROVAL

       As discussed above in Proposals Six through Eight, our board of directors believes it is in the best interests of our stockholders to be advised of in advance and given the opportunity to consider and vote on any significant corporate action that requires the approval of the stockholders. The proposed amendments described in Proposals Six through Eight are intended to further this goal. This Proposal Nine is designed to prevent a stockholder with a majority of the voting power from avoiding the protections of the proposed amendments described in Proposals Six through Eight by simply repealing them.

       This proposed amendment, like Proposals Six through Eight, is intended to protect against attempts to acquire control of the new Delaware corporation by coercive and unfair practices that do not treat all shareholders equally. By forcing potential acquirors to comply with the protections of the proposed amendments in Proposals Six through Eight, this proposed amendment should force potential acquirors to negotiate with our board of directors before making a takeover bid. These negotiations should provide our board of directors with the time it needs to evaluate any takeover proposal and to review alternatives with a goal of maximizing value for all of our stockholders.

POTENTIAL ANTI-TAKEOVER EFFECTS

       This supermajority voting provision may discourage or make it more difficult to complete a merger, tender offer, proxy contest or the assumption of control and removal of our incumbent management, even though this action might be beneficial to the new Delaware corporation and our stockholders. While it may be deemed to have potential anti-takeover effects, the proposed Articles THIRTEENTH and FOURTEENTH are not prompted by any specific effort or takeover threat that we currently perceive. We presently are not aware of any attempt to take over or acquire the existing Alberta corporation or to remove our incumbent management. See "Proposal Five--Domestication into the State of Delaware--Corporate Governance Differences; Delaware and Alberta Law Comparisons--Anti-Takeover Effects."

THE PROPOSED AMENDMENTS

       If the stockholders approve this Proposal Nine, then our board of directors will amend the new Delaware corporation's certificate of incorporation by deleting Article THIRTEENTH and replacing it with the following:

               "THIRTEENTH. Notwithstanding any other provisions of this Certificate of Incorporation or the bylaws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, this Certificate of Incorporation or the bylaws of the Corporation), the affirmative vote of the holders of two-thirds of the total voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal, or adopt any provision inconsistent with, this Article THIRTEENTH or Articles SIXTH or FOURTEENTH."

               "FOURTEENTH. Notwithstanding any other provisions of this Certificate of Incorporation or the bylaws of the Corporation (and notwithstanding the fact that a lesser percentage maybe specified by law, this Certificate of Incorporation or the bylaws of the Corporation), the affirmative vote of the holders of two-thirds of all outstanding shares of common stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal, or adopt any provision inconsistent with, Sections 1.2, 1.13 or 7.6 of the Corporation's bylaws."

       If the stockholders approve this Proposal Nine, then our board of directors will also amend the new Delaware corporation's bylaws by deleting
Section 7.6 and replacing it with the following:

               "Section 7.6. AMENDMENTS. These bylaws may be altered, amended or repealed, and new bylaws made, at any meeting of the Board of Directors or of the stockholders, provided notice of the proposed change was given in the notice of the meeting and, in the case of a meeting of the Board, in a notice given not less than two days prior to the meeting; PROVIDED, HOWEVER, that, in the case of amendments by stockholders, notwithstanding any other provisions of these bylaws or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock of the Corporation required by law, the Certificate of Incorporation or these bylaws, the affirmative vote of the holders of at least two-thirds of the total voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal, or adopt any provision inconsistent with, this Section 7.6 or any provision of Sections 1.2 or 1.13 of these bylaws."

VOTE REQUIRED

       The approval of the proposed amendments to the new Delaware corporation's certificate of incorporation and bylaws to require a supermajority vote to amend the new Delaware corporation's certificate of incorporation or bylaws requires the affirmative vote of a majority of all outstanding shares of common stock as of ___________, 1999, the record date.

       Under Delaware law, we will count abstentions and broker non-votes to determine the presence or absence of a quorum for the transaction of business, but we will not count them as votes cast. Accordingly, abstentions and broker non-votes will have the effect of votes against the proposal.

       Our board of directors has unanimously approved and recommends that you vote "FOR" the proposed amendments to require a supermajority vote to amend the new Delaware corporation's certificate of incorporation or bylaws.

                                     PROPOSAL TEN

                      APPROVAL OF FORM INDEMNIFICATION AGREEMENT

GENERAL

       We intend to enter into indemnification agreements with our directors and executive officers upon the effectiveness of the Delaware domestication. These indemnification agreements will, among other things, provide the maximum protection permitted by Delaware law for the indemnification of the directors and executive officers of the new Delaware corporation.

       Section 144 of the General Corporation Law of the State of Delaware provides that no transaction between the corporation and:

          -    one or more of its directors or officers;

          - any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers; or

          - any other corporation, partnership, association, or other organization in which one or more of its directors or officers have a financial interest;

is void solely because (1) the relationship exists, (2) the director or officer is present or participates in the board meeting which authorizes the transaction, or (3) the director's or officer's votes are counted for authorizing the transaction, if:

          - the material facts relating to the director's or officer's relationship or interest are disclosed or are known to the board of directors and a majority of the disinterested directors authorizes the transaction in good faith, even though the disinterested directors do not constitute a quorum;

          - the material facts relating to the director's or officer's relationship or interest are disclosed or are known to the stockholders entitled to vote on the transaction, and the transaction is specifically approved in good faith by vote of the stockholders; or

          - the transaction is fair to the corporation as of the time it is authorized, approved or ratified, by the board of directors or the stockholders.

       If the stockholders approve the Delaware domestication, then the new Delaware corporation intends to enter into indemnification agreements with each of its directors and executive officers. Although we believe that the indemnification agreements are just and reasonable, and that stockholder approval therefore may not be required, we believe that it is appropriate to submit the indemnification agreements to our stockholders for consideration. If the indemnification agreements are approved, then no stockholder may later claim that the indemnification agreements are invalid due to improper authorization. If the indemnification agreements are not approved, then a stockholder may claim that the agreements are invalid. If a stockholder does assert this type of claim, then the person asserting the validity of the agreements may have the burden of proving that they were just and reasonable to the new Delaware corporation at the time they were authorized.

       Insurance has traditionally provided additional protection to directors and officers by covering litigation expenses and judgments in a wide range of cases, even if a corporation cannot indemnify them directly. In recent years, however, insurance for director and officer liability has become either unavailable or available only in reduced amounts and at substantially increased prices. In light of this situation, our board of directors has determined that it is in our best interests to supplement any insurance coverage that the new Delaware corporation may maintain by entering into the indemnification agreements.

       We request that you review and approve the proposed form of indemnification agreement in substantially the form attached hereto as APPENDIX
IV.  Please read the attached agreement in its entirety.


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

TERMS OF THE INDEMNIFICATION AGREEMENTS

       The proposed form of indemnification agreement is intended to provide the maximum indemnification to our directors and executive officers allowed under Delaware corporate law, including indemnification not expressly permitted by the statute. The proposed form of indemnification agreement covers all expenses, judgments, penalties, fines and amounts paid in settlement (if approved in advance by the new Delaware corporation) arising from claims based on the indemnified party's action or inaction while serving as a director or executive officer of the new Delaware corporation, any subsidiary or another entity (if at the new Delaware corporation's request). Indemnification would not be available, however, for a claim if a court determines that indemnification is not permitted under applicable law.

       The proposed form of indemnification agreement also provides for the prompt advancement of all expenses incurred in connection with any claim. If it is later determined that the indemnified party was not entitled to indemnification, then he is obligated to reimburse the new Delaware corporation for all amounts advanced.

       The proposed form of indemnification agreement also provides that it is not exclusive, although it does prohibit double payment. While the proposed form of indemnification agreement does not require the new Delaware corporation to maintain liability insurance for directors and executive officers, if a policy exists, then indemnification must be provided for any liability in excess of the maximum coverage afforded under the liability insurance policy. The proposed form of indemnification agreement, together with the limitation of liability provided by the new Delaware corporation's certificate of incorporation, will reduce significantly the number of instances in which directors might be held liable to the new Delaware corporation or its stockholders for monetary damages. Therefore, you should note that the directors have a direct personal interest in the approval of the indemnification agreements.

       Steven M. Caira, our president, chief executive officer, acting chief financial officer and chairman of the board of directors is currently a defendant in a pending lawsuit. See "Business--Legal Proceedings." A verdict for the plaintiff in this suit might result in a claim for indemnification under the indemnification agreements. We are not aware of any other pending or threatened litigation involving any of our other directors or executive officers.

REASONS FOR THE STOCKHOLDER APPROVAL

       We believe that our stockholders should approve the proposed form of indemnification agreement because:

          - the increasing hazard and related expense of unfounded litigation against directors, executive officers and other service providers;

          - the general unavailability of liability insurance for directors and executive officers or significant limitations in the amount and breadth of the coverage;

          - dramatic increases in premiums for liability insurance for directors and executive officers; and

          - our potential inability to continue to attract and retain qualified directors and executive officers in light of these circumstances.

       Although the foregoing concerns have not prevented us from attracting and retaining directors and executive officers, our board of directors believes that the indemnification agreements will strengthen our ability to attract and retain the services of knowledgeable and experienced persons who can make a significant contribution to our success. We believe that the indemnification agreements will complement the indemnity available under Delaware corporate law, the new Delaware corporation's certificate of incorporation and bylaws, and any insurance policies that the new Delaware corporation may maintain.

VOTE REQUIRED

       The approval of the form indemnification agreements requires the affirmative vote of a majority of the votes present or represented by proxy and entitled to vote on this subject matter at the meeting and held by


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disinterested stockholders.  Since each director and each executive officer is an interested party with respect to this matter, shares owned directly or indirectly by any director or executive officer may not be voted on this proposal although they will be counted for purposes of determining whether a quorum is present.

       Under Delaware law, we will count abstentions to determine the presence or absence of a quorum for the transaction of business, but we will not count them as votes cast. Accordingly, abstentions will have the effect of votes against the proposal. A broker non-vote will not be treated as entitled to vote on this subject matter at the meeting.

       Our board of directors has unanimously approved and recommends that you vote "FOR" the approval of the proposed form of indemnification agreement.


     ANTI-TAKEOVER MEASURES CURRENTLY INCLUDED IN THE NEW DELAWARE
         CORPORATION'S CERTIFICATE OF INCORPORATION AND BYLAWS

       Delaware corporate law and the new Delaware corporation's certificate of incorporation and bylaws currently include several provisions that could discourage or make it more difficult to complete a merger, tender offer, proxy contest or the assumption of control and removal of our incumbent management. These anti-takeover effects could deter actions that might be beneficial to the new Delaware corporation and our stockholders.

       BLANK CHECK PREFERRED STOCK. The term "blank check preferred stock" refers to the inclusion of a provision in a company's certificate of incorporation that allows the company's board of directors to issue preferred stock and to determine the characteristics of that preferred stock. The new Delaware corporation's certificate of incorporation contains a blank check preferred stock provision that authorizes our board of directors to issue shares of preferred stock in one or more series and to determine the preferred stock's characteristics, including voting and conversion rights.
In addition, our board of directors may redeem all or any part of any series of preferred stock at any time in compliance with the terms of the preferred stock.

       Faced with an attempted hostile takeover, our board of directors could use this blank check preferred stock to create dilutive effects, voting impediments or buyout obstacles, or to otherwise frustrate persons seeking to acquire control of the new Delaware corporation.

       SECTION 203 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE. After the Delaware domestication, we will be governed by Delaware corporate law, including Section 203 of the General Corporation Law of the State of Delaware. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the time that the person became an interested stockholder, unless (with certain exceptions) our board of directors approves the business combination or the transaction in which the person became an interested stockholder. Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. In addition, an interested stockholder is generally a person who, together with affiliates and associates, owns, or within three years before the determination of interested stockholder status, did own, 15% or more of a corporation's voting stock. This provision could have anti-takeover effects with respect to transactions not approved in advance by our board of directors, including discouraging takeover attempts that might offer a premium over the market price of the common stock. See "Proposal Five--Domestication into the State of Delaware--Corporate Governance Differences; Delaware and Alberta Law Comparisons--Anti-Takeover Effects--Delaware Anti-Takeover Law."


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

       NO CUMULATIVE VOTING. The new Delaware corporation's certificate of incorporation does not authorize cumulative voting for the election of directors. Cumulative voting would enable substantial minority stockholders to have representation on our board of directors. The absence of cumulative voting could therefore be considered as an anti-takeover measure.

       Our board of directors does not intend to propose any amendments to the new Delaware corporation's certificate of incorporation or bylaws, other than Proposals Six through Nine, which would impact an attempt by a third party to obtain control of the new Delaware corporation. You should read Proposals Six through Nine for a more complete description of the potential anti-takeover effects created by these proposals.


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                             DESCRIPTION OF CAPITAL STOCK

       The existing Alberta corporation's authorized capital stock consists of an unlimited number of common shares and an unlimited number of preferred shares. If the Delaware domestication is completed, after giving effect to the one-for-fifteen common share consolidation, then the authorized capital of the new Delaware corporation will consist of 20,000,000 shares of common stock, par value US $0.001 per share, 750,000 shares of Class A Preferred Stock, par value US $0.001 per share, and 750,000 shares of preferred stock, par value US $0.001 per share.

       The following summaries of certain provisions of the common stock and preferred stock are not complete. You should review the new Delaware corporation's certificate of incorporation, a copy of which is attached as APPENDIX II.

COMMON STOCK

       As of May 31, 1999, the existing Alberta corporation had 84,744,165 common shares outstanding. If the Delaware domestication is completed, then the holders of common shares will become holders of shares of common stock of the new Delaware corporation. After giving effect to the common share consolidation, there will be approximately 5,650,300 shares of common stock outstanding.

       The holders of the existing Alberta corporation's common shares are entitled to, among other things:

          - one vote per share on all matters submitted to a shareholder vote;

          - receive a pro rata share of any dividends declared by our board of directors out of funds legally available for paying dividends subject to preferences applicable to outstanding shares of Class A Series III Preferred Shares (see "--Preferred Stock--Dividends and Liquidation Preference"); and

          - if the existing Alberta corporation is liquidated, dissolved or wound-up, receive a pro rata share of all assets remaining after we have paid our liabilities and the liquidation preference of the Class A Series III Preferred Shares (see "--Preferred Stock--Dividends and Liquidation Preference").

       Holders of the existing Alberta corporation's common shares have no preemptive rights and no rights to convert their common shares into any other securities. In addition, there are no redemption or sinking fund provisions with respect to the common shares. All of the outstanding common shares are fully paid and non-assessable. The rights, preferences and privileges of holders of common shares are subject to, and may be affected adversely by, the rights of the holders of shares of the Class A Series III Preferred Shares and any series of preferred shares that the existing Alberta corporation may designate and issue in the future.

       The rights of the holders of common stock after the Delaware domestication will be substantially similar to the rights of the holders of common shares. For a description of the differences of stockholder rights after the Delaware domestication, see "Proposal Five--Domestication into the State of Delaware Corporate Governance Differences; Delaware and Alberta Law Comparisons."

PREFERRED STOCK

       As of May 31, 1999, the existing Alberta corporation had 750,000 Class A Series III Preferred Shares outstanding. If the Delaware domestication is completed, then the holders of Class A Series III Preferred Shares will receive shares of Class A Preferred Stock of the new Delaware corporation. Although the one-for-fifteen common share consolidation will affect the conversion ratio of the shares of Class A Preferred Stock, the conversion will not affect the number of outstanding shares of Class A Preferred Stock. See "--Conversion Right."

       DIVIDENDS AND LIQUIDATION PREFERENCE. Holders of Class A Series III Preferred Shares are entitled to a pro-rata share of any dividends declared by our board of directors, so long as the dividends are paid out of funds legally available for paying dividends. If the existing Alberta corporation liquidates, dissolves, sells all of our assets or distributes any of our capital before we distribute anything to the holders of common shares, holders of


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Class A Series III Preferred Shares are entitled to receive US $0.001 for each Class A Series III Preferred Shares held and a pro-rata share of any unpaid dividends accrued with respect to each preferred share held.

       CONVERSION RIGHT. Each Class A Series III Preferred Share may be converted into ten common shares if our subsidiary TomaHawk II, Inc. earns Cdn. $2.50 per shares in net income after tax, but adjusted to add back the following expenses:

          -    depletion

          -    deferred taxes;

          -    amortization of goodwill; and

          -    deferred research and development costs.

       If the Delaware domestication is completed and TomaHawk II, Inc. earns Cdn. $2.50 per share in adjusted net income after tax, then, after giving effect to the one-for-fifteen common share consolidation, each share of Class A Preferred Stock may be converted into 0.67 shares of common stock of the new Delaware corporation. Our articles of incorporation also permit us to apply to The Alberta Stock Exchange to amend the terms of conversion. The Class A Preferred Stock will be cancelled if they are not eligible for conversion by December 31, 1999.

       After the Delaware domestication, the rights of holders of Class A Preferred Stock will be substantially similar to the rights that they have as holders of Class A Series III Preferred Shares. For a description of the differences of stockholder rights after the Delaware domestication, see "Proposal Five--Domestication into the State of Delaware Corporate Governance Differences; Delaware and Alberta Law Comparisons."

       CANCELLATION OF PREFERRED STOCK. If we become insolvent, file or have filed against us a petition in bankruptcy, or stop operating our business, then the Class A Series III Preferred Shares must be surrendered to us for cancellation.

CHANGE OF CONTROL PROVISIONS

       The existing Alberta corporation's articles of incorporation and bylaws include certain provisions that may discourage or make it more difficult to take control of the existing Alberta corporation. These provisions include:

       BLANK CHECK PREFERRED STOCK. The existing Alberta corporation currently is authorized to issue an unlimited number of preferred shares by action of our board of directors without further action by our shareholders. Our board of directors could authorize the issuance of preferred shares with special voting and other rights that could deter, or hinder the completion of, any proposed tender offer, merger or other attempt to gain control of our company which is not approved by our board of directors, to the extent permissible under applicable law. Issuance of preferred shares could make removal of incumbent management more difficult, even if this removal were viewed to be in the best interests of our shareholders. We have no present plans to issue additional preferred shares.

       INCREASED STOCKHOLDER VOTE FOR AMENDMENT OF CERTIFICATE OF INCORPORATION OR BYLAWS Under Alberta corporate law, amendments to our articles of incorporation require the approval of two-thirds of the outstanding shares entitled to vote on the amendment. This requirement makes it more difficult to amend our articles of incorporation, including those provisions that tend to deter takeover attempts. Obtaining a greater than majority vote can be difficult, especially if our management opposes the proposed action. As of May 31, 1999, our directors and executive officers and the directors and executive officers of TomaHawk II, Inc. held an aggregate of 24.2% of the outstanding common shares.

       If the Delaware domestication is approved, then these provisions will be included in the new Delaware corporation's certificate of incorporation and bylaws. In addition, if approved, the proposed amendments to the new Delaware corporation's certificate of incorporation and bylaws described in Proposals Six through Nine of this Proxy Statement and Information Circular also may deter an attempt to take control of the new Delaware corporation. These proposed amendments are:


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

       PROPOSAL SIX -- ADVANCE NOTICE OF STOCKHOLDER NOMINATIONS AND PROPOSALS. If approved, Proposal Six would require that stockholders provide us with advance notice of all nominations for the election of directors and proposals to be considered at a meeting of stockholders. This proposal also would require stockholders to provide us with certain information about their nominees and proposals. See "Proposal Six--Amendment to the New Delaware Corporation's Certificate of Incorporation and Bylaws to Require Advance Notice of Stockholder Nominations and Proposals-- General." The advance notice requirement would not give to our board of directors the power to approve or disapprove stockholder nominations or proposals. However, it might preclude a contest for the election of directors if the nominating stockholder does not follow the established procedures. See "Proposal Five--Domestication into the State of Delaware--Corporate Governance Differences; Delaware and Alberta Law Comparisons--Anti-Takeover Effects--Advance Notice Requirements for Shareholder Proposals and Director Nominations."

       PROPOSAL SEVEN -- ELIMINATION OF THE ABILITY OF STOCKHOLDERS TO CALL A SPECIAL MEETING If approved, Proposal Seven would eliminate the stockholders' ability to call a special meeting. When combined with the elimination of the stockholders' ability to act by written consent in Proposal Eight, this amendment would prevent our stockholders from taking any action opposed by our board of directors until the next annual meeting of stockholders. This proposal would make it more difficult to take control of the new Delaware corporation. See "Proposal Five--Domestication into the State of Delaware--Corporate Governance Differences; Delaware and Alberta Law Comparisons--Anti-Takeover Effects--Special Meetings of Shareholders" and "Proposal Seven--Amendment to the New Delaware Corporation's Certificate of Incorporation and Bylaws to Prohibit Stockholders from Calling Special Meetings of the Stockholders."

       PROPOSAL EIGHT -- STOCKHOLDERS CANNOT TAKE ACTION BY WRITTEN CONSENT If Proposal Eight is approved, then our stockholders will not be able to take any action by written consent. If adopted, the proposed amendment would tend to support incumbent directors and management and make it more difficult for stockholders to take certain actions even if the actions are desired by the holders of a majority of the outstanding shares. See "Proposal Five--Domestication into the State of Delaware--Corporate Governance Differences; Delaware and Alberta Law Comparisons--Anti-Takeover Effects--Shareholder Action by Written Consent" and "Proposal Eight--Amendment to the New Delaware Corporation's Certificate of Incorporation to Eliminate Actions of the Stockholders by Written Consent Without a Meeting."

       PROPOSAL NINE -- INCREASED STOCKHOLDER VOTE FOR AMENDMENT OF THE CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BYLAWS. Under Delaware corporate law, a corporation's certificate of incorporation and bylaws can be amended by a simple majority of the shares entitled to vote on the amendment.
If Proposal Nine is approved, then amendments to certain provisions of the new Delaware corporation's certificate of incorporation and bylaws would require the concurrence of the holders of at least two-thirds of the voting power of the new Delaware corporation entitled to vote on the amendment. This requirement is designed to prevent a stockholder controlling a majority of the voting power from avoiding the requirements of the anti-takeover provisions by simply repealing them. This proposal may tend to discourage takeover attempts. See "Proposal Five--Domestication into the State of Delaware--Corporate Governance Differences; Delaware and Alberta Law Comparisons--Anti-Takeover Effects--Amendments to the Certificate of Incorporation and Bylaws" and "Proposal Nine--Amendment to the New Delaware Corporation's Certificate of Incorporation and Bylaws to Require a Supermajority Vote to Amend Certain Provisions of the New Delaware Corporation's Certificate of Incorporation and Bylaws."

       SECTION 203 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE. If the Delaware domestication is approved, then we will be governed by Delaware corporate law, including Section 203 of the General Corporation Law of the State of Delaware. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the time that the person became an interested stockholder, unless (with certain exceptions) our board of directors approves the business combination or the transaction in which the person became an interested stockholder. Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. In addition, an interested stockholder is generally a person who, together with affiliates and associates, owns (or within three years before the determination of interested stockholder status, did


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

own) 15% or more of a corporation's voting stock. This provision could have anti-takeover effects with respect to transactions not approved in advance by our board of directors, such as discouraging takeover attempts that might offer a premium over the market price of the common stock. See "Proposal Five--Domestication into the State of Delaware--Corporate Governance Differences; Delaware and Alberta Law Comparisons--Anti-Takeover
Effects--Delaware Anti-Takeover Law."

TRANSFER AGENT AND REGISTRAR

       Our transfer agent and registrar for our common shares is CIBC Mellon Trust. If the Delaware domestication is approved, then our transfer agent and registrar for our common stock will continue to be CIBC Mellon Trust.

DISCLOSURE OF SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

       If the Delaware domestication and the proposed form of indemnification agreement are approved (see "Proposal Five--Delaware Domestication into the State of Delaware" and "Proposal Ten--Approval of Form Indemnification Agreement"), then the indemnification provisions provided in our certificate of incorporation, bylaws and agreements with directors and executive officers will provide for broad indemnification under Delaware corporate law with no express exclusion for liabilities arising under or in connection with the Securities Act. In the SEC's opinion, indemnification for liabilities arising under the Securities Act is against public policy and therefore is unenforceable.


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

                                       BUSINESS

OVERVIEW

       TomaHawk Corporation is the parent holding company of TomaHawk II, Inc., a Delaware corporation. TomaHawk II, Inc. provides document imaging and conversion, engineering design and manufacturing services to both the U.S. federal government and commercial customers. References to "TomaHawk," "we" or "us" include TomaHawk Corporation and TomaHawk II, Inc.

       Our current services include:

          - scanning and conversion of large and small technical documents to computer intelligent or computer-aided-design ("CAD") formats;

          - numerical control programming for the automated manufacture of parts and components;

          -    tool design;

          -    precision machining and inspection of parts and components;

          -    engineering design and analysis of parts and components; and

          - reverse engineering of parts and components that do not have plans, drawings or models to allow for the creation of CAD format documents.

       Our services, described in more detail below, address significant needs of both large and small organizations in various industries, including defense, aerospace, engineering, architecture, automotive, telecommunications and utilities. To date, we have provided our services primarily to customers in the defense, aerospace, engineering and architecture industries.

       We provide a range of services to our customers throughout the design to manufacture life cycle of a product or project, including individual services as well as total project solutions that we refer to as "Paper to Parts." As an outsourcing resource, we provide services to our customers that they cannot perform internally or that supplement their existing capabilities. In addition, by utilizing our services, and not performing the same services in-house, our customers can determine more accurately project completion dates and control project costs, as we generally perform our services based on quoted budgets and delivery schedules.

       We believe that two emerging trends will continue to affect the current market for our services. The first trend is the continued evolution and acceptance of CAD technology. Some form of CAD technology is utilized in designing everything from manufactured parts to complex machinery. Our customers are beginning to convert their inventories of historical documents to electronic format to make them compatible with current CAD design. The second trend involves the current industry movement toward outsourcing an increasing number of tasks and services that can be performed more efficiently by independent suppliers. Companies and governmental agencies at all levels are downsizing and turning to outsourcing as a cost-effective alternative to maintaining in-house capabilities for non-core functions, tasks or services that they can purchase more efficiently from other companies.

CORPORATE HISTORY

       The predecessor company of TomaHawk Corporation was originally incorporated in Alberta, Canada on September 10, 1986. TomaHawk II, Inc. was formed on February 3, 1993. Effective March 8, 1993, we acquired all of the issued and outstanding shares of capital of TomaHawk II, Inc. and commenced our current business operations.

       TomaHawk Corporation currently does not carry on any business other than acting as the parent holding company of TomaHawk II, Inc. TomaHawk II, Inc. is the sole operating subsidiary through which TomaHawk Corporation conducts its business operations. In order to simplify our capital structure, we intend to merge TomaHawk II, Inc. into TomaHawk Corporation at some time after the completion of the Delaware domestication.


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       TomaHawk Software, Inc., a corporation organized under the laws of India and located in Bangalore, India, is a wholly-owned subsidiary of TomaHawk II, Inc.

SERVICES

       We offer document conversion, engineering and manufacturing services through two primary divisions: (1) document imaging and conversion services and
(2) engineering and manufacturing services.

       DOCUMENT IMAGING AND CONVERSION SERVICES. Our document imaging and conversion services convert technical information from written form (i.e., paper, mylar, parchment, linen, etc.) to electronic format. In this division, we focus primarily on the conversion of technical, engineering and architectural drawings from their original source document to CAD formats. We convert the following types of documents:

          -    engineering design drawings;

          -    maps;

          -    technical manuals;

          -    electrical schematic drawings;

          -    architectural design drawings; and

          -    civil engineering/topographical drawings.

Our primary document imaging and conversion services are described below:

               DOCUMENT CONVERSION SERVICES. Document conversion to intelligent electronic formats involves the conversion of documents to computer readable or "intelligent" formats. In this process, we convert scanned raster (or view only) images to geometric entities such as lines, circles, arcs and splines in a computer vector format to replicate the original design or drawing in an intelligent electronic or "CAD ready" format. Although adequate for most engineering applications, this format only replicates the design or drawing, but is not accurate to specific dimensions because original drawings often contain dimensional inaccuracies when drafted by hand.

               Similarly, we convert scanned text previously in raster format on smaller documents such as technical manuals to their simplest intelligent form (i.e. ASCII). Computers then can recognize this information for applications such as engineering changes and word processing. The process of taking a scanned image containing alphanumeric raster images and converting it into intelligent "ASCII" characters is called optical character recognition ("OCR"). Once in an intelligent (i.e. ASCII or vector) format, images are no longer simple pictures or text, but rather intelligent computer data that forms the basis for other, more advanced applications such as CAD applications.

               In addition to converting images to CAD ready formats, we convert images to "CAD perfect" format. CAD perfect format involves computer files containing a design or image that is dimensionally accurate even though the original source document is not necessarily accurate. We provide these CAD models in various application formats, including AutoCAD, CATIA, Unigraphics, IDEAS, Microstation and Pro-E.

               PRECISION CONVERSION SERVICES. Precision conversion services focus specifically on supporting customers in the aerospace industry. In this process, we convert large format drawings that are used traditionally in the design and manufacture of aircraft structural components and assemblies to CAD ready format. Because of the high degree of precision required in the aerospace industry, converted documents must match the original documents to a high degree of accuracy.

               Large format aerospace drawings were typically created by hand, on a one-to-one scale, to represent the exact shape and configuration of the parts to be manufactured. These drawings generally are


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

       un-dimensioned and depict complex geometric entities. Reproduction of the geometry contained within the drawings using manual methods is very labor intensive and subject to error.

               By converting technical drawings into an electronic format, our precision conversion services allow our customers to work with and modify these drawings electronically to facilitate engineering changes and re-designs and provide the numerical data required to enable automatic machining of components (see "--Engineering and Manufacturing Services--Numerical Control Programming Services"). Additionally, the base material on which the drawings were created is often distorted due to age and exposure to varying environmental conditions over time. By converting the documents to an electronic format, we eliminate the possibility that damage or distortions will make these documents useless. In addition, our customers can use the electronic files to produce multiple copies or to use in direct manufacturing applications. Electronic conversion also eliminates the burden of handling and storing large, bulky design documents.

               DOCUMENT SCANNING SERVICES. Document (bulk) scanning involves the initial conversion process that transforms hard copy documents, such as blueprints, engineering drawings, maps and schematics, into raster formats. This process produces an "unintelligent" image, which may be stored, plotted and edited using an appropriate software package.

               Once documents are converted to a scanned electronic image, customers can store the information electronically for easier access and retrieval under more advanced indexing or networking methods. In addition, a customer can make these electronic files available throughout its enterprise, via local area networks and wide area networks, or store them locally using CD technology. Electronic files also allow for simple creation of additional copies and back-ups, and eliminate the risk of deterioration and damage.

               TEXT INSERTION AND CLEAN-UP SERVICES. Text insertion and clean-up services are common editing services that we provide after information has been scanned into a digital format. Text insertion involves the replacement of handwritten characters with type fonts.
       This process allows end-users to edit the text contained in the picture or raster image, while reducing text legibility problems. Our clean-up services involve the physical removal of pixels and clean-up of the scanned images of drawings that are of poor quality or have deteriorated over time. We use this service to eliminate folds, creases and tear lines, and restore faded documents. This effort promotes greater focus on the information content and serves to enhance document "view-ability."

       ENGINEERING AND MANUFACTURING SERVICES. This division provides the following services:

          -    numerical control ("NC") programming;

          -    tool engineering and design;

          -    manufacturing and inspection;

          -    engineering design; and

          -    re-engineering and reverse engineering.

       Our primary engineering and manufacturing services are described below:

               NUMERICAL CONTROL PROGRAMMING SERVICES. Numerical control programming is the process of developing numerical (mathematical) controlled instructions for machine tools, called computerized numerical control ("CNC") machines. CNC machines are used to manufacture parts or tools from raw metal or castings. In addition to the numerically controlled programs, we provide all machine pre-planning, including machine set-up instructions, tool lists and cutter data, including the speed, feed and depth of cut, for the specific part or tool being machined. We also provide tool path verification before we release the data to the customer, which ensures that mistakes, which are inherent to this process because programs are developed manually, are found and corrected on the computer screen, rather than on the physical machine, which can be very costly to a customer.

               TOOL ENGINEERING AND DESIGN SERVICES. Tool engineering and design involves the design of tools required to manufacture or produce parts or components. First, engineers analyze the part or component that needs to be manufactured. Next, the engineers design a tool that will accomplish the desired objective based on the form, fit and functional relationships of the needed part or component. Finally, the engineers document the means of performing the tasks and create detailed plans for the production of the tools necessary to build, handle and/or store parts used in manufacturing. Our tool design projects have included the design of assembly jigs, machine fixtures, composite lay-up tools, detail tools, structural weld jigs and trim and drill fixtures.

               MANUFACTURING AND INSPECTION SERVICES. Manufacturing and inspection services include precision part and component machining, utilizing three, four and five-axis CNC machines, and third-party inspection of parts utilizing computerized, programmable inspection equipment. In addition, we have established relationships with other local manufacturers to supplement our existing manufacturing capabilities.

               THREE-DIMENSIONAL COMPUTER DESIGN SERVICES. Three-dimensional computer design services involve the electronic construction of geometric shapes in a three-dimensional computer format. For example, a primary application of this process involves the electronic design and modeling of an aircraft part for eventual manufacturing and assembly into the aircraft. This type of modeling can include three dimensional wireframe or solid modeling. For solid modeling applications, we provide advanced surfacing services, including the electronic development and manipulation of surface contours for a part created in a three dimensional model. Solid models enable engineers to determine the exact form, fit and function of a part's geometry before constructing a prototype or any production hardware. This electronic simulation (or mock-up) streamlines the design process and brings products to market much more accurately, in much less time and at much less cost.

SALES AND MARKETING

       We market our services to government agencies and private companies that have document conversion, engineering or manufacturing outsourcing requirements. Specifically, our marketing efforts are directed at governmental agencies such as the U.S. Department of Defense, as well as companies in the aerospace, defense, automotive, engineering, architecture, telecommunications and utilities industries. To date, we have been more successful in obtaining contracts from government agencies than from private companies. We recently have begun to focus additional marketing resources on the private sector in an effort to increase the proportion of our revenues derived from commercial sources.

       Our sales and marketing efforts are conducted by an outside federal marketing consulting firm, an in-house staff, and by independent sales representatives. We have retained Capstone National Partners, LLC, a federal marketing consulting firm, to coordinate our government marketing efforts. John Rogers, our former Vice President of Federal Sales and Marketing, is the president of Capstone National Partners, LLC. This consulting firm assists us in generating Congressional support and funding for our services, interfacing with high level Department of Defense officials, and marketing to and working with government agencies to identify opportunities for our services. We pay to Capstone National Partners, LLC a monthly retainer and a commission on our revenues from contracts that Capstone National Partners, LLC plays a significant role in obtaining on our behalf. We currently do not have a written agreement with Capstone National Partners, LLC. See "Risk Factors--Risk Factors Relating to our Continuing Operations--We may not be able to retain the consultant that coordinates our marketing efforts directed at the U.S. government."

       We currently employ eight sales and marketing personnel, of which six sell our document conversion services, one sells our engineering and manufacturing services, and one is responsible for national marketing. Three of our document conversion marketers are responsible for the western United States, two for the eastern United States, and one for the Midwest. We also retain four independent sales representatives that sell engineering and manufacturing services. Each of these independent representatives is responsible for specific segments of our engineering and manufacturing services, and markets these services on a national basis.

       In March 1999, we entered into a teaming agreement with Oce Deutschland GmbH, a corporation organized under the laws of Germany specializing in the sale of copiers, scanners, plotters and other imaging equipment. Under this teaming agreement, Oce obtained exclusive rights to market our services in Germany. To date, we have received a small amount of business from this relationship.

ADCS PROGRAM AND GOVERNMENT CONTRACTS

       ADCS PROGRAM. In 1998, we received approximately 69.0% of our total revenues from contracts for document conversion services funded by the U.S. Department of Defense through the Automated Document Conversion Systems ("ADCS") program. As a percentage of document conversion revenues, these contracts represented approximately 77.1% of our total document conversion service revenues in 1998.

       Congress created the ADCS program in 1993 to provide funding for the Department of Defense's initiative to convert its hard-copy documents into an electronic CAD-ready format. Annual funding for the ADCS program has increased steadily since its inception, from US $20 million in 1997, to US $40 million in 1998 and to US $45 million in 1999. Once Congress authorizes and appropriates funding, the Department of Defense selects specific projects for funding from a list of projects proposed by each of the armed services.

       INTERGRAPH CONTRACTS. During 1998, we received the majority of our document conversion revenues from ADCS related contracts through a subcontract agreement with Intergraph Corporation. Under this subcontract agreement, which we entered into in March 1997, we provide document conversion services under Intergraph Corporation's three prime contracts with the U.S. Department of the
Navy:

          -    Naval Sea Systems Command (NAVSEA) CAD-2;

          - Naval Facilities Engineering Command (NAVFAC) Installation Management/Facilities CAD-2; and

          - Naval Air Systems Command/Space and Naval Warfare Systems Command (NAVAIR/SPAWAR) CAD-2.

       These prime contracts are 12-year indefinite delivery indefinite quantity agreements, under which Intergraph Corporation and its subcontractors provide a wide range of CAD and computer-aided manufacturing ("CAM") products and services.

       We provide document conversion services under our subcontract with Intergraph Corporation on a time and effort basis. Labor rates for our services are based on rates for labor categories provided in the prime contract. We perform our services under the subcontract only upon our receipt of a purchase order that specifies:

          -    the labor categories authorized to work on the project;

          - the authorized number of hours and labor rates for each of these labor categories; and

          - the period of performance, which generally ranges between six months and one year.

       GENERAL SERVICES ADMINISTRATION CONTRACT. We also provide document conversion services for the Department of Defense under a General Services Administration contract awarded to us in November 1998. This contract designates us as an approved General Services Administration vendor, and allows us to contract for document conversion services directly with government agencies. This contract does not result, however, in any specific orders for services. Specific orders for document conversion services under our General Services Administration contract are described in purchase orders that identify the nature, scope and price of the services to be performed. Orders for document conversion services under our General Services Administration contract are typically based on fixed prices negotiated in advance of the contract award. See "Risk Factors--Risk Factors relating to our Continuing Operations--Fixed price contracts may adversely affect our profitability." While we did not receive any revenue in 1998 through the General Services Administration contract, we believe that a significant percentage of future work funded by the government will be contracted through the General Services Administration. Our General Services Administration contract expires on September 30, 2001.

       We believe that we will continue to rely heavily on the ADCS Program as a source of funding for Department of Defense related work, and on the Intergraph Corporation and General Services Administration contracts as contracting vehicles for this work. See "Risk Factors--Risk Factors Relating to our Continuing Operations--We depend on contracts funded by the U.S. government to provide the majority of our revenues."

COMPETITION

       We compete primarily with small, local firms that individually do not offer the range of services that we provide. We are not aware of any competitor currently providing the same range of document conversion, engineering and manufacturing services that we provide. In addition, the number and size of competitors varies by geographic region. However, in many cases, our most significant competition comes from a customer or potential customer that continues to perform comparable services on an in-house basis. In addition to performing these services internally, these companies easily could elect to offer document conversion services to other companies. See "Risk Factors--Risk Factors Relating to our Continuing Operations--We face potential competition from the in-house capabilities of certain customers" and "--We face potential competition from new document conversion outsourcing businesses because of the relatively low costs of entry."

       We believe that the principal competitive factors in our business are technical understanding, capacity to handle large projects quickly, quality of the finished product, past contract performance, personnel qualifications and price.

CUSTOMERS

       The majority of our revenues are derived from contracts funded by the U.S. Department of Defense. For the year ended December 31, 1998, the Department of Defense accounted for approximately 69.0% percent of our total sales. See "Risk Factors--Risk Factors Relating to our Continuing Operations--We depend on contracts funded by the U.S. government to provide the majority of our revenues." Our other customers are primarily large companies in the defense and aerospace industries, but we also have provided services to large and small customers in the automotive, engineering, architecture, telecommunications and utilities industries. See "Risk Factors--Risk Factors Relating to our Continuing Operations--Our private sector revenues are highly vulnerable to changes in spending priorities in the defense and aerospace industries." We currently are attempting to broaden our commercial customer base and increase the proportion of our revenues derived from commercial sources.

PROPRIETARY RIGHTS

       We consider certain of the processes that we have developed internally and software that we have modified to be proprietary. We also have one patent pending relating to a proprietary process for the conversion of certain types of design drawings. We rely primarily on trade secret laws and employee and third-party nondisclosure agreements to protect our proprietary rights. We do not believe that any of our processes or services infringe on the proprietary rights of third parties.

EMPLOYEES

       As of May 31, 1999, TomaHawk II, Inc. employed 121 persons, of whom 68 were engaged in document conversion services, 19 in engineering services, 11 in manufacturing and inspection services, 8 in sales, marketing, customer support and related activities, and 15 in management, administration and finance. As of the same date, TomaHawk Software, Inc., the wholly-owned subsidiary of TomaHawk II, Inc., employed 40 persons in Bangalore, India, of whom 35 were engaged in document conversion services and 5 in management, administration and finance. None of our employees is currently represented by a labor union. We consider our relations with our employees to be good.

ACQUISITION

       In an effort to expand our service offerings, TomaHawk II, Inc. acquired in August 1998 substantially all of the assets of Aerated Engineering Company, a precision machining company based in San Diego, California. TomaHawk II, Inc. uses the acquired equipment in performing its manufacturing services. We accounted for the acquisition under the purchase method of accounting.

FACILITIES

       Our primary document conversion and engineering operations, as well as our manufacturing operations, are located in San Diego, California. We also have operation facilities in Vernon Hills, Illinois, Lynnwood, Washington and Bangalore, India. We also maintain sales offices in Washington, D.C. and Boston, Massachusetts.

       TomaHawk II, Inc. currently leases approximately 24,000 square feet of office and operations space located at 8315 Century Park Court, Suite 200, San Diego, California. The related lease expires on July 1, 2000. In addition, TomaHawk II, Inc. has entered into the following leases:

          - approximately 48,500 square feet of manufacturing space located at 7140 Opportunity Road, San Diego, California, pursuant to a lease expiring on December 3, 2003;

          - approximately 3,500 square feet of office and operations space located at 50 Lakeview Parkway, #101, Vernon Hills, Illinois, pursuant to a lease expiring on October 31, 2002;

          - approximately 1,200 square feet of office space located at 2901 North Sheffield, Chicago, Illinois, pursuant to a lease expiring on December 31, 2000; and

          - approximately 3,300 square feet of office and operations space in Bangalore, India, pursuant to a month-to-month lease.

       We believe that these facilities are adequate for our current business needs.

       We are also currently leasing approximately 1,600 square feet of office and operations space located at 19109 36th Ave. W, #203, Lynnwood, Washington, pursuant to a lease expiring on January 31, 2000. In May 1999, we provided notice of our intent to terminate the lease and vacate this space in August 1999.

LEGAL PROCEEDINGS

       TomaHawk Corporation, together with TomaHawk II, Inc., our current chief executive officer, Steven M. Caira, and his wife, Renee Caira, are defendants in a lawsuit filed in the Superior Court for the State of California, County of San Mateo, entitled DENNIS R. DIRICCO, CO-TRUSTEE OF THE CONNIE DOHERTY LIVING TRUST
V. TOMAHAWK II, INC., ET AL., Case No. 406661. In this action, the plaintiff makes numerous claims arising out of alleged agreements that plaintiff claims to have entered into in October 1994, pursuant to which:

          - we allegedly were obligated to issue 2,000,000 common shares to the plaintiff's wife as consideration for her transfer of the same number of shares to David Smoot, our former chairman and chief executive officer, in connection with the settlement of a lawsuit between Mr. DiRicco and Mr. Smoot (which did not involve TomaHawk Corporation or TomaHawk II, Inc.); and

          - our current chief executive officer and his wife allegedly would hold 1,000,000 common shares in trust for the plaintiff's wife and return them to her when they became freely tradable on The Alberta Stock Exchange.

       We have filed a demurrer to the complaint, which seeks to dismiss a number of the causes of action as a matter of law. We also have filed a motion to prevent the plaintiff from proceeding pro per and to force the plaintiff to obtain counsel. The court has not yet heard the demurrer or the motion. Although none of the defendants has filed an answer to the complaint, we and the other defendants will deny the material allegations, claiming that they are without merit. We intend to defend this lawsuit vigorously, but cannot express an opinion of the likely outcome at this time.

WE ALSO ARE AWARE OF OTHER POSSIBLE CLAIMS THAT MR. DIRICCO HAS FROM TIME TO TIME ASSERTED AGAINST US, TOMAHAWK II, INC. AND MANY OF OUR PRESENT AND FORMER OFFICERS AND DIRECTORS AND THE PRESENT AND FORMER OFFICERS AND DIRECTORS OF TOMAHAWK II, INC., NONE OF WHICH CLAIMS WE BELIEVE HAVE ANY MERIT. WE CURRENTLY ARE NOT AWARE OF ANY OTHER MATERIAL THREATENED OR PENDING LEGAL PROCEEDINGS.

             MARKET FOR THE EXISTING ALBERTA CORPORATION'S COMMON EQUITY
                           AND RELATED SHAREHOLDER MATTERS

MARKET PRICE INFORMATION

     The existing Alberta corporation's common shares trade on The Alberta Stock Exchange under the symbol "TKC." After the Delaware domestication is completed, our common shares will trade on The Alberta Stock Exchange under the trading symbol "THK." On May 31, 1999, the common shares closed at Cdn. $0.20 (US $0.14) on The Alberta Stock Exchange.

     The following table sets forth the high and low closing prices of the common shares in Canadian dollars, as reported by The Alberta Stock Exchange, for the calendar period indicated. The high and low closing prices also are listed in U.S. dollars based on the currency exchange rate on the date when The Alberta Stock Exchange reported the listed price. The prices below represent prices between dealers, without adjustment for retail mark-ups, mark-downs or commissions, and may not reflect actual transactions.


                                                         CLOSING PRICES
                                    ---------------------------------------------------------
                                                HIGH                           LOW
                                    ---------------------------    --------------------------
          1999
          First Quarter                Cdn. $0.35 (US $0.23)          Cdn. $0.22 (US $0.15)

          1998
          Fourth Quarter               Cdn. $0.40 (US $0.26)          Cdn. $0.25 (US $0.16)
          Third Quarter                Cdn. $0.47 (US $0.31)          Cdn. $0.28 (US $0.18)
          Second Quarter               Cdn. $0.56 (US $0.39)          Cdn. $0.20 (US $0.14)
          First Quarter                Cdn. $0.34 (US $0.24)          Cdn. $0.23 (US $0.16)

          1997
          Fourth Quarter               Cdn. $0.30 (US $0.22)          Cdn. $0.20 (US $0.14)
          Third Quarter                Cdn. $0.34 (US $0.24)          Cdn. $0.17 (US $0.12)
          Second Quarter               Cdn. $0.27 (US $0.19)          Cdn. $0.16 (US $0.12)
          First Quarter                Cdn. $0.35 (US $0.26)          Cdn. $0.21 (US $0.15)



HOLDERS

     On May 31, 1999, the number of holders of record of the common shares was approximately 170. We believe that the common shares are owned beneficially by approximately 700 persons.

DIVIDEND POLICY

     We have never declared nor paid cash dividends on our capital stock. We currently intend to retain any earnings for future growth and, therefore, do not intend to pay any cash dividends in the foreseeable future. Our board of directors may review our dividend policy from time to time in its sole discretion.

                       MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                    FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion contains forward-looking statements based on our current expectations, estimates and projections about our industry, our beliefs and certain assumptions made by us. Forward-looking statements include statements preceded by, followed by or that include terms such as "may," "will," "should," "believes," "expects," "anticipates," "estimates," "continues" or similar expressions. These forward-looking statements involve risks and uncertainties, and our actual results may differ materially from those anticipated or expressed in these statements. Potential risks and uncertainties include, among others, those described under the "Risk Factors" section of this Proxy Statement and Information Circular. You should read the following discussion in conjunction with our audited consolidated financial statements and the accompanying notes. Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

OVERVIEW

     TomaHawk Corporation is the parent holding company of TomaHawk II, Inc., an Illinois corporation that provides document imaging and conversion, engineering and manufacturing services. TomaHawk II, Inc. is the sole operating subsidiary through which TomaHawk Corporation currently conducts its business operations.

     TomaHawk II, Inc. began operations in March 1993 with the primary objective of providing document imaging and conversion services to the U.S. Department of Defense. In August 1996, TomaHawk II, Inc. expanded its service offerings to include numerical control programming, engineering, manufacturing and support services through the creation of its Engineering and Manufacturing Services Division. See "Business--Services." TomaHawk II, Inc. further expanded its services to include precision machining and manufacturing through its acquisition of Aerated Engineering Company in August 1998. See "Business--Acquisition."

     Although we have expanded our range of services, we continue to generate the majority of our revenues from our document imaging and conversion services. Revenues from these services represented 77.0% of our total revenues in 1998 and 63.7% of our total revenues in 1997. In 1998, engineering services generated 20.9% of our total revenues, down from 36.3% in 1997. We began offering precision machining services in August 1998, which generated 2.1% of our total revenues in 1998. Our business is highly dependent on contracts for document conversion services funded by the U.S. Department of Defense. See "Risk Factors--Risk Factors Relating to our Continuing Operations--We depend on contracts funded by the U.S. government to provide the majority of our revenues." Approximately 69.0% of our total revenues in 1998 and 53.6% of our total revenues in 1997 resulted from contracts or subcontracts for document conversion services funded by the U.S. Department of Defense. See "Business--ADCS Program and Government Contracts." The continued growth of revenues from our document conversion, engineering and manufacturing services is dependent on several factors, including:

          -    authorized government funding levels for the ADCS program;

          - budgetary constraints and priorities of the U.S. Department of Defense and our commercial customers;

          -    our reputation for providing timely and reliable services; and

          - the continuation of the trend of increased outsourcing of non-core business functions.

     We provide services under both time and material and fixed price contracts. Revenues earned under time and material contracts are based on the number of billable hours incurred and the negotiated hourly rate. We generally recognize revenues under time and material contracts as we perform the services. Revenues earned under fixed price contracts are based on negotiated contract prices. We generally recognize these revenues on a percentage of completion basis.

     Our cost of revenues consists principally of wages and benefits, supplies and overhead charges such as rent, utilities and equipment costs associated with providing our services, and direct materials (unless purchased directly by our customer) in the case of our precision machining services. Our gross margin can be affected adversely if:

          - we cannot bill or fail to manage effectively our service activities;

          -    there is a significant amount of unbillable time; or

          -    we fail to properly price our fixed price contracts.

General and administrative expenses include wages, benefits and other compensation expenses associated with our executive and middle management, professional fees for legal, tax and accounting services, facility costs and other accounting and administrative expenses. Marketing and sales expenses include wages, benefits and commissions for our sales representatives and marketing consultants and expenses related to our promotional activities and materials. Other expenses include interest expense related to debt and capital lease obligations and, in 1998, costs associated with our efforts to complete a financing to fund potential acquisitions that we ultimately ended.

     Our financial statements for the years ended December 31, 1997 and 1998 are stated in U.S. dollars (US $) and are prepared in accordance with U.S. generally accepted accounting principles ("GAAP"). Our financial statements for prior years were prepared in accordance with Canadian GAAP. This change to U.S. GAAP significantly increased general and administrative expenses in 1998. See "--Results of Operations--Year Ended December 31, 1998 Compared with Year Ended December 31, 1997--General and Administrative Expenses."

     Our auditor's report on our financial statements as of December 31, 1998 contains an explanatory paragraph as to our ability to continue as a going concern because of our continuing operating losses. We had a working capital deficit as of December 31, 1998, of $1.7 million.

RESULTS OF OPERATIONS

       THREE MONTHS ENDED MARCH 31, 1999 COMPARED WITH THREE MONTHS ENDED MARCH 31, 1998.

               REVENUES. Our revenues for the three months ended March 31, 1999 were $2.5 million, representing a decrease of 27.9% compared to revenues of $3.4 million for the three months ended March 31, 1998. Our revenues from document conversion services totaled $1.8 million during the three months ended March 31, 1999, compared to $2.5 million during the three months ended March 31, 1998. The decreased revenues from these services resulted primarily from delays in our receipt of new orders for document conversion services in the first quarter of 1999 for projects funded by the U.S. Department of Defense. Revenues from engineering and manufacturing services were $638,000 during the three months ended March 31, 1999 compared to $934,000 during the three months ended March 31, 1998. The decreased revenues from these services resulted from the completion of certain contracts and a decrease in new contract awards during the first quarter of 1999.

               COST OF REVENUES. Our cost of revenues for the three months ended March 31, 1999 was $1.9 million, representing a decrease of 19.1% compared to $2.4 million for the three months ended March 31, 1998.
       This decrease resulted primarily from the decreased revenues relative to the first quarter of 1998. Gross profit decreased by $500,000, or 48.4%, from $1.0 million for the three months ended March 31, 1998 to $535,000 for the three months ended March 31, 1999. As a percentage of revenues, our gross margin was 21.5% in the three months ended March 31, 1999 compared to 30.1% in the three months ended March 31, 1998. This decrease in gross margin resulted primarily from higher direct costs, as a percentage of revenues, associated with new fixed price contract project start-up costs, and to the lower absorption of cost of sales overhead expenses as a result of lower revenues.

               GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses for the three months ended March 31, 1999 were $835,000, compared to general and administrative expenses of $496,000 for the three months ended March 31, 1998. The increased general and administrative expenses during the first quarter of 1999 resulted primarily from:

                  - administrative expense associated with our manufacturing services division that we created in August 1998;

                  - higher salaries, wages and related benefits associated with management and administrative staff additions;

                  - higher legal and accounting fees associated with our efforts to domesticate into Delaware; and

                  - higher non-cash compensation expenses associated with the valuation of notes receivable and issuance of stock options below their fair market value.

               As a percentage of revenues, general and administrative expenses were 33.7% in the three months ended March 31, 1999 compared to 14.4% in the three months ended March 31, 1998. This higher percentage in the first quarter of 1999 resulted primarily from the higher overall expenses and the lower revenues described above.

               MARKETING AND SALES EXPENSES. Marketing and sales expenses for the three months ended March 31, 1999 were $446,000, representing an increase of 22.6% compared to $364,000 for the three months ended March 31, 1998. These increased expenses resulted primarily from higher salaries, wages, related benefits and fees paid in connection with the hiring and retention of sales representatives and brokers and from higher travel and promotional expenses. As a percentage of revenues, marketing and sales expenses were 18.0% in the three months ended March 31, 1999, compared to 10.6% in the three months ended March 31, 1998.

               OTHER EXPENSES. Other expenses for the three months ended March 31, 1999 were $112,000, compared to $65,000 for the three months ended March 31, 1998. These increased expenses resulted from higher interest expenses incurred during the first quarter of 1999, resulting from higher average balances outstanding on our working capital credit line and to increases in the amounts related to leased equipment.

               NET LOSS. Our net loss for the three months ended March 31, 1999 was $859,000, compared to a net profit of $110,000 for the three months ended March 31, 1998.

       YEAR ENDED DECEMBER 31, 1998 COMPARED WITH YEAR ENDED DECEMBER 31, 1997.


               REVENUES. Our revenues for the year ended December 31, 1998 were $13.5 million, representing an increase of 46.0% compared to revenues of $9.3 million for the year ended December 31, 1997. This increase resulted primarily from the continued growth of our document conversion business as we obtained additional document conversion contracts funded by the U.S. Department of Defense. Our revenues from document conversion services totaled $10.4 million during 1998, representing an increase of 76.4% compared to revenues of $6.0 million during 1997. We do not expect, however, that our revenues from document conversion services will continue to increase at this growth rate in the future. Revenues from engineering and manufacturing services were $3.1 million during 1998 compared to $3.4 million during 1997. The decreased revenues from these services during 1998 resulted primarily from the completion of certain contracts and a decrease of new contracts awarded to us during 1998.

               COST OF REVENUES. Our cost of revenues for the year ended December 31, 1998 was $9.6 million, representing an increase of 33.8% compared to cost of revenues of $7.1 million for the year ended December 31, 1997. This increase resulted primarily from additional costs incurred relating to the increased revenues. Gross profit increased by $1.9 million, or 86.5%, from $2.1 million for the year ended December 31, 1997 to $4.0 million for the year ended December 31, 1998. As a percentage of revenues, our gross margin was 29.4% in 1998 compared to 23.0% in 1997. This increase in gross margin resulted primarily from increased revenues for document conversion services, which generally have a higher gross margin than revenues for engineering and manufacturing services, and greater absorption of overhead expenses by our higher revenue base.

               GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses for the year ended December 31, 1998 were $3.2 million compared to general and administrative expenses of $1.4 million for the year ended December 31, 1997. General and administrative expenses for 1998 included non-cash expenses totaling approximately $843,000 recorded in connection with the change in the preparation of our financial statements from Canadian GAAP to U.S. GAAP. These non-cash expenses included:

                 - $679,000 for compensation expense related to certain notes receivable previously granted to TomaHawk II, Inc. by certain management personnel and directors in connection with purchases of our common shares (see "Certain Relationships and Related Transactions--Indebtedness of Directors, Executive Officers, Senior Management and Significant Shareholders--Variable Accounting Treatment"); and

                 - $163,000 for compensation expense related to the issuance of stock options below fair market value, versus $5,000 in 1997.

               In 1997, we did not record compensation expense related to the above notes receivable. Under U.S. GAAP, our restructuring of the notes in 1998 required us to recognize compensation expense under the variable accounting rules. These modifications included an extension of their maturity dates and a conversion from full-recourse to non-recourse notes required us to record compensation expense based on changes in the market value of the common shares purchased with the notes. Based on this requirement, future increases in stock price will result in significant additional non-cash expenses during any period that these notes receivable remain outstanding. See "Certain Relationships and Related Transactions--Indebtedness of Directors, Executive Officers, Senior Management and Significant Shareholders--Variable Accounting Treatment" and Note 5 to our Consolidated Financial Statements.

               The remaining significant factors accounting for the higher general and administrative expenses in 1998 include increased personnel costs, professional fees and facility costs related to our continued growth, and increased legal fees incurred in connection with litigation that we concluded and with potential acquisition opportunities that we pursued during the year. The higher expenses in 1998 also resulted from increased legal and accounting fees incurred in connection with our efforts to domesticate TomaHawk Corporation into Delaware.

               As a percentage of revenues, general and administrative expenses, excluding the non-cash charges mentioned above, were 17.6% in 1998 compared to 15.4% in 1997. This higher percentage in 1998 resulted from the factors discussed above.

               MARKETING AND SALES EXPENSES. Marketing and sales expenses for the year ended December 31, 1998 were $1.7 million, representing a 48.3% increase compared to marketing and sales expenses of $1.1 million for the year ended December 31, 1997. These increased expenses resulted primarily from higher sales commissions relating to our increased revenues, additional hires of sales personnel and increased promotional and marketing activities. As a percentage of revenues, marketing and sales expenses were 12.4% in 1998 and 12.2% in 1997.

               OTHER EXPENSES. Other expenses for the year ended December 31, 1998 were $637,000 compared to $136,000 for the year ended December 31, 1997. These increased expenses resulted from higher interest expense in 1998 of $321,000 compared to $136,000 in 1997, due primarily to higher average balances outstanding on our working capital credit line and higher interest amounts related to equipment obtained during 1998 under capital lease arrangements. In 1998, we also incurred non-recurring charges of $316,000 when we ceased our efforts to raise additional capital to fund potential acquisitions.

               NET LOSS. Our net loss for the year ended December 31, 1998 was $1.6 million compared to a net loss of $413,000 for the year ended December 31, 1997.

LIQUIDITY AND CAPITAL RESOURCES

       As of March 31, 1999, we had negative working capital (current assets less current liabilities) of $2.2 million. This negative working capital balance has resulted primarily from our continued operating losses. Our negative working capital balance at March 31, 1999 includes $1.5 million in short-term bank debt under our working capital credit line. This credit facility provides for maximum borrowing of up to $3.0 million based on our eligible accounts receivable. Our current balance exceeds the amount available for borrowing based on our eligible accounts receivable by $169,000. Until our current receivable balances increase, we cannot borrow additional funds from this credit facility.

       The negative working capital balance as of March 31, 1999 represents a decrease in working capital of $500,000 from December 31, 1998, due primarily to our continued operating losses. As a result of the negative working capital balance as of December 31, 1998, the report of our independent auditors for the year ended December 31, 1998 included a qualification relating to our ability to continue as a going concern. See "Risk Factors--Risk Factors Relating to our Continuing Operations--Our limited working capital may prevent us from continuing as a going concern."

       Historically, we have funded operating losses through the issuance of equity and debt securities, and through borrowing under our bank credit facility. We have initiated efforts to restructure our bank credit facility and to raise up to $1.0 million for additional working capital through a private placement of equity or debt securities. However, we may not complete successfully this debt restructuring or this private placement and additional equity or debt financing may not be available at terms favorable to us, if at all. In addition, the sale of additional equity securities would dilute the holdings of our existing shareholders and the incurrence of debt would result in additional interest expense.

YEAR 2000 COMPLIANCE

       Many existing computer systems and applications and other control devices use only two digits to identify a year in the date field, without considering the impact of the upcoming change in the century. As a result, these systems, applications and other control devices could fail or create erroneous results unless corrected to process data related to the year 2000.
The state of our year 2000 readiness may affect the services that we market, our information technology ("IT") systems, our non-IT systems and the systems of any third-parties with whom we have a material business relationship.

       We created a year 2000 plan in the fourth quarter of 1998 to identify, assess, remediate, replace and test the potential year 2000 vulnerability of our:

          -    IT hardware;

          -    IT software;

          -    non-IT business systems;

          -    telecommunications systems;

          -    facilities;

          -    suppliers; and

          -    service providers.

       INTERNAL YEAR 2000 READINESS. We currently are assessing the year 2000 readiness of our IT and non-IT infrastructure. We expect to complete our identification, assessment, remediation, replacement or testing of all critical systems by the end of October 1999. To date, we have tested all of our personal computers, which make up the majority of our hardware systems. All of our personal computers are either year 2000 compliant or require the computer's calendar system to be rolled over manually, which we have successfully tested. We also have tested our Unix systems and believe that they are year 2000 compliant except for one server unit. We will make this server unit compliant by replacing certain software by the end of October 1999.

       Although we have not tracked expenses related to our year 2000 readiness efforts separately, we estimate that our costs to date are less than $25,000, which amount primarily reflects internal labor costs associated with the development and implementation of our year 2000 plan. Our year 2000 readiness efforts to date have not disrupted our business and have not required the deferral of other IT projects. We do not expect that additional internal year 2000 costs will affect materially our business, financial condition and results of operations, and we do not expect any material disruption in our operations as a result of our failure to be year 2000 compliant.

       YEAR 2000 READINESS OF OUR SUPPLIERS AND CUSTOMERS. We have initiated communications with our key third-party suppliers to determine the extent to which we may be vulnerable to their failure to be year 2000 compliant in the products and services that they supply to us. Certain of our suppliers have provided certification letters indicating that their products or services are year 2000 compliant. Other suppliers are publicly traded corporations, which have disclosed their year 2000 readiness in SEC filings. We currently are completing our review of our key suppliers' year 2000 readiness and will contact any suppliers that have not yet provided us with adequate certification of their year 2000 compliance. Due to the technical sophistication of our key suppliers, we do not believe that a significant risk exists that our suppliers' state of year 2000 readiness will affect materially and adversely our business, financial condition and results of operations.

       We currently are developing a contingency plan to address our key supplier year 2000 compliance issues that may be identified through our ongoing assessment. We intend to complete this contingency plan by the end of October 1999. This contingency plan will identify potential new suppliers that are year 2000 compliant and back-up procedures for systems that fail to function properly. We do not believe that the costs associated with developing this contingency plan will be material.

       We currently do not know whether our key customers will be year 2000 compliant. If our key customers are not year 2000 compliant, then they more likely will suffer disruptions to their businesses that could cause them to delay or cancel new projects that we otherwise would have performed. We are sending letters to our key customers, including the U.S. Department of Defense, requesting information as to the state of their year 2000 readiness. This is especially true of U.S. government agencies because of our dependence on revenues from contracts funded by the U.S. Department of Defense. We will develop contingency plans according to the information contained in the responses that we receive. If some or all of our key customers are not compliant, then we could suffer lost contracts and delays in receiving payment for existing projects, any of which could affect materially and adversely our business, financial condition and results of operations. See "Risk Factors--Risk Factors Relating to our Continuing Operations--We may be exposed to our customers' year 2000 problems."

CHANGE IN ACCOUNTANTS

       Effective December 30, 1997, we replaced our Canadian chartered accountant, Mathew J. Hoogendoorn, with Ernst & Young LLP. Our board of directors ratified the appointment of Ernst & Young LLP on June 3, 1998. The report of Mr. Hoogendoorn, dated May 27, 1997, on our financial statements as of and for the fiscal year ended December 31, 1996 did not contain an adverse opinion or a disclaimer opinion. In addition, we had no disagreements with Mr. Hoogendoorn during that time period.

                            SECURITY OWNERSHIP OF CERTAIN
                           BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of May 31, 1999, certain information regarding the beneficial ownership of the existing Alberta corporation's common shares by: each person (including any group as that term is used in Section 13(d)(3) of the Securities Exchange Act) that we know to be the beneficial owner of more than 5% of our voting securities; each director; each of TomaHawk II, Inc.'s named executive officers listed in the Summary Compensation Table appearing below; and all of our directors and TomaHawk II, Inc.'s directors and executive officers as a group.


                                                              COMMON SHARES BENEFICIALLY      CLASS A SERIES III PREFERRED
                                                                       OWNED (1)                SHARES BENEFICIALLY OWNED
                                                           --------------------------------  ------------------------------
                                                              NUMBER OF        PERCENT OF      NUMBER OF       PERCENT OF
         NAME AND ADDRESS                                      SHARES            TOTAL          SHARES            TOTAL
------------------------------------------------------     --------------    --------------  --------------  --------------
Norman F. Siegel(2)                                          18,568,079           21.5%           --               --
     1836 N. Sedgwick
     Chicago, IL  60614
Steven M. Caira (3)                                          10,221,483           11.7%           --               --
     Chairman of the Board, President, and Chief
     Executive Officer of TomaHawk Corporation and
     TomaHawk II, Inc., and Acting Chief Financial
     Officer of TomaHawk Corporation
Spirit Enterprise Limited                                     6,074,656            7.2%           --               --
     1st Floor Columbus Centre Building
     P.O. Box 901
     Road Town, Tortola
     British Virgin Islands
Elliott Broidy (4)                                            4,527,200            5.3%           --               --
     c/o Broidy Capital Management
     1801 Century Park East
     Suite 2150
     Los Angeles, California 90067
Douglas W. Loughran (5)                                       3,034,600            3.6%           --               --
     Director of TomaHawk Corporation
Phillip W. Card (6)                                           2,653,042            3.1%           --               --
     Vice President of Operations and Technology of
     TomaHawk II, Inc. and a Director of TomaHawk II,
     Inc.
John F. Peace (7)                                             2,275,057            2.7%           --               --
     Director of TomaHawk II, Inc.
Michael H. Lorber (8)                                         2,000,000            2.3%           --               --
     Vice President - Finance and Chief Financial
     Officer  of TomaHawk II, Inc. and a Director of
     TomaHawk II, Inc.
John C. Rogers (9)                                            1,257,401            1.5%           --               --
     Former Vice President - Federal Sales and
     Marketing of TomaHawk II, Inc.
Thomas M. Dusmet (10)                                         1,150,000            1.4%           --               --
     Secretary and Director of TomaHawk Corporation
Jonathan F. Turpin (11)                                         400,000           *               --               --
     Director of TomaHawk Corporation
David P. Smoot                                                   --               --           337,500            45%
     1435 Camden Court
     Buffalo Grove, Illinois 60090
434556 B.C. Ltd.                                                 --               --           337,500            45%
     1590 - 609 Granville Street
     Vancouver, British Columbia
All directors and executive officers of TomaHawk             21,734,182           24.2%           --               --
     Corporation and TomaHawk II, Inc. as a group
     (seven (7) persons)(12)

---------------------------

*  Less than 1%.

  (1) Beneficial ownership is determined in accordance with the rules and regulation of the SEC and generally includes the power to vote or sell the securities. Stock options to purchase common shares which are currently exercisable or will become exercisable within 60 days of May 31, 1999 are deemed to be outstanding for purposes of computing the percentage of the shares held by an individual, but are not outstanding for purposes of computing the percentage of any other person. Except as indicated below in the other footnotes, and subject to community property laws where applicable, the persons named in the above table have sole voting and investment power with respect to all common shares shown as beneficially owned by them.

  (2) Includes 1,474,565 shares issuable under a convertible note which may be converted within 60 days of May 31, 1999. Also includes 6,431,896 shares held in trust by the existing Alberta corporation, over which Mr. Siegel possesses exclusive voting control. See "Certain Relationships and Related Transactions--Indebtedness of Directors, Executive Officers, Senior Management and Significant Shareholders--Restructuring of Notes."

  (3) Includes 2,525,000 shares issuable under stock options exercisable within 60 days of May 31, 1999, including 25,000 shares issuable under stock options owned by Renee Caira, Mr. Caira's spouse. Also includes 5,640,636 shares held in trust by the existing Alberta corporation, over which Mr. Caira possesses exclusive voting control. See "Certain Relationships and Related Transactions--Indebtedness of Directors, Executive Officers, Senior Management and Significant Shareholders--Restructuring of Notes."

  (4) Includes 906,733 shares held in trust by the existing Alberta corporation, over which Mr. Broidy possesses exclusive voting control. See "Certain Relationships and Related Transactions--Indebtedness of Directors, Executive Officers, Senior Management and Significant Shareholders--Restructuring of Notes."

  (5) Includes 225,000 shares issuable under stock options exercisable within 60 days of May 31, 1999. Also includes 425,000 shares held in trust by the existing Alberta corporation, over which Mr. Loughran possesses exclusive voting control. See "Certain Relationships and Related Transactions--Indebtedness of Directors, Executive Officers, Senior Management and Significant Shareholders--Restructuring of Notes."

  (6) Includes 700,000 shares issuable under stock options exercisable within 60 days of May 31, 1999. Also includes 1,547,020 shares held in trust by the existing Alberta corporation, over which Mr. Card possesses exclusive voting control. See "Certain Relationships and Related Transactions--Indebtedness of Directors, Executive Officers, Senior Management and Significant Shareholders--Restructuring of Notes."

  (7) Includes 710,250 shares issuable under stock options exercisable within 60 days of May 31, 1999. Also includes 850,000 shares held in trust by the existing Alberta corporation, over which Mr. Peace possesses exclusive voting control. See "Certain Relationships and Related Transactions--Indebtedness of Directors, Executive Officers, Senior Management and Significant Shareholders--Restructuring of Notes."

  (8) Includes 500,000 shares issuable under stock options exercisable within 60 days of May 31, 1999. Also includes 1,500,000 shares held in trust by the existing Alberta corporation, over which Mr. Lorber possesses exclusive voting control. See "Certain Relationships and Related Transactions--Indebtedness of Directors, Executive Officers, Senior Management and Significant Shareholders--Restructuring of Notes."

  (9) Includes 250,000 shares issuable under stock options exercisable within 60 days of May 31, 1999. Also includes 381,000 shares held in trust by the existing Alberta corporation, over which Mr. Rogers possesses exclusive voting control. See "Certain Relationships and Related Transactions--Indebtedness of Directors, Executive Officers, Senior Management and Significant Shareholders--Restructuring of Notes."

  (10) Includes: 225,000 shares issuable under stock options exercisable within 60 days of May 31, 1999; 210,000 shares owned by Mr. Dusmet's spouse; 15,000 shares owned by 1110060 Ontario, Inc., a corporation organized under the laws of Ontario, Canada, which is jointly owned by Mr. Dusmet and his spouse; and 20,000 shares held in trust for Mr. Dusmet's children for which Mr. Dusmet is a trustee. Also includes 315,000 shares held in trust by the existing Alberta corporation, over which Mr. Dusmet possesses exclusive voting control. See "Certain Relationships and Related Transactions--Indebtedness of Directors, Executive Officers, Senior Management and Significant Shareholders--Restructuring of Notes." Does not include 100,000 shares owned by Mr. Dusmet's father.

  (11) Includes 225,000 shares issuable under stock options exercisable within 60 days of May 31, 1999.

  (12) Includes: 5,110,250 shares issuable under stock options exercisable within 60 days of May 31, 1999, including 25,000 shares issuable under stock options owned by Mr. Caira's spouse; 210,000 shares owned by Mr. Dusmet's spouse; 15,000 shares owned by 1110060 Ontario, Inc., a corporation organized under the laws of Ontario, Canada, which is jointly owned by Mr. Dusmet and his spouse; and 20,000 shares held in trust for Mr. Dusmet's children for which Mr. Dusmet is a trustee. Does not include 100,000 shares owned by Mr. Dusmet's father. Also does not include 757,401 shares and 250,000 shares issuable under stock options exercisable within 60 of May 31, 1999 owned by Mr. Rogers. Also includes 10,277,656 shares held in trust by the existing Alberta corporation, over which certain executive officers and directors of TomaHawk Corporation and TomaHawk II, Inc. collectively possess exclusive voting control as described in footnotes 3, 5, 6, 7, 8 and 10. See "Certain Relationships and Related Transactions--Indebtedness of Directors, Executive Officers, Senior Management and Significant Shareholders--Restructuring of Notes."

                                      MANAGEMENT

       The directors and executive officers of the existing Alberta company and its subsidiary TomaHawk II, Inc. are as follows:



           NAME OF DIRECTOR OR
            EXECUTIVE OFFICER                  AGE                                  POSITION
-----------------------------------------   ---------  ------------------------------------------------------------------
Steven M. Caira                                42      Chairman of the Board, President, and Chief Executive Officer of
                                                       TomaHawk Corporation and TomaHawk II, Inc. and Acting Chief
                                                       Financial Officer of TomaHawk Corporation

Thomas M. Dusmet                               46      Director and Secretary of TomaHawk Corporation

Douglas W. Loughran                            58      Director of TomaHawk Corporation

Jonathan F. Turpin                             66      Director of TomaHawk Corporation

Phillip W. Card                                57      Vice President of Operations and Technology and a Director of
                                                       TomaHawk II, Inc.

Michael H. Lorber                              43      Vice President of Finance, Chief Financial Officer and a Director
                                                       of TomaHawk II, Inc.

John F. Peace                                  54      Vice President of Engineering Services and a Director of TomaHawk
                                                       II, Inc.


       For a description of the background of each of our current directors, see "Proposal Two--Election of Directors--Information Regarding Director Nominees." A description of the background of each of our executive officers who is not a director follows:

       Mr. PHILLIP W. CARD has served:

          - since January 1996, as the vice president of operations and technology and a director of TomaHawk II, Inc.;

          - from January 1986 to December 1995, in a variety of positions for Rohr, Inc., including:

                 - from February 1993 to December 1995, as manager of engineering information systems;

                 - from February 1991 to February 1993, as director of management information systems; and

                 - from 1968 to 1985, in a variety of positions with Boeing Computer Services Company of Seattle, Washington. In his last position with Boeing, Mr. Card oversaw and directed the Boeing Aerospace Company's information management and computer aided design/computer aided manufacturing (CAD/CAM) function.

       Mr. Card received a Bachelors of Science in Mathematics in 1964 and Masters of Science in Mathematics in 1966, each from the University of Montana.

       Mr. MICHAEL H. LORBER has served:

          - since October 1996, as vice president of finance, chief financial officer and a director of TomaHawk II, Inc.;

          - from July 1994 to May 1995, as senior vice president of finance and chief financial officer of M.G. Products, a publicly traded manufacturer of decorative lighting and fixtures; and

          - from September 1988 to July 1994, and from May 1995 to October 1996, as vice president and chief financial officer of LIDAK Pharmaceuticals (now known as AVANIR Pharmaceuticals), a publicly traded biotechnology company.

       Mr. Lorber received a Bachelors of Science degree in Accounting from the University of Illinois in 1979. Mr. Lorber was certified by the State of California as a Certified Public Accountant in 1982.

       Mr. JOHN F. PEACE has served:

          -    since June 1995, as a director of TomaHawk II, Inc.;

          - since December 1998, as the vice president of engineering services of TomaHawk II, Inc.;

          - from November 1993 to March 1997, as the chief operating officer of TomaHawk II, Inc.;

          - from March 1997 to December 1998, as Director of Precision Conversion of TomaHawk II, Inc.;

          - from July 1985 to November 1994, in a variety of management positions with Rohr, Inc., including:

                 -    manager, spares administration;

                 -    unit manager, assembly operations; and

                 -    chief, numerical control systems.

       Mr. Peace received the equivalent of a Bachelors of Science in Mechanical Engineering from Sheffield Technical College in Sheffield, England in 1965.

                                EXECUTIVE COMPENSATION

SUMMARY COMPENSATION

     The following table shows, as to the Chief Executive Officer and each of the other four most highly compensated executive officers of TomaHawk II, Inc. (collectively, the "Named Executive Officers"), information concerning compensation awarded to, earned by or paid for services to the existing Alberta corporation and/or its subsidiary TomaHawk II, Inc. in all capacities during the fiscal years ended December 31, 1998 and 1997.

                             SUMMARY COMPENSATION TABLE


                                                                                     LONG-TERM COMPENSATION
                                                                             ---------------------------------------
                                                      ANNUAL COMPENSATION
                                                              (1)                      AWARDS             PAYOUTS
                                                     ---------------------   -------------------------  ------------
                                                                                              STOCK       LONG-TERM       ALL OTHER
                                                                              RESTRICTED     OPTIONS      INCENTIVE     COMPENSATION
NAME AND PRINCIPAL POSITION                  YEAR      SALARY      BONUS     STOCK AWARDS  (IN SHARES)  PLAN PAYOUTS         (2)
-------------------------------------       ------   -----------  --------   ------------  -----------  ------------    ------------
Steven M. Caira                              1998       $300,000  $128,000       --         2,500,000        --              --
   President and Chief Executive             1997        237,500  $123,500       --            --            --              --
   Officer of TomaHawk Corporation
   and TomaHawk II, Inc. and Acting
   Chief Financial Officer of
   TomaHawk Corporation

John C. Rogers (3)                           1998       $180,000     --          --          250,000         --         $164,403 (4)
Former Vice President of Federal             1997    $256,431(5)     --          --            --            --              --
   Sales and Marketing of
   TomaHawk II, Inc.

Phillip W. Card                              1998       $150,000     --          --          700,000         --              --
   Vice President of Operations and          1997       $129,750     --          --            --            --              --
   Technology of TomaHawk II, Inc.

Michael H. Lorber                            1998       $150,000     --          --          500,000         --              --
   Vice President - Finance and              1997       $131,004     --          --            --            --              --
   Chief  Financial  Officer of
   TomaHawk II, Inc.

John F. Peace                                1998       $111,441     --          --          110,000         --              --
   Vice President - Engineering              1997       $109,692     --          --            --            --              --
   Services of TomaHawk II, Inc.

William D. Koren (6)                         1998       $100,008     --          --          200,000         --              --
   Director - New Business                   1997        $98,831     --          --            --            --              --
   Development of TomaHawk II, Inc.

   ---------------------------
(1) All compensation has been paid by TomaHawk II, Inc. TomaHawk Corporation has not paid any compensation to its executive officers.

(2) Does not include amount of accounting expense attributed to compensation by variable accounting treatment. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations--Year Ended December 31, 1998 Compared with Year Ended December 31, 1997--General and Administrative Expenses" and "Certain Relationships and Related

     Transactions--Indebtedness of Directors, Executive Officers, Senior Management and Significant Shareholders--Variable Accounting Treatment."

(3) During 1997, Mr. Rogers provided services to TomaHawk II, Inc. as a consultant. In January 1998, Mr. Rogers became an officer of TomaHawk II, Inc. However, as of January 1, 1999, Mr. Rogers resigned as an officer and returned to providing services to TomaHawk II, Inc. as a consultant. See "Certain Relationships and Related Transactions--Consulting Arrangement with Capstone National Partners, LLC."

(4) Represents commissions from revenues derived from contracts and subcontracts funded by the U.S. Department of Defense pursuant to Mr. Rogers' compensation arrangement. See "Certain Relationships and Related Transactions--Consulting Arrangement with Capstone National Partners, LLC."

(5) The compensation shown for 1997 represents broker fees and commissions earned by Mr. Rogers pursuant to a consulting arrangement with TomaHawk II, Inc. See "Certain Relationships and Related
     Transactions--Consulting Arrangement with Capstone National Partners,
     LLC."

(6) Mr. Koren currently serves as TomaHawk II, Inc.'s Director of New Business Development. From August 1996 until August 1997, Mr. Koren served as TomaHawk II, Inc.'s Director of Engineering Services, and then served as TomaHawk II, Inc.'s Vice President of Engineering Services until December 1998.

STOCK OPTION PLAN

     Our stock option plan provides for the grant of stock options to employees, directors and consultants. The rules of The Alberta Stock Exchange permit us to issue a total number of options equal to 10% of our outstanding common shares. As of May 31, 1999, we had granted options to purchase 7,330,570 common shares of the permissible pool of options to purchase 8,474,416 common shares.

     Our board of directors administers the stock option plan and determines the exercise price, term and vesting periods of options granted under the plan. The exercise price of stock options granted under the plan must be at least equal to 85% of the fair market value of the common shares on the date of grant. Option holders may pay the exercise price in cash, by certified check or by bank draft. Options are terminated 90 days after the participant ceases to be a director, officer or employee, and within 12 months after the participant's death.

     No insider or employee may be granted options to purchase an amount of common shares greater than 5% of the then outstanding common shares. For all other participants, this amount is limited to 1% of the then outstanding common shares.

     Our board of directors may amend, modify or terminate the stock option plan at any time without the consent of the optionees. However, any amendment, modification or termination will not affect options already granted under the plan.

STOCK OPTIONS GRANTED IN THE YEAR ENDED DECEMBER 31, 1998

     The following table shows, as to the Named Executive Officers, information concerning stock options granted during the year ended December 31, 1998.


                                                                   INDIVIDUAL GRANTS
                             --------------------------------------------------------------------------------------------
                             NUMBER OF SECURITIES    % OF TOTAL OPTIONS
                              UNDERLYING OPTIONS    GRANTED TO EMPLOYEES    EXERCISE PRICE PER SHARE
          NAME                    GRANTED (1)            IN 1998 (2)                (3), (4)             EXPIRATION DATE
------------------------     --------------------   --------------------    ------------------------     ----------------
Steven M. Caira                    2,500,000                 42%                     $0.22                   3/18/03

Michael H. Lorber                    500,000                 8%                       0.22                   3/18/03

Phillip W. Card                      700,000                 12%                      0.22                   3/18/03

John F. Peace                        110,000                 2%                       0.22                   3/18/03

John C. Rogers                       250,000                 4%                       0.22                   3/18/03

William D. Koren                     200,000                 3%                       0.22                   3/18/03

---------------------------------
(1) These options were granted under the existing Alberta corporation's stock option plan.

(2) Based on a total of 5,972,000 options granted to all employees during 1998.

(3)  Exercise price per share in Canadian dollars.

(4) Exercise price is Cdn. $0.03 less than the closing price of the options on the date of grant. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations--Year Ended December 31, 1998 Compared with Year Ended December 31, 1997--General and Administrative Expenses" and "Certain Relationships and Related Transactions--Variable Accounting Treatment."

COMMON SHARES UNDERLYING UNEXERCISED OPTIONS AND OPTION VALUES

     The following table shows, as to the Named Executive Officers, information concerning stock options exercised during the year ended December 31, 1998 and unexercised stock options at December 31, 1998.


                                                    NUMBER OF SECURITIES UNDERLYING
                                                        UNEXERCISED OPTIONS AT           VALUE OF UNEXERCISED IN THE MONEY
                                                          DECEMBER 31, 1998               OPTIONS AT DECEMBER 31, 1998 (1)
                                                   ---------------------------------    ----------------------------------
                          SHARES
                         ACQUIRED       VALUE
        NAME            ON EXERCISE    RECEIVED      EXERCISABLE      UNEXERCISABLE       EXERCISABLE       UNEXERCISABLE
----------------------  -----------   ----------   ---------------   ---------------    ---------------    ---------------
Steven M. Caira         2,500,000      200,000        2,500,000             --              150,000              --

Michael H. Lorber        500,000        40,000         500,000              --               30,000              --

Phillip W. Card          425,000        49,750         700,000              --               42,000              --

John F. Peace               --            --           710,250              --               64,213              --

William D. Koren         150,000        15,375         250,000              --               15,000              --

John C. Rogers              --            --           200,000              --               12,000              --

--------------------------------------
(1) Represents the difference between the exercise price of the outstanding options and the estimated market price of the common shares on December 31, 1998 of Cdn. $0.28 per share.

EMPLOYMENT AGREEMENTS

     We recently agreed to the terms of an employment agreement with Stephen
M. Caira, our president and chief executive officer. The agreement provides for a five year term at a base salary of $300,000 per year. Mr. Caira is also eligible for an annual bonus and a grant of stock options, each subject to the approval of our board of directors. In the event that Mr. Caira is terminated without good cause, he will be entitled to a severance payment equal to one year of salary plus one month of salary for each full year of his employment with our company at the time of his termination.

     We have no employment agreements with any of our other Named Executive Officers.

                    CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     None or our directors, officers, or insiders, or any associate or affiliate of any of the foregoing persons, has or had any material interest in any transaction since the beginning of our last completed fiscal year or any proposed transaction that has materially affected, or will materially affect us or any of our affiliates, except as disclosed below. References to "we" or "us" include TomaHawk Corporation and TomaHawk II, Inc.

CONSULTING ARRANGEMENT WITH CAPSTONE NATIONAL PARTNERS, LLC

     We have retained Capstone National Partners, LLC, a federal marketing consulting firm, to coordinate our government marketing efforts. John Rogers, our former Vice President of Federal Sales and Marketing, is the president and majority member of Capstone National Partners, LLC. We pay to Capstone National Partners, LLC a monthly retainer in the amount of US $10,000 and a 5% commission on all revenues from contracts that Capstone National Partners, LLC plays a significant role in obtaining on our behalf. To date, Capstone National Partners, LLC has helped us obtain each of our contracts funded by the ADCS program. We currently do not have a written agreement with Capstone National Partners, LLC. See "Risk Factors--Risk Factors Relating to our Continuing Operations--We may not retain the consultant that coordinates our marketing efforts directed at the U.S. government."

     This arrangement was not in effect during 1998 when Mr. Rogers served as our Vice President of Federal Sales and Marketing. Instead, during 1998, we paid to Mr. Rogers a base salary of US $180,000, a 2% commission on all revenues up to US $5 million from contracts that he played a significant role in obtaining on our behalf, and a 2.5% commission on all revenues from US $5 million to US $10 million from these contracts. In 1998, these commissions totaled US $164,403. See "Executive Compensation--Summary Compensation."

     In 1997 we paid US $256,431 to Mr. Rogers through consulting arrangements with various consulting companies controlled by Mr. Rogers. See "Executive Compensation--Summary Compensation."

INDEBTEDNESS OF DIRECTORS, EXECUTIVE OFFICERS, SENIOR MANAGEMENT AND SIGNIFICANT SHAREHOLDERS

     RESTRUCTURING OF NOTES. Between October 1996 and January 1999 certain directors, executive officers, senior management and significant shareholders of TomaHawk Corporation and TomaHawk II, Inc. borrowed an aggregate of US $2,756,588 from Tomahawk II, Inc. to purchase common shares in connection with a private placement, exercise stock options or exercise warrants. As of May 31, 1999, an aggregate of US $2,606,588 remained outstanding. Each of these loans is evidenced by a promissory note and secured by the common shares purchased with the proceeds of the respective loan. We will hold each borrower's common shares in trust until the borrower has repaid his loan in full.

     All of the loans made between October 1996 and December 1997 were originally written as two-year non-recourse loans. In connection with the audit of our financial statements for the year ended December 31, 1997, our auditors informed us that because the notes were non-recourse, under U.S. GAAP, we were required to account for the notes under variable accounting treatment. Because this accounting treatment could have resulted in significant non-cash compensation expenses to the existing Alberta corporation, we restructured the notes to make them full-recourse. In addition, each of the loans we made to our directors, officers and shareholders between January 1998 and January 1999 were structured as full-recourse loans.

     In November 1998, when the original notes issued in 1996 reached their maturity dates, we agreed to extend the maturity dates of each of the outstanding notes until November 1, 1999. In connection with the audit of our 1998 financial statements, our auditors informed us that by extending the maturity date of the notes, the notes were again subject to variable accounting treatment. Because the notes were now subject to variable accounting treatment whether or not they were full-recourse notes, and because our original intention had been to have non-recourse notes secured by the common shares purchased with the proceeds of the loans, we elected to restructure the notes once again. Each of these notes is now therefore a non-interest bearing, non-recourse note, secured by the common shares purchased with the proceeds of the respective loan, and maturing on November 1, 2004. See "See

"Management's Discussion and Analysis of Financial Condition and Results of Operation--Results of Operations--Year Ended December 31, 1998 Compared with Year Ended December 31, 1997--General and Administrative Expenses."


     The following table shows, as to the directors, executive officers, senior management and significant shareholders that have restructured their notes, the amounts of outstanding indebtedness restructured and the number of common shares securing the restructured outstanding indebtedness:


                                           AMOUNT OF OUTSTANDING                    COMMON SHARES SECURING
                   NAME                   INDEBTEDNESS (US $) (1)                  OUTSTANDING INDEBTEDNESS
         ------------------------  --------------------------------------  -----------------------------------------
         Norman F. Siegel                      $854,832 (2)                               6,431,896

         Steven M. Caira                       $735,295 (3)                               5,640,636

         Michael H. Lorber                     $188,974                                   1,500,000

         Phillip W. Card                       $176,635 (4)                               1,547,020

         John F. Peace                         $110,775                                     850,000

         Elliot Broidy                          $89,586                                     906,733

         Douglas W. Loughran                    $60,775                                     425,000


(1)  Includes only indebtedness in excess of US $60,000.

(2) Reflects a payment in the amount of US $50,000 made after the loan but before the restructuring; does not include US $250,000 owed to Mr. Siegel by TomaHawk II, Inc. related to a convertible debenture (see "--Indebtedness of the Existing Alberta Corporation to its Directors, Officers, and Significant Shareholders--Indebtedness to Significant Shareholder").

(3) Reflects a payment in the amount of US $100,000 made after the loan but before the restructuring; does not include approximately US $88,000 owed to Mr. Caira by TomaHawk II, Inc. related to accrued bonuses and other expenses.

(4) Does not include approximately US $100,000 owed to Mr. Card by TomaHawk II, Inc. related to accrued bonuses.

     VARIABLE ACCOUNTING TREATMENT. In order to conform with U.S. generally accepted accounting principals, we accounted for the restructured loans made to our directors, officers, and employees under accounting rules for variable instruments. These loans to our directors, officers and employees include the loans listed in the above table, as well as loans made to Mr. Dusmet, Mr. Rogers and two other officers of TomaHawk II, Inc. These variable accounting rules require that, until these loans are paid in full, we must record compensation expense on a quarterly basis equal to the amount of the increase in the fair market value of the common shares purchased with the loans. In 1998, this variable accounting treatment resulted in a non-cash, general and administrative expense of US $679,000. Until these loans are paid in full, we will continue to incur significant non-cash expenses if the fair market value of our common shares increases. See Note 5 to our Consolidated Financial Statements

INDEBTEDNESS OF THE EXISTING ALBERTA CORPORATION TO ITS DIRECTORS, OFFICERS, AND SIGNIFICANT SHAREHOLDERS

     INDEBTEDNESS TO DIRECTORS AND OFFICERS. As of December 31, 1998, we owed $100,000 in accrued bonus to Philip W. Card, which we anticipate will be used to pay part of the outstanding balance on his note payable to us

(see "--Restructuring of Notes") and $87,697 in accrued bonus and expenses to Steven M. Caira. These liabilities are non-interest bearing, and will be settled through the normal course of business.

     INDEBTEDNESS TO SIGNIFICANT SHAREHOLDER.  In December 1996, we borrowed
US $250,000 from Norman F. Siegel, a shareholder owning approximately 21.5% of our outstanding common shares. We secured the loan with accounts receivable, intangible assets, and plant and equipment not otherwise pledged. In January 1997, we refinanced the loan by issuing a convertible debenture due January 8, 1999, bearing interest at prime plus 1% per annum. This indebtedness is convertible into our common shares at Cdn. $0.23 per share, up to a maximum of 1,474,565 common shares. In connection with this financing, we issued to Mr. Siegel a warrant for the purchase of 1,474,565 shares at a price of Cdn. $0.23 per share, expiring January 8, 1999. In January 1999, Mr. Siegel exercised this warrant through the issuance of a five year non-interest bearing note. At the same time, the maturity date of the US $250,000 note in favor of Mr. Siegel was extended until January 8, 2001.

               INTERESTS OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

INDEMNIFICATION

     Section 145 of the General Corporation Law of the State of Delaware provides that indemnification of directors, officers, employees and other agents of the corporation, and persons who serve at its request as directors, officers, employees or other agents of another organization, may be provided by it to whatever extent specified in or authorized by the articles of organization, a bylaw adopted by the shareholders or a vote adopted by the holders of a majority of the shares of stock entitled to vote on the election of directors.

     The new Delaware corporation's certificate of incorporation includes provisions eliminating the personal liability of the new Delaware corporation's directors for monetary damages resulting from breaches of their fiduciary duty except in certain circumstances. The new Delaware corporation's certificate of incorporation and bylaws provide indemnification to directors and officers against claims to the full extent allowable under Delaware corporate law. We also intend to enter into indemnification agreements with our directors and executive officers providing, among other things, that we provide defense costs against this type of claim, subject to reimbursement in certain events. See "Proposal Ten--Approval of Form Indemnification Agreement." Furthermore, we intend to maintain a directors and officers liability insurance policy.

                        INTEREST OF NAMED EXPERTS AND COUNSEL

     Jonathan S. Kitchen, a partner in the law firm of Baker & McKenzie, currently owns 425,000 of our common shares (before the one-for-fifteen common share consolidation), which amount represents less than 1% of our outstanding common shares as of May 31, 1999. All of Mr. Kitchen's common shares are being registered under this Proxy Statement and Information Circular. Mr. Kitchen has represented us in connection with certain litigation matters. Apart from providing information with respect to ongoing litigation (see "Business--Legal Proceedings"), Mr. Kitchen was not involved in the preparation of this Proxy Statement and Information Circular.

                                    LEGAL MATTERS

     Certain matters with respect to the issuance of the shares of common stock and preferred stock in connection with the Delaware domestication will be passed upon by Baker & McKenzie, San Diego, California.

                                     TAX MATTERS

     Ernst & Young LLP, our tax advisor, has rendered a tax opinion included as an exhibit to this S-4 registration statement. It is included on the authority of Ernst & Young LLP as an expert in tax matters.

                                       EXPERTS

     Our financial statements as of and for the year ended December 31, 1998 and 1997 included in this Proxy Statement and Information Circular, and elsewhere in the Registration Statement of which this Proxy Statement and Information Circular forms a part, have been audited by Ernst & Young LLP, independent auditors, as described in their report on our financial statements appearing in this Proxy Statement and Information Circular and elsewhere in the Registration Statement. The financial statements are included in this Proxy Statement and Information Circular and in the Registration Statement in reliance on the report of Ernst & Young LLP, upon the authority of that firm as experts in accounting and auditing.

                                AVAILABLE INFORMATION

     We currently do not report under the Securities Exchange Act. We have filed with the SEC a registration statement on Form S-4 covering the shares of common stock described in this Proxy Statement and Information Circular. We have not included in this Proxy Statement and Information Circular certain information contained in the registration statement and you should refer to the registration statement and its exhibits for further information. For a fee, you may obtain a copy of the registration statement from the public reference section of the SEC at: Judiciary Plaza, 450 5th Street, N.W., Washington, D.C. 20549; and the SEC's Regional Offices located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. In addition, the SEC maintains a web site on the Internet at the address http://www.sec.gov that contains reports, proxy information statements and other information regarding registrants that file electronically with the SEC. After completion of this offering, we will be subject to the reporting requirements of the Securities Exchange Act.

                                    OTHER MATTERS

     We are not aware of any other matters which you will vote on at the annual and special meeting. If any other matter properly comes before the annual and special meeting, then the persons named in the enclosed form of proxy will vote the shares represented thereby in accordance with their best judgment on the matter.

                                SHAREHOLDER PROPOSALS

     Any shareholder proposing to have any appropriate matter brought before the 2000 annual meeting of shareholders is required to submit a proposal in accordance with the SEC's proxy rules to the secretary of the new Delaware corporation not later than ____________, 2000, to be considered for inclusion in the 2000 proxy statement.

                                APPROVAL OF DIRECTORS

     The contents of this Proxy Statement and Information Circular have been approved by the board of directors of TomaHawk Corporation.

                         CERTIFICATE OF TOMAHAWK CORPORATION

     The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

DATED at San Diego, California, this 8th day of July, 1999.



/s/ STEVEN M. CAIRA
--------------------------------------------------------
STEVEN M. CAIRA
CHAIRMAN OF THE BOARD, PRESIDENT, CHIEF EXECUTIVE
OFFICER AND ACTING CHIEF FINANCIAL OFFICER

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

TOMAHAWK CORPORATION                                                            PAGE
                                                                                ----
Report of Ernst & Young, LLP, Independent Auditors..............................F-2
Consolidated Balance Sheets at December 31, 1998 and 1997.......................F-3
Consolidated Statements of Operations for the years ended December 31, 1998 and 1997.....................................................................F-4
Consolidated Statements of Stockholders' Equity for the years ended
   December 31, 1998 and 1997...................................................F-5
Consolidated Statements of Cash Flows for the years ended December 31,
   1998 and 1997................................................................F-6
Notes to Consolidated Financial Statements......................................F-7
Consolidated Balance Sheets at March 31, 1999 (unaudited) and
   December 31, 1998...........................................................F-22
Consolidated Statements of Operations for the Three Months Ended
   March 31, 1999 (unaudited) and 1998 (unaudited) ............................F-23
Consolidated Statements of Cash Flows for the Three Months Ended
   March 31, 1999 (unaudited) and 1998 (unaudited) ............................F-24
Notes to Unaudited Consolidated Financial Statements...........................F-25


                Report of Ernst & Young LLP, Independent Auditors


The Board of Directors and Stockholders
Tomahawk Corporation

We have audited the accompanying consolidated balance sheets of Tomahawk Corporation as of December 31, 1998 and 1997, and the related statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Tomahawk Corporation at December 31, 1998 and 1997, and the consolidated results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

As discussed in Note 1, at December 31, 1998 the Company had a working capital deficiency of $1.7 million. While management is actively seeking additional financing to ensure that the Company has sufficient working capital to fund its ongoing operations, there are no assurances that financing can be obtained. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The accompanying financial statements of the Company do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.




                                                     ERNST & YOUNG LLP



San Diego, California
March 12, 1999

                              Tomahawk Corporation

                           Consolidated Balance Sheets


                                                                                 DECEMBER 31,
                                                                            1998              1997
                                                                      ------------------------------------
ASSETS
Current assets:
   Cash                                                                 $      169,129   $      271,576
   Accounts receivable, net of allowance for doubtful accounts
     of $298,939 in 1998 and $63,946 in 1997                                 2,178,353        2,072,388
   Other current assets                                                         89,724          186,546
                                                                      ------------------------------------
Total current assets                                                         2,437,206        2,530,510

Property and equipment, net                                                  2,292,410        1,053,718
Goodwill, net of accumulated  amortization of $78,271 in 1998 and
   $6,035 in 1997                                                            1,507,737           29,960
Other assets                                                                   216,517          125,521
                                                                      ------------------------------------
Total assets                                                            $    6,453,870   $    3,739,709
                                                                      ------------------------------------
                                                                      ------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                                     $      969,634   $    1,120,172
   Accrued expenses                                                            967,867          826,721
   Bank debt                                                                 1,383,081          661,519
   Current maturities of long-term debt                                        165,000                -
   Convertible debenture to a shareholder, net                                 250,000          160,641
   Current maturities of capital lease obligations                             415,041          255,068
                                                                      ------------------------------------
Total current liabilities                                                    4,150,623        3,024,121

Long-term debt                                                                 935,000                -
Capital lease obligations                                                      977,180          268,880

Commitments and contingencies

Stockholders' equity:
   Preferred stock, no par value; 750,000 and 1,500,000 shares authorized and outstanding at December 31, 1998 and 1997,
     respectively                                                                  547            1,094
   Common stock, no par value; 83,269,600 and 69,055,649 shares authorized and outstanding at December 31, 1998 and 1997,
     respectively                                                            9,358,973        7,432,422
   Additional paid-in capital                                                3,895,837        3,026,762
   Deferred compensation                                                       (26,430)               -
   Notes receivable for purchase of common stock, net                       (2,379,690)      (1,159,676)
   Obligation to issue common stock                                                  -           39,631
   Accumulated deficit                                                     (10,458,170)      (8,893,525)
                                                                      ------------------------------------
Total stockholders' equity                                                     391,067          446,708
                                                                      ------------------------------------
                                                                      ------------------------------------
Total liabilities and stockholders' equity                              $    6,453,870   $    3,739,709
                                                                      ------------------------------------
                                                                      ------------------------------------


SEE ACCOMPANYING NOTES.

                              Tomahawk Corporation

                      Consolidated Statements of Operations

                                                                            YEARS ENDED DECEMBER 31,
                                                                            1998              1997
                                                                      ------------------------------------
Net sales                                                               $   13,546,510    $   9,281,351
Cost of sales                                                                9,564,315        7,145,864
                                                                      ------------------------------------
Gross margin                                                                 3,982,195        2,135,487

Operating expenses:
   General and administrative                                                3,225,966        1,435,763
   Marketing and sales                                                       1,683,481        1,135,378
                                                                      ------------------------------------
Total operating expenses                                                     4,909,447        2,571,141
                                                                      ------------------------------------

Loss from operations                                                          (927,252)        (435,654)

Other expenses:
   Interest expense                                                           (321,195)        (136,336)
   Terminated offering costs                                                  (316,198)               -
   Gain on settlement of debt                                                        -          158,672
                                                                      ------------------------------------
Net loss                                                                 $  (1,564,645)   $    (413,318)
                                                                      ------------------------------------
                                                                      ------------------------------------

Net loss per share - basic and diluted                                   $        (.02)   $        (.01)
                                                                      ------------------------------------
                                                                      ------------------------------------

Weighted average shares used in computing net loss per
   share - basic and diluted                                                75,399,286       59,758,748
                                                                      ------------------------------------
                                                                      ------------------------------------


SEE ACCOMPANYING NOTES.

                              Tomahawk Corporation

                 Consolidated Statements of Stockholders' Equity

                     Years ended December 31, 1998 and 1997





                                                          PREFERRED STOCK                   COMMON STOCK            ADDITIONAL
                                                   ------------------------------- --------------------------------   PAID-IN
                                                        SHARES          AMOUNT          SHARES        AMOUNT          CAPITAL
                                                   ------------------------------- -----------------------------------------------
Balance at December 31, 1996                           2,250,000        $1,642        53,654,263   $  5,497,222    $  2,842,996
   Cancellation of Series I preferred stock             (750,000)         (548)
   Common stock upon private placement                         -             -         2,433,632        431,699               -
   Common stock issued upon exercise of warrants               -             -        12,677,754      1,462,516               -
   Common stock issued upon exercise of options                -             -            50,000          6,080               -
   Common stock issued upon acquisition of
      company                                                  -             -           125,000         19,999               -
   Common stock issued for services                            -             -           115,000         14,906               -
   Compensation expense related to stock options               -             -                 -              -           5,048
   Debt issuance costs upon issuance of
      warrants with convertible debenture                      -             -                 -              -         178,718
   Net loss                                                    -             -                 -              -               -
                                                   -------------------------------------------------------------------------------
Balance at December 31, 1997                           1,500,000         1,094        69,055,649      7,432,422       3,026,762
   Cancellation of Series II preferred stock            (750,000)         (547)                -              -               -
   Common stock issued upon exercise of warrants               -             -         9,566,281      1,373,334               -
   Common stock issued upon exercise of options                -             -         4,308,780        488,586               -
   Common stock issued upon acquisition of
      company                                                  -             -           200,000         39,631               -
   Common stock issued in connection with
      litigation settlement                                    -             -           138,890         25,000               -
   Payments on notes receivable                                -             -                 -              -               -
   Deferred compensation related to stock
      options                                                  -             -                 -              -         189,845
   Amortization of deferred compensation                       -             -                 -              -               -
   Compensation expense related to notes
      receivable from management personnel and                 -             -                 -              -         679,230
      directors
   Net loss                                                    -             -                 -              -               -
                                                   -------------------------------------------------------------------------------
Balance at December 31, 1998                             750,000        $  547        83,269,600   $  9,358,973    $  3,895,837
                                                   -------------------------------------------------------------------------------
                                                   -------------------------------------------------------------------------------




                                                                      NOTES
                                                                 RECEIVABLE FROM
                                                                    MANAGEMENT
                                                                    PERSONNEL,
                                                                  DIRECTORS, AND  OBLIGATION TO                       TOTAL
                                                     DEFERRED      SIGNIFICANT    ISSUE COMMON    ACCUMULATED     STOCKHOLDERS'
                                                   COMPENSATION    SHAREHOLDERS       STOCK          DEFICIT         EQUITY
                                                   -----------------------------------------------------------------------------
Balance at December 31, 1996                       $          -   $   (538,226)  $           -   $ (8,480,207)    $  (676,573)
   Cancellation of Series I preferred stock                                  -               -              -            (548)
   Common stock upon private placement                        -              -               -              -         431,699
   Common stock issued upon exercise of warrants              -       (621,450)              -              -         841,066
   Common stock issued upon exercise of options               -              -               -              -           6,080
   Common stock issued upon acquisition of
      company                                                 -              -          39,631              -          59,630
   Common stock issued for services                           -              -               -              -          14,906
   Compensation expense related to stock options              -              -               -              -           5,048
   Debt issuance costs upon issuance of
      warrants with convertible debenture                     -              -               -              -         178,718
   Net loss                                                   -              -               -       (413,318)       (413,318)
                                                   -----------------------------------------------------------------------------
Balance at December 31, 1997                                  -     (1,159,676)         39,631     (8,893,525)        446,708
   Cancellation of Series II preferred stock                  -              -               -              -            (547)
   Common stock issued upon exercise of warrants              -       (984,140)              -              -         389,194
   Common stock issued upon exercise of options               -       (290,885)              -              -         197,701
   Common stock issued upon acquisition of
      company                                                 -              -         (39,631)             -               -
   Common stock issued in connection with
      litigation settlement                                   -              -               -              -          25,000
   Payments on notes receivable                               -         55,011               -              -          55,011
   Deferred compensation related to stock
      options                                          (189,845)             -               -              -               -
   Amortization of deferred compensation                163,415              -               -              -         163,415
   Compensation expense related to notes
      receivable from management personnel and                -              -               -              -         679,230
      directors
   Net loss                                                   -              -               -     (1,564,645)     (1,564,645)
                                                   -----------------------------------------------------------------------------
Balance at December 31, 1998                       $    (26,430)  $ (2,379,690)  $           -   $(10,458,170)    $   391,067
                                                   -----------------------------------------------------------------------------
                                                   -----------------------------------------------------------------------------

SEE ACCOMPANYING NOTES.

                              Tomahawk Corporation

                     Consolidated Statements of Cash Flows

                                                                                  DECEMBER 31,
                                                                            1998              1997
                                                                      ------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                                                 $  (1,564,645)   $    (413,318)
Adjustments to reconcile net loss to net cash  used in operating activities:
   Provision for doubtful accounts                                             164,050           60,502
   Depreciation and amortization                                               636,282          250,157
   Gain on settlement of debt                                                        -         (158,672)
   Amortization of debt discount                                                89,359           89,359
   Foreign currency loss                                                        11,105           18,216
   Legal settlement for stock                                                   25,000           14,906
   Compensation expense related to options                                     163,415            5,048
   Compensation expense related to notes receivable from management
      personnel and directors                                                  679,230                -
   Changes in operating assets and liabilities:
     Accounts receivable                                                      (270,015)      (1,407,852)
     Other assets                                                                5,826         (303,692)
     Accounts payable and accrued expenses                                     (59,392)         791,356
                                                                      ------------------------------------
Net cash used in operating activities                                         (119,785)      (1,053,990)

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid for acquisition                                                     (439,569)               -
Purchases of property and equipment                                           (516,234)        (244,963)
                                                                      ------------------------------------
Net cash used for investing activities                                        (955,803)        (244,963)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the issuance of shares by private placement                            -          431,699
Private placement warrants exercised                                           389,194          841,068
Exercise of stock options                                                      197,701            6,080
Issuance of shares related to acquisitions                                           -           19,999
Increase in note payable                                                             -           12,423
Increase in bank indebtedness                                                  721,562          661,519
Repayment of notes receivable                                                   55,011                -
Repayment of note payable                                                            -         (187,577)
Principal payments under capital lease obligations                            (390,327)        (244,459)
                                                                      ------------------------------------
Net cash provided by financing activities                                      973,141        1,540,752
                                                                      ------------------------------------
(Decrease) increase in cash                                                   (102,447)         241,799
Cash at beginning of year                                                      271,576           29,777
                                                                      ------------------------------------
Cash at end of year                                                      $     169,129    $     271,576
                                                                      ------------------------------------
                                                                      ------------------------------------

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest                                                   $     283,470    $     183,653
                                                                      ------------------------------------
                                                                      ------------------------------------

SUPPLEMENTAL NON-CASH INVESTING AND FINANCING ACTIVITIES:
Purchase of equipment under capital leases                               $     613,356    $     768,407
                                                                      ------------------------------------
                                                                      ------------------------------------
Acquisition - See Note 2


SEE ACCOMPANYING NOTES.

                              Tomahawk Corporation

                   Notes to Consolidated Financial Statements

                                December 31, 1998


1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION AND BUSINESS

The consolidated financial statements represent the consolidation of the accounts of Tomahawk Corporation, Tomahawk Imaging & Financial, Inc., Tomahawk II, Inc., and Tomahawk Software, Inc. (collectively the "Company"). Both Tomahawk Corporation and Tomahawk Imaging & Financial, Inc. are incorporated in Alberta, Canada and Tomahawk Corporation is a registrant on the Alberta Stock Exchange. Tomahawk Imaging & Financial, Inc. is a wholly-owned subsidiary of Tomahawk Corporation. Tomahawk II, Inc. is incorporated in the State of Illinois, USA and Tomahawk Software, Inc. ("TSI") is incorporated in India. Tomahawk II is a wholly-owned subsidiary of Tomahawk Imaging & Financial, Inc. TSI is a majority-owned subsidiary of Tomahawk II. (See Note 9). All significant intercompany accounts have been eliminated in consolidation.

The accompanying financial statements have been prepared in accordance with generally accepted accounting principles (GAAP) in the United States (US) and, unless otherwise indicated in US dollars; however, the Company will present the financial statements to the Alberta Stock Exchange. As required by the rules of the Alberta Stock Exchange, a reconciliation between the financial statements prepared in US GAAP and Canadian GAAP is presented in Note 10.

The accompanying financial statements have also been prepared assuming that the Company is a going concern. At December 31, 1998, the Company had a working capital deficiency of $1.7 million. Management is actively seeking financing from both debt and equity sources to ensure the Company has sufficient working capital to fund its ongoing operations. While management believes that they will be successful, there are no assurances that financing can be obtained. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The accompanying financial statements of the Company do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

The Company provides engineering and manufacturing services to companies primarily in the aerospace, space and defense industries. Its dominant business consists of the conversion of hard copy documents such as blueprints and text into electronic computer aided design formats. The Company also performs engineering services, two and three dimensional modeling, tool design, numerical control ("NC") programming, and precision machining and manufacturing of parts and components.

                              Tomahawk Corporation

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

REVENUE RECOGNITION

Revenue on fixed-price contracts is recognized on a percentage-of-completion basis. Revenue on time and materials contracts are recognized as earned as services are performed at the applicable rates in accordance with the terms of the underlying contract.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

PROPERTY AND EQUIPMENT

Property and equipment are carried at cost, less accumulated depreciation. Depreciation is provided on a straight-line method over the estimated useful lives of the assets, which range from three to ten years. Amortization of leasehold improvements is provided over the lesser of the remaining lease term or the estimated useful life of the improvements.

The Company leases machinery, computer hardware, computer software, and office furniture and fixtures. The leased assets meeting the requirements for capitalization are included as capitalized leased assets and are amortized over the equipment's useful life.

GOODWILL

Goodwill relating to cost in excess of net assets acquired arose from the acquisition of various companies (see Note 2). Goodwill is amortized over estimated useful lives ranging from five to ten years.

FOREIGN CURRENCY TRANSLATION

The Company has determined that the US dollar is the functional currency. Monetary assets and liabilities of the Company's operations which are denominated in currencies other than U.S. dollar are translated into US dollars at the exchange rate prevailing at year end. Non-monetary items are translated at historical rates. Revenue and expense transactions are translated at exchange rates prevailing at the transaction date. All exchange gains and losses are included in net earnings in the period in which they arise.

                              Tomahawk Corporation

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

STOCK-BASED COMPENSATION

As permitted by Statement of Financial Accounting Standards ("SFAS") 123, the Company has elected to follow Accounting Principles Board Opinion 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES ("APB 25"), and related interpretations in accounting for its employee stock awards. Under APB 25, when the exercise price of the Company's employee stock awards is not less than the market price of the underlying stock on the date of grant, no compensation expense is recognized.

NET LOSS PER SHARE

In 1997, the Company adopted SFAS 128, "Earnings Per Share." SFAS 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported primary earnings per share. Since such securities are antidilutive there is no difference between basic and diluted earnings (loss) per share for any of the periods presented and none of the prior periods were required to be restated.

IMPAIRMENT OF LONG-LIVED ASSETS

In accordance with SFAS 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, the Company reviews long-lived assets and intangible assets for impairment caused by events or changes in circumstances which indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of that asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeded the fair value of the assets.

2. ACQUISITIONS

The following acquisitions were recorded using the purchase method of accounting. Their results of operations have been included in the consolidated financial statements since their respective dates of acquisition.

During 1997, the Company acquired three businesses through the issuance of 325,000 shares of common stock valued at $59,630. As of December 31, 1997, the Company had issued 19,999 shares and had recorded an obligation to issue the remaining 39,631 shares.

                              Tomahawk Corporation

2. ACQUISITIONS (CONTINUED)

These shares were issued in fiscal year 1998. In conjunction with these transactions, the Company acquired current assets of $115,419, capital assets of $195,909, and assumed liabilities of $291,391. The Company recorded approximately $40,000 of goodwill in connection with these acquisitions. One of the acquired businesses was a company that provided document conversion services; a second business provided NC programming and engineering services; and the third business provided high volume document scanning services.

During 1998, the Company acquired certain assets of a precision machine shop for a total purchase price of $1,540,000. The acquisition was accounted for under the purchase method and the Company recorded goodwill of approximately $1,550,000 (which the Company is amortizing over ten years) and machinery and equipment of $635,000, net of liabilities for capital leases of $645,000. In connection with this acquisition, the Company's consideration was $400,000 in cash, $40,000 in acquisition costs, a note payable with the seller in the amount of $1,100,000. Interest at an annual rate of prime plus 1% is payable on the outstanding principal balance commencing December 19, 1998. The outstanding principal balance is payable over a 60-month period commencing March 19, 1999.

3. FINANCIAL STATEMENT INFORMATION

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost and consist of the following:

                                                                DECEMBER 31,
                                                            1998             1997
                                                      ----------------------------------
Machinery and tools                                   $   1,027,149     $           -
Computer hardware                                           929,414           623,342
Computer software                                           870,319           493,503
Office furniture, fixtures and equipment                    325,787           271,237
Leasehold improvements                                       82,878            44,727
                                                      ----------------------------------
                                                          3,235,547         1,432,809
Less accumulated depreciation and amortization             (943,137)         (379,091)
                                                      ----------------------------------
                                                      ----------------------------------
                                                      $   2,292,410     $   1,053,718
                                                      ----------------------------------
                                                      ----------------------------------

Computer hardware and software, with a cost of $332,483 in 1997 were fully depreciated in 1997 and have been deducted from the cost and accumulated depreciation totals.

                              Tomahawk Corporation

3. FINANCIAL STATEMENT INFORMATION (CONTINUED)

Equipment acquired under capital leases totaled $1,370,735 and $643,764 (net of accumulated amortization of $406,742 and $124,643 at December 31, 1998 and 1997, respectively).

BANK LOANS

In February 1997, the Company entered into a Revolving Credit Loan Agreement (the "Agreement") whereby the Company is able to borrow amounts not to exceed the lesser of: 1) $750,000; or 2) the sum of 65% of the Company's net current accounts receivable at that time. The Agreement was secured by substantially all of the assets of the Company. Interest accrued at the rate of the bank's prime plus 1.5% per annum (10.25% at December 31, 1997) and outstanding borrowings totaled approximately $640,000 at December 31, 1997. In March 1998, the Company paid in full the outstanding principal and interest balances and terminated the Agreement.

As a result of one of the Company's 1997 acquisitions, the Company assumed a Revolving Promissory Draw Note (the "Note") whereby the Company was able to borrow amounts not to exceed $55,000. Interest under the Note accrued at the rate of prime plus 1.75% per annum. At December 31, 1997, the interest rate was 10.50% and outstanding borrowings totaled approximately $22,000. In February 1998, the Company paid in full the outstanding principal and interest balance and terminated the agreement.

In March 1998, the Company entered into a Business Loan Agreement (the "Loan Agreement") to borrow up to a maximum of $2,000,000. The Loan Agreement was secured by substantially all of the assets of Tomahawk II and is guaranteed by the Company. Interest was payable at the bank's preferred rate plus 1% per annum due on April 1, 1998 and then monthly, thereafter, until payment in full of any principal outstanding under the Loan Agreement. Outstanding principal and any unpaid interest was due on February 28, 1999. At December 31, 1998, outstanding borrowings totaled approximately $1,383,081.

In March 1999, the Company revised and amended the Loan Agreement by entering into an Amended and Restated Business Loan Agreement (the "Amended Loan Agreement") to borrow up to a maximum of $3,000,000 based on eligible accounts receivable. The Amended Loan Agreement is secured substantially by all of the assets of Tomahawk II and is guaranteed by the Company. Interest is payable at the bank's reference rate plus 1% per annum starting on April 1, 1999, and monthly thereafter, until payment in full of any principal outstanding under the Amended Loan Agreement. Outstanding principal and any unpaid interest is due on February 29, 2000. The Amended Loan Agreement

                              Tomahawk Corporation

3. FINANCIAL STATEMENT INFORMATION (CONTINUED)

contains restrictive covenants subject to the bank's consent, including limitations on capital expenditures and restrictions on making any loans to officers, directors or shareholders of the Company.

CONVERTIBLE DEBENTURE

As of December 31, 1996, the Company had a $250,000 loan provided by a significant shareholder and secured by accounts receivable, intangible assets, and plant and equipment, not otherwise pledged. In 1997, the loan was refinanced by the issuance of a convertible debenture due January 8, 1999, bearing interest at prime plus 1% per annum. The indebtedness is convertible into common shares on the basis of Canadian (CN) $0.23 per share, to a maximum of 1,474,565 shares. In connection with the financing, the debenture holder was issued a warrant for the purchase of 1,474,565 shares at a price of CN$0.23 per share, which expired on January 8, 1999. Based on the estimated fair value of the attached warrant, $178,717 was booked as debt discount relating to the warrant for the purchase of 1,474,565 shares attached to the convertible debenture. The debt discount was amortized over approximately two years. Accordingly, the Company recognized $89,359 in expense as of December 31, 1998 and December 31, 1997, respectively.

OTHER EXPENSES

In fiscal year 1998, the Company ceased its efforts to complete an equity or debt financing and the related costs of $316,198 incurred through December 31, 1998, were charged to operations.

In 1994, the Company purchased computer hardware and software and entered into a Secured Promissory Note (the "Promissory Note") in the original principal amount of approximately $403,000. The Promissory Note was secured by the computer assets purchased. The Promissory Note became past due in December 1996, and in April 1997, the Company negotiated a settlement of the full amount of the liability for $200,000. The settlement resulted in a gain of debt of $158,672.

4.  SEGMENT AND RELATED INFORMATION

The Company has two reportable segments as defined by FASB Statement 131, DISCLOSURE ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION. The Company's reportable segments are business units that offer different services and are managed separately because each business requires different technology and marketing strategies.

                              Tomahawk Corporation

4.  SEGMENT AND RELATED INFORMATION (CONTINUED)


The document imaging and conversion services segment accounted for 77% of total revenues in 1998. The engineering and precision machining services segment accounted for 23% of total revenues in 1998.

The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies. The Company allocates resources and evaluates the performance of segments based on profit or loss from operations, excluding unusual gains or losses. The Company allocates general and administrative expenses to each segment based on their respective percentages of total revenue. Intersegment sales were not significant for any period.

One customer of the document imaging and conversion services segment accounted for 67% and 35% of net sales in 1998 and 1997, respectively. Two additional customers of the document imaging and conversion services segment accounted for 12% and 11% of net sales in 1997. Information regarding industry segments for 1998 and 1997 is as follows:


FOR THE YEARS ENDED DECEMBER 31                                               1998              1997
-------------------------------                                        -------------------------------------
Net sales:
   Document imaging and conversion services                                 $10,424,953        $5,908,346
   Engineering and precision machining services                               3,121,557         3,373,005
                                                                       -------------------------------------
Total consolidated net sales                                                $13,546,510        $9,281,351
                                                                       -------------------------------------
                                                                       -------------------------------------

Cost of sales:
   Document imaging and conversion services                                 $ 6,166,822        $4,154,081
   Engineering and precision machining services                               3,397,493         2,991,783
                                                                       -------------------------------------
Total consolidated cost of sales                                            $ 9,564,315        $7,145,864
                                                                       -------------------------------------
                                                                       -------------------------------------

Gross margin (loss):
   Document imaging and conversion services                                 $ 4,258,404        $1,754,265
   Engineering and precision machining services                                (276,209)          381,222
                                                                       -------------------------------------
Total consolidated gross margin                                             $ 3,982,195        $2,135,487
                                                                       -------------------------------------
                                                                       -------------------------------------

                              Tomahawk Corporation

4.  SEGMENT AND RELATED INFORMATION (CONTINUED)


FOR THE YEARS ENDED DECEMBER 31                                              1998              1997
-------------------------------                                        ------------------------------------
Income (loss) from operations before unallocated amount:
   Document imaging and conversion services                               $     731,634     $   (249,057)
   Engineering and precision machining services                                (979,656)        (186,597)
                                                                       ------------------------------------
Total loss from operations before unallocated amount                           (248,022)        (435,654)

Unallocated amount:
   Compensation  expense related to notes receivable from
     management personnel and directors                                        (679,230)               -
                                                                       ------------------------------------
Total consolidated loss from operations                                   $    (927,252)    $   (435,654)
                                                                       ------------------------------------
                                                                       ------------------------------------

Other unallocated amounts:
   Interest expense                                                       $    (321,195)    $   (136,336)
   Terminated offering costs                                                   (316,198)               -
   Gain on settlement of debt                                                         -          158,672
                                                                       ------------------------------------
Total other unallocated amounts                                           $    (637,393)    $     22,336
                                                                       ------------------------------------
                                                                       ------------------------------------

Net loss                                                                  $  (1,564,645)    $   (413,318)
                                                                       ------------------------------------
                                                                       ------------------------------------

Depreciation and amortization deducted in arriving at operating income (loss) from operations:
   Document imaging and conversion services                              $     254,823    $     140,910
   Engineering and precision machining services                                309,223          103,212
                                                                       ------------------------------------
                                                                               564,046          244,122
Goodwill amortization                                                           72,236            6,035
                                                                       ------------------------------------
                                                                         $     636,282    $     250,157
                                                                       ------------------------------------
                                                                       ------------------------------------

Capital expenditures (including acquisitions and capital leases):
   Document conversion services                                          $     567,819    $     407,539
   Engineering and precision machining services                              1,234,958          623,888
                                                                       ------------------------------------
                                                                         $   1,802,777    $   1,031,427
                                                                       ------------------------------------
                                                                       ------------------------------------

AT DECEMBER 31                                                               1998              1997
--------------                                                         ------------------------------------

Total assets by segment:
   Document imaging and conversion services                              $   2,592,638    $   2,159,518
   Engineering and precision machining services                              3,584,801        1,060,494
   Unallocated amounts                                                         276,431          519,697
                                                                       ------------------------------------
Total consolidated assets                                                   $6,453,870       $3,739,709
                                                                       ------------------------------------
                                                                       ------------------------------------

Assets located in foreign countries were not significant.

                              Tomahawk Corporation

5.  STOCKHOLDERS' EQUITY

PREFERRED STOCK

In connection with the acquisition of Tomahawk Imaging & Financial Inc. ("TIFI") in March of 1993, the Company issued 2,250,000 Class A non-voting preferred shares. In 1997, the Company has 1,500,000 issued and outstanding preferred non-cumulative shares, 750,000 of the shares relate to Series II preferred shares and 750,000 of the shares relate to Series III preferred shares.

At December 31, 1998, the Company had 750,000 shares of Series III preferred shares authorized and outstanding. For each CN$2.50 of cumulative cash flow, a share of Series III preferred shares is convertible into 10 common shares. In the event these shares are not converted nor eligible for conversion by the end of 1999, they will, subject to the discretion of the Alberta Stock Exchange, be returned to the Company for cancellation. The Company does not expect these shares to be eligible for conversion. In 1998 and 1997, the Company canceled the 750,000 shares of Series II preferred and the 750,000 shares of Series I preferred, respectively, as the performance criteria for their respective conversion was not met.

PRIVATE PLACEMENT ISSUANCE OF SHARES

In 1997, the Company issued 2,433,632 units (comprising 2,433,632 of common stock and warrants to purchase additional 1,216,816 shares of common stock at a price of CN $0.40 per share, which expired on March 24, 1999) at a price of CN$.1774 per unit. Various directors and officers of the Company have participated in this and previous private placements.

WARRANTS

Transactions for all warrants granted are summarized as follows:

                                                                                       WEIGHTED-
                                                                                        AVERAGE
                                                                   NUMBER OF         EXERCISE PRICE
                                                                     SHARES            PER SHARE
                                                               ---------------------------------------
 Warrants outstanding at December 31, 1996                           28,827,365           CN$0.22
      Issued                                                          2,691,381              0.31
      Exercised                                                     (12,677,754)             0.16
      Canceled                                                         (557,274)             0.17
                                                               ---------------------------------------
 Warrants outstanding at December 31, 1997                           18,283,718              0.28
      Exercised                                                      (9,566,281)             0.22
      Canceled                                                       (6,026,056)             0.36
                                                               ---------------------------------------
 Warrants outstanding at December 31, 1998                            2,691,381           CN$0.31
                                                               ---------------------------------------
                                                               ---------------------------------------

                              Tomahawk Corporation

5.  STOCKHOLDERS' EQUITY (CONTINUED)

As discussed above in Note 3, the warrants outstanding at December 31, 1998 expired during March of 1999. The warrants exercised were originally sold to officers and directors for notes receivable and cash (see below).

STOCK OPTIONS

The Stock Option Plan (the "Plan") of Tomahawk is administered by the Board of Directors of the Company. The shares offered under the Plan consist of authorized but unissued common shares of the Company. The aggregate number of shares to be delivered upon the exercise of all options granted under the Plan shall not exceed 10% of the number of common shares outstanding at the date of grant. If any options granted under the Plan shall expire or terminate for any reason without having been exercised in full, the unpurchased shares subject thereto shall again be available for the purpose of this Plan.

The Board of Directors may in its sole discretion, determine the time during which options shall vest and the method of vesting, or that no vesting restriction shall exist. The 1993, 1994, 1995, and 1996 grants have no vesting restrictions. Starting in 1997, the Board of Directors has attached a six-month vesting period on all future option grants.

The exercise price of the shares covered by each option shall be determined by the Board of Directors of the Company. The exercise price shall not be less than the price permitted by any stock exchange on which the common shares are then listed. The common shares are listed in the Alberta Stock Exchange (the "Exchange"). The Exchange permits up to a 15% discount on the fair market value of the stock on the date of grant.

The Company has historically taken the allowable discount in determining the exercise price of the stock. However, in accordance with generally accepted accounting principles in the United States, under APB 25, when the exercise price of the Company's employee stock award is less than the market price of the underlying stock on the date of grant, compensation expense is recognized over the vesting period of the options. The Company has recognized compensation expense totaling $161,415 in December 31, 1998, none in 1997 and $2,848,044 for the periods prior to 1997. Also, based on the vesting period of the options, the Company has $26,430 in deferred compensation at December 31, 1998. Furthermore, pursuant to APB 25, when options are granted to non-employees (i.e., consultants) compensation expense is recognized immediately upon grant based on the total number of shares multiplied by fair market value on the date of grant. The Company has recognized compensation expense relating to grants to consultants of $1,762 and $5,048 in December 31, 1998 and 1997, respectively. As of December 31,

                              Tomahawk Corporation

5.  STOCKHOLDERS' EQUITY (CONTINUED)

1998 and 1997, the Company has recognized cumulative compensation expense of $3,011,459 and $2,848,044, respectively, related to the issuance of stock options below fair market value and the issuance of stock options to consultants.

Each option and all other rights expire on the date set out in the option agreements. Since 1996 options issued by the Company expire within five years from the date of grant.

Activity for the Plan is as follows:

                                                                                             WEIGHTED -
                                                                           NUMBER OF           AVERAGE
                                                                            SHARES         EXERCISE PRICE
                                                                        -------------------------------------
Outstanding at December 31, 1996                                            5,251,750           CN$0.17
     Granted                                                                  793,000              0.20
     Exercised                                                                (50,000)             0.17
     Canceled                                                                 (85,000)             0.18
                                                                        -------------------------------------
Outstanding at December 31, 1997                                            5,909,750              0.17
     Granted                                                                5,972,000              0.22
     Exercised                                                             (4,308,780)             0.16
     Canceled                                                                 (97,000)             0.19
                                                                        -------------------------------------
Outstanding at December 31, 1998                                            7,475,970           CN$0.21
                                                                        -------------------------------------
                                                                        -------------------------------------

Following is a further breakdown of the options outstanding as of December 31, 1998:

                                                                                               WEIGHTED-
                                         WEIGHTED-                                              AVERAGE
                                          AVERAGE          WEIGHTED-                         EXERCISE PRICE
                        OPTIONS        REMAINING LIFE       AVERAGE           OPTIONS          OF OPTIONS
  EXERCISE PRICES     OUTSTANDING         IN YEARS       EXERCISE PRICE     EXERCISABLE       EXERCISABLE
--------------------------------------------------------------------------------------------------------------
     CN$0.23               233,750           1             CN $0.23               233,750       CN$0.23
        0.19                16,920           1                 0.19                16,920          0.19
        0.17               602,300           1                 0.17               602,300          0.17
        0.20               656,000           4                 0.20               656,000          0.20
        0.22             5,567,000           4                 0.22             5,567,000          0.22
        0.21               400,000           5                 0.21                     -             -
                   -------------------                                   -------------------
                         7,475,970                                              7,075,970
                   -------------------                                   -------------------
                   -------------------                                   -------------------

                              Tomahawk Corporation

5.  STOCKHOLDERS' EQUITY (CONTINUED)

Pro forma information regarding net income (loss) and earnings (loss) per share is required by SFAS 123, and has been determined as if the Company has accounted for its employee stock options using the fair value method. The fair value of these options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for 1998 and 1997: risk-free interest rate of 6.50%; dividend yield of 0%; volatility factor of 79% and a weighted-average life of five years.

The Black-Scholes valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the vesting period. The Company's pro forma net loss is as follows:

                                                         DECEMBER 31,
                                                  1998                 1997
                                           ----------------------------------------

Pro forma net loss                             $(2,344,072)         $(756,609)
                                           ----------------------------------------
                                           ----------------------------------------
Pro forma net loss per share                         $(.03)             $(.01)
                                           ----------------------------------------
                                           ----------------------------------------

Future pro forma results of operations under SFAS 123 may be materially different from actual amounts reported.

The weighted-average fair value of options granted during the year was $0.13. The weighted-average remaining contractual life of options outstanding at December 31, 1998 is 4 years.

NOTES RECEIVABLE

During 1996 through 1998, the Company issued non-interest bearing full-recourse notes receivable (the "Notes") to various management personnel, directors and significant shareholders for the purchase of stock and the exercise of options and warrants. Several of these Notes came due in 1998 and the Company extended their respective maturities

                              Tomahawk Corporation

5.  STOCKHOLDERS' EQUITY (CONTINUED)

and ultimately concluded to revise all the Notes relating to management personnel and directors in 1999 such that they are non-recourse notes receivable. In accordance with generally accepted accounting principles, upon extending the maturities, the Company began accounting for Notes relating to management personnel and directors as variable instruments and accordingly, recorded expense of $679,230.

6.  NET LOSS PER SHARE

The following table sets for the computation of basic and diluted net loss per share:

                                                                                   DECEMBER 31,
                                                                              1998              1997
                                                                        ------------------------------------
Numerator:
   Net loss                                                                 $(1,564,645)       $(413,318)
                                                                        ------------------------------------
                                                                        ------------------------------------

Denominator:
   Weighted average shares                                                   75,399,286       59,758,748
                                                                        ------------------------------------
                                                                        ------------------------------------

Basic and diluted net loss per share                                              $(.02)           $(.01)
                                                                        ------------------------------------
                                                                        ------------------------------------

All potential common shares have been excluded from the diluted net loss per share calculations as they are antidilutive.

7. COMMITMENTS AND CONTINGENCIES

LEASES

The Company leases space under operating leases expiring between 2000 and 2002 in San Diego, Chicago and Seattle. The Company records rent expense on a straight line basis ratably over the lease term.

                              Tomahawk Corporation

7. COMMITMENTS AND CONTINGENCIES (CONTINUED)

The Company leases machinery, computer hardware, computer software, and office furniture and fixtures under capital leases. Capitalized lease obligations of $1,309,243 and $768,407 were incurred in 1998 and 1997, respectively, as a result of the Company entering into various equipment capital leases. Aggregate future minimum lease commitments for all leases at December 31, 1998 are as follows:

                                                           OPERATING          CAPITAL
                                                             LEASES           LEASES
                                                       ------------------------------------
      1999                                                $     691,933     $     560,299
      2000                                                      603,069           490,414
      2001                                                      397,665           323,704
      2002                                                      401,320           289,785
      2003                                                      309,502            90,803
      Thereafter                                                      -            39,143
                                                       ------------------------------------
                                                          $   2,403,489         1,794,148
                                                       -------------------
                                                       -------------------
      Less amount representing interest                                           401,927
                                                                         ------------------
      Present value of net minimum lease payments                               1,392,221
      Less current portion                                                        415,041
                                                                         ------------------
      Long-term portion of capital lease obligations                        $     977,180
                                                                         ------------------
                                                                         ------------------

Rent expense was $431,976 and $229,872 for the years ended December 31, 1998 and 1997, respectively.

LITIGATION

On February 21, 1997, a competitor commenced legal action against the Company regarding certain former employees of the plaintiff now employed by the Company. In March of 1998, the matter was settled and the case was dismissed. According to the Settlement Agreement, the Company agreed to pay $125,000 payable in cash and stock in fiscal years 1998 and 1999. As of December 31, 1997, the Company accrued the total settlement of $125,000 in the financial statements. In fiscal year 1998, the Company issued $25,000 in common stock and paid $50,000 in cash in accordance with the terms of the settlement.

As of December 31, 1998, the Company accrued $37,500 relating to a breach of contract claim filed against the Company in 1997 and settled in 1998. The $37,500 amount of the settlement is expected to be paid in 1999.

                              Tomahawk Corporation

7. COMMITMENTS AND CONTINGENCIES (CONTINUED)

During 1998, the Company received approximately $250,000 in cash net of attorney fees relating to legal settlements.

8.  INCOME TAXES

At December 31, 1998, the Company had federal and California tax operating loss carryforwards of approximately $4,785,000 and $994,000, respectively. The federal and California tax loss carryforward will begin expiring in 2008 and 2001, respectively, unless previously utilized. The Company also has foreign net operating loss carryforwards of approximately $989,000, which will begin expiring in 1999 unless previously utilized.

Pursuant to Internal Revenue Code Sections 382 and 383, annual use of the Company's net operating loss and credit carryforwards may be limited if a cumulative change in ownership of more than 50% occurs within any three-year period.

Significant components of the Company's deferred tax assets and liabilities are shown below. A valuation allowance of $2,290,000, of which $132,000 is related to 1998, has been recognized to offset the deferred tax assets as realization of such assets is uncertain.

                                                                                     DECEMBER 31,
                                                                                 1998             1997
                                                                           ----------------------------------
Deferred tax assets:
   Net operating losses                                                        $ 2,170,000       $ 2,057,000
   Other, net                                                                      120,000           101,000
                                                                           ----------------------------------
   Total deferred tax assets                                                     2,290,000         2,158,000
Valuation allowance for deferred tax assets                                     (2,290,000)       (2,158,000)
                                                                           ----------------------------------
Net deferred tax assets                                                        $         -       $         -
                                                                           ----------------------------------
                                                                           ----------------------------------

9.  SUBSEQUENT EVENTS

In February 1999, Tomahawk Corporation and Tomahawk Imaging & Financial, Inc. were combined into one corporate entity in order to simplify the Company's corporate structure. Additionally, Tomahawk Corporation is proposing to change its jurisdiction of incorporation from the Province of Alberta, Canada to the State of Delaware, USA ("domestication"), subject to an affirmative vote of the holders of 66 2/3% of the common shares of Tomahawk Corporation. After the completion of the domestication, the Company intends to merge Tomahawk II with the Delaware Company.

                              Tomahawk Corporation

                           Consolidated Balance Sheets

                                                                                          MARCH 31,            DECEMBER 31,
                                                                                            1999                    1998
                                                                                        -----------------------------------
                                                                                         (UNAUDITED)
ASSETS
Current assets:
   Cash                                                                                 $     74,578           $    169,129
   Account receivable, net                                                                 1,724,484              2,178,353
   Other current assets                                                                      206,973                 89,724
                                                                                        -----------------------------------
Total current assets                                                                       2,006,035              2,437,206

Property and equipment, net                                                                2,258,497              2,292,410
Goodwill, net                                                                              1,471,468              1,507,737
Other assets                                                                                 227,232                216,517
                                                                                        -----------------------------------
Total assets                                                                            $  5,963,232           $  6,453,870
                                                                                        -----------------------------------
                                                                                        -----------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY Current liabilities:
   Accounts payable                                                                     $  1,208,913           $    969,634
   Accrued expenses                                                                          900,144                967,867
   Bank debt                                                                               1,463,081              1,383,081
   Current maturities of long-term debt                                                      220,000                165,000
   Convertible debenture to a shareholder, net                                                     -                250,000
   Current maturities of capital lease obligations                                           417,745                415,041
                                                                                        -----------------------------------
Total current liabilities                                                                  4,209,883              4,150,623

Long-term debt                                                                               880,000                935,000
Capital lease obligations                                                                  1,002,614                977,180
Convertible debenture to a shareholder, net                                                  250,000                      -
Commitments and contingencies

Stockholders' equity:
   Preferred stock, no par value; 750,000 shares authorized and                                  547                    547
     outstanding  both at March 31, 1999 and December  31, 1998
   Common stock, no par value; 84,759,565 and 83,269,600 shares authorized and outstanding at March 31, 1999 and December
     31, 1998, respectively                                                                9,585,025              9,358,973
   Additional paid-in capital                                                              3,965,782              3,895,837
   Deferred compensation                                                                     (10,572)               (26,430)
   Notes receivable for purchase of common stock, net                                     (2,603,029)            (2,379,690)
   Accumulated deficit                                                                   (11,317,018)           (10,458,170)
                                                                                        -----------------------------------
Total stockholders' equity                                                                  (379,265)               391,067
                                                                                        -----------------------------------
Total liabilities and stockholders' equity                                              $  5,963,232           $  6,453,870
                                                                                        -----------------------------------
                                                                                        -----------------------------------


SEE ACCOMPANYING NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

                              Tomahawk Corporation

                      Consolidated Statements of Operations


                                                                                   THREE MONTHS ENDED MARCH 31,
                                                                                    1999                  1998
                                                                               -----------------------------------
                                                                                            (UNAUDITED)
Net sales                                                                      $  2,481,621           $  3,441,425
Cost of sales                                                                     1,947,097              2,406,262
                                                                               -----------------------------------
Gross margin                                                                        534,524              1,035,163

Operating expenses:
   General and administrative                                                       835,184                495,708
   Marketing and sales                                                              446,264                363,892
                                                                               -----------------------------------
Total operating expenses                                                          1,281,448                859,600
                                                                               -----------------------------------

 Income (loss) from operations                                                     (746,924)               175,563

Other expenses:
   Interest expense                                                                (111,924)               (65,391)
                                                                               -----------------------------------
Net income (loss)                                                              $   (858,848)          $    110,172
                                                                               -----------------------------------
                                                                               -----------------------------------

Net income (loss) per share - basic                                            $       (.01)          $       .002
                                                                               -----------------------------------

Net income (loss) per share - diluted                                          $       (.01)          $       .001
                                                                               -----------------------------------

Weighted average shares used in computing net income (loss) per share
   - basic                                                                       84,629,467             69,190,232
                                                                               -----------------------------------
                                                                               -----------------------------------
Weighted average shares used in computing net income (loss) per share
   - diluted                                                                     84,629,467             81,836,182
                                                                               -----------------------------------
                                                                               -----------------------------------


SEE ACCOMPANYING NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

                              Tomahawk Corporation

                      Consolidated Statements of Cash Flows

                                                                              THREE MONTHS ENDED MARCH 31,
                                                                                1999               1998
                                                                             -----------------------------
                                                                                      (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)                                                            $(858,848)          $ 110,172
Adjustments to reconcile net loss to net cash  used in operating activities:
   Depreciation and amortization                                               208,924             111,316
   Amortization of debt discount                                                     -              22,338
   Foreign currency loss                                                             -               6,410
   Legal settlement for stock                                                        -              25,000
   Compensation expense related to options                                      15,858                   -
   Compensation expense related to notes receivable from management
     personnel and directors                                                    69,945              26,355
   Changes in operating assets and liabilities:
     Accounts receivable                                                       587,777            (692,170)
     Other assets                                                             (261,872)            (67,759)
     Accounts payable and accrued expenses                                     171,556             160,493
                                                                             -----------------------------
Net cash used in operating activities                                          (66,660)           (297,845)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment                                           (138,241)           (347,400)
                                                                             -----------------------------
Net cash used for investing activities                                        (138,241)           (347,400)

CASH FLOWS FROM FINANCING ACTIVITIES:
Private placement warrants exercised                                                 -              32,253
Exercise of stock options                                                        2,212             174,286
Issuance of shares related to acquisitions                                           -              39,631
Increase in bank indebtedness                                                   80,000             103,906
Repayment of notes receivable                                                        -             100,000
Advance under capital lease line                                               116,000             209,411
Principal payments under capital lease obligations                             (87,862)           (283,259)
                                                                             -----------------------------
Net cash provided by financing activities                                      110,350             376,228
                                                                             -----------------------------
Decrease in cash                                                               (94,551)           (269,017)
Cash at beginning of period                                                    169,129             271,576
                                                                             -----------------------------
Cash at end of period                                                        $  74,578           $   2,559
                                                                             -----------------------------
                                                                             -----------------------------

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest                                                       $ 102,152           $  59,219
                                                                             -----------------------------
                                                                             -----------------------------

SUPPLEMENTAL NON-CASH INVESTING AND FINANCING ACTIVITIES:
Purchase of equipment under capital leases                                   $ 116,000           $ 209,411
                                                                             -----------------------------
                                                                             -----------------------------



SEE ACCOMPANYING NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

                              Tomahawk Corporation

              Notes to Unaudited Consolidated Financial Statements
                                 March 31, 1999

           (UNLESS OTHERWISE NOTED, AMOUNTS EXPRESSED IN U.S. DOLLARS)

1.   CONSOLIDATION AND BASIS OF PRESENTATION

The unaudited interim financial statements presented herein represent the consolidation of accounts of TomaHawk Corporation, TomaHawk II, Inc and TomaHawk Software, Inc. TomaHawk Corporation is incorporated in Alberta, Canada, and is a registrant on the Alberta Stock Exchange. TomaHawk II, Inc. is incorporated in the state of Illinois, USA and is the sole operating entity of TomaHawk Corporation. TomaHawk Software Inc. is incorporated in India is a majority-owned subsidiary of TomaHawk II. All significant intercompany accounts have been eliminated in consolidation.

These interim unaudited statements have been prepared by the Company pursuant to rules and regulations of the United States Securities and Exchange commission and in accordance with generally accepted accounting principles in the United States. Accordingly, certain information and footnote disclosures normally included in annual financial statements have been omitted or condensed. These statements should be read in conjunction with the Company's audited financial statements and notes thereto for the fiscal year ended December 31, 1998. In the opinion of management, all necessary adjustments have been made to provide a fair presentation. The operating results for the three months ended March 31, 1999 are not necessarily indicative of the results that may be expected for the year ending December 31, 1999.

2.    EARNINGS PER SHARE

Earnings per share are computed in accordance with Financial Accounting Standards Board Statement No. 128, EARNINGS PER SHARE. Basic earnings per share are computed using the weighted average number of common shares outstanding during each period. Diluted earnings per share include the dilutive effect of common shares potentially issuable upon the exercise of stock options and warrants and the conversion of convertible debt or preferred stock. For the purposes of computing diluted earnings per share, weighted average common share equivalents do not include stock options or warrants with an exercise price that exceeds the average fair market value of the Company's common stock for that period. Furthermore, when a loss is reported for the period, weighted average common share equivalents do not include shares issuable upon the exercise of stock options and warrants and the conversion of convertible debt and preferred shares on the basis that such further issuance of shares would have an anti-dilutive effect on the loss per share for that period. Accordingly, for the three months ended March 31, 1999, options and warrants to purchase 7,533,072 shares of common stock, and convertible debt and preferred stock convertible into 8,974,565 shares of common stock were excluded from the computation of diluted loss per share. For the three months ended March 31, 1998, warrants to purchase 4,216,816 were excluded from the computation of diluted earnings per share.

                              Tomahawk Corporation

2.   EARNINGS PER SHARE (CONTINUED)

The following table reconciles the denominators used in computing basic and diluted earnings per share:

                                                              Three months ended March 31,
                                                                 1999                1998
                                                             ------------------------------
         Weighted average common shares outstanding          84,629,467          69,190,232
         Effect of dilutive securities                                -          12,645,950
                                                             ------------------------------
                                                             84,629,467          81,836,182
                                                             ------------------------------
                                                             ------------------------------


3.   SEGMENT AND RELATED INFORMATION (UNAUDITED)

Unaudited industry segment and related information for the three months ended March 31, 1999 is as follows:

THREE MONTHS ENDED MARCH 31,                                                              1999                  1998
                                                                                      ---------------------------------
Net sales:
   Document imaging and conversion services                                           $ 1,843,954           $ 2,507,572
   Engineering services, and precision machining services                                 637,667               933,853
                                                                                      ---------------------------------
                                                                                      $ 2,481,621           $ 3,441,425
                                                                                      ---------------------------------
                                                                                      ---------------------------------

Segment profit (loss) :
   Document imaging and conversion services                                           $  (361,325)          $   347,305
   Engineering services, and precision machining services                                (315,654)             (145,387)
                                                                                      ---------------------------------
                                                                                      $   676,979           $   201,918
                                                                                      ---------------------------------
                                                                                      ---------------------------------

Segment assets
   Document imaging and conversion services                                           $ 2,090,467           $ 2,772,444
   Engineering services, and precision machining services                               3,781,266             1,402,689
   Unallocated amounts                                                                     91,499               298,379
                                                                                      ---------------------------------
                                                                                      $ 5,963,232           $ 4,473,512
                                                                                      ---------------------------------
                                                                                      ---------------------------------

Reconciliation of segment profit (loss) to total consolidated profit (loss):

Total profit (loss) for reportable segments                                           $  (676,979)          $   201,918

Unallocated amounts:
   Compensation expense related to notes receivable from
     management personnel and directors                                                    69,945                26,355
   Interest expense                                                                       111,924                65,391
                                                                                      ---------------------------------

   Total consolidated profit (loss)                                                   $  (858,848)          $   110,172
                                                                                      ---------------------------------
                                                                                      ---------------------------------

                 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD
                      OF DIRECTORS OF TOMAHAWK CORPORATION
                   Annual and Special Meeting of Shareholders
                               _____________, 1999

         The undersigned shareholder of TomaHawk Corporation, an Alberta corporation, hereby acknowledges receipt of the Notice of Annual and Special Meeting of Shareholders and Proxy Statement and Information Circular, each dated ___________, 1999, and hereby appoints Steven M. Caira, President of TomaHawk Corporation, or failing this person, and Michael H. Lorber, an officer of TomaHawk Corporation, or in place of the foregoing __________________________ (please print name), proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual and Special Meeting of Shareholders, ____________, 1999 at 10:00 a.m., San Diego time, to be held at 8315 Century Park Court, Suite 200, San Diego, California, and at any adjournment(s) thereof and vote all common shares and Series III Class A Preferred Shares which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:

         Resolutions (for full detail of each item, please see the enclosed Proxy Statement and Information Circular)

         1. APPROVAL OF AN ORDINARY RESOLUTION FIXING THE NUMBER OF DIRECTORS AT FOUR
                         [ ] FOR [ ] AGAINST [ ] ABSTAIN

         2. ELECTION OF STEVEN M. CAIRA, THOMAS M. DUSMET, DOUGLAS W. LOUGHRAN AND JONATHAN F. TURPIN AS DIRECTORS

[ ]  FOR each of       [ ] FOR each of the nominees       [ ] Withhold authority
     the nominees          (except as indicated below)        to vote for all
                                                              nominees

                  To withhold authority to vote for any nominee, write that nominee's name on the line provided below

                   -------------------------------------------

         3.       APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS
                         [ ] FOR [ ] AGAINST [ ] ABSTAIN

         4.       AUTHORIZATION TO CONDUCT PRIVATE PLACEMENTS
                         [ ] FOR [ ] AGAINST [ ] ABSTAIN

         5.       DOMESTICATION INTO THE STATE OF DELAWARE
                         [ ] FOR [ ] AGAINST [ ] ABSTAIN

         6. AMENDMENT TO THE NEW DELAWARE CORPORATION'S CERTIFICATE OF INCORPORATION AND BYLAWS TO REQUIRE ADVANCE NOTICE OF STOCKHOLDER NOMINATIONS AND PROPOSALS
                         [ ] FOR [ ] AGAINST [ ] ABSTAIN

         7. AMENDMENT TO THE NEW DELAWARE CORPORATION'S CERTIFICATE OF INCORPORATION AND BYLAWS TO PROHIBIT STOCKHOLDERS FROM CALLING SPECIAL MEETINGS OF THE STOCKHOLDERS
                         [ ] FOR [ ] AGAINST [ ] ABSTAIN

         8. AMENDMENT OF THE NEW DELAWARE CORPORATION'S CERTIFICATE OF INCORPORATION TO ELIMINATE ACTIONS OF THE STOCKHOLDERS BY WRITTEN CONSENT WITHOUT A MEETING
                         [ ] FOR [ ] AGAINST [ ] ABSTAIN

         9. AMENDMENT TO THE NEW DELAWARE CORPORATION'S CERTIFICATE OF INCORPORATION AND BYLAWS TO REQUIRE A SUPERMAJORITY VOTE TO AMEND CERTAIN PROVISIONS OF THE NEW DELAWARE CORPORATION'S CERTIFICATE OF INCORPORATION AND BYLAWS
                         [ ] FOR [ ] AGAINST [ ] ABSTAIN

         10.      APPROVAL OF FORM INDEMNIFICATION AGREEMENT
                         [ ] FOR [ ] AGAINST [ ] ABSTAIN

         This proxy will be voted as directed or, if no contrary direction is indicated, will be voted for approval of each of the proposals set forth above, and as said proxies deem advisable on such other matters as may come before the meeting and any adjournment(s) thereof.

Affix Label Here                         The undersigned shareholder hereby
                                         revokes any proxy previously given to
                                         attend and vote at said meeting.

Name of Shareholder                      Please sign here:
                                         ---------------------------------------
Address of Shareholder                   Date:
                                         ---------------------------------------
Number of Securities Represented by      This proxy form is not valid unless it
Proxy                                    is signed and dated. If someone other
                                         than the shareholder of the Company
                                         signs this proxy form on behalf of the
                                         named shareholder of the Company,
                                         documentation acceptable to the
                                         Chairman of the Meeting must be
                                         deposited with this proxy form
                                         authorizing the signing person to do
                                         such. To be represented at the meeting,
                                         this proxy form must be received at the
                                         place shown on the enclosed envelope
                                         and its fax number is _______________.
                                         The Chairman of the Meeting has the
                                         discretion to accept proxies deposited
                                         less than forty-eight hours prior to
                                         the time of the Meeting.


1.       This Proxy is solicited by our management and our board of directors.

2. If you cannot attend the meeting but wish to vote on the resolutions and to appoint one of our management appointees named, then please leave the wording appointing a nominee as shown, sign and date the proxy form and return the proxy form. If you do not specify a choice on a resolution shown on the proxy form, then a nominee of management acting as proxy holder will vote the securities as if you had specified an affirmative vote.

3. If you wish to attend the meeting to vote on the resolutions in person, please register your attendance with our scrutineers at the annual and special meeting, obtain a ballot and vote at the annual and special meeting.

4. If you cannot attend the meeting but wish to vote on the resolutions, then you can appoint another person, who need not be a shareholder of TomaHawk Corporation, to vote according to your instructions. To appoint someone other than the person named, please cross off the management appointee name or names and insert your appointed proxy holder's name in the space provided, sign and date the proxy form and return the proxy form. If you do not specify a choice on a resolution shown on the proxy form, this proxy form confers discretionary authority upon your appointed proxy holder.

5. The securities represented by this proxy form will be voted or withheld from voting in accordance with the your instructions on any ballot of a resolution that may be called for and, if you specify a choice with respect to any matter to be acted upon, the securities will be voted accordingly. With respect to any amendments or variations in any of the resolutions shown on the proxy form, or matters which may properly come before the Meeting, the securities will be voted by the nominee appointed as the nominee in its sole discretion sees fit.

6. If the shareholder votes on the resolutions and returns the proxy form, the shareholder may still attend the meeting and vote in person should the shareholder later decide to do so. To vote in person at the meeting, the shareholder must revoke the proxy form and obtain a ballot at the Meeting.

                                   APPENDIX I

         Shareholders have the right to dissent to the Delaware domestication. Such right of dissent is described in the Proxy Statement and Information Circular. See "Proposal Five--Domestication into the State of Delaware--Right of Dissent" for full details of the right to dissent. The full text of Section 184 of BUSINESS CORPORATIONS ACT (Alberta) is provided below.

SHAREHOLDER'S RIGHT TO DISSENT

(l) Subject to sections 185 and 234, a holder of shares of any class of a corporation may dissent if the corporation resolves to

       (a) amend its articles under section 167 or 168 to add, change or remove any provisions restricting or constraining the issue or transfer of shares of that class,

       (b) amend its articles under section 167 to add, change or remove any restrictions on the business or businesses that the corporation may carry on,

       (c) amalgamate with another corporation, otherwise than under section 178 or 180.1,

       (d) be continued under the laws of another jurisdiction under section 182, or

       (e) sell, lease or exchange of all or substantially all its property under section 183.

(2) A holder of shares of any class or series of shares entitled to vote under section 170, other than section 170(l)(a), may dissent if the corporation resolves to amend its articles in a manner described in that section.

(3)    In addition to any other right he may have, but subject to subsection
       (20), a shareholder entitled to dissent under this section and who complies with this section is entitled to be paid by the corporation the fair value of the shares held by him in respect of which he dissents, determined as of the close of business on the last business day before the day on which the resolution from which he dissents was adopted.

(4) A dissenting shareholder may only claim under this section with respect to all the shares of a class held by him or on behalf of any one beneficial owner and registered in the name of the dissenting shareholder.

(5) A dissenting shareholder shall send to the corporation a written objection to a resolution referred to in subsection (1) or (2)

       (a) at or before any meeting of shareholders at which the resolution is to be voted on, or

       (b) if the corporation did not send notice to the shareholder of the purpose of the meeting or of his right to dissent, within a reasonable time after he learns that the resolution was adopted and of his right to dissent.

(6) An application may be made to the Court by originating notice after the adoption of a resolution referred to in subsection (1) or (2),

       (a)    by the corporation, or

       (b) by a shareholder if he has sent an objection to the corporation under subsection (5), to fix the fair value in accordance with subsection (3) of the shares of a shareholder who dissents under this section.

(7) If an application is made under subsection (6), the corporation shall, unless the Court otherwise orders, send to each dissenting shareholder a written offer to pay him an amount considered by the directors to be the fair value of the shares.

(8) Unless the Court otherwise orders, an offer referred to in subsection (7) shall be sent to each dissenting shareholder

       (a) at least 10 days before the date on which the application is returnable, if the corporation is the applicant, or

       (b) within 10 days after the corporation is served with a copy of originating notice, if a shareholder is the applicant.

(9)    Every offer made under subsection (7) shall

       (a)    be made on the same terms, and

       (b) contain or be accompanied by a statement showing how the fair value was determined.

(10) A dissenting shareholder may make an agreement with the corporation for the purchase of his shares by the corporation, in the amount of the corporation's offer under subsection (7) or otherwise, at any time before the Court pronounces an order fixing the fair value of the shares.

(11)   A dissenting shareholder

       (a) is not required to give security for costs in respect of an application under subsection (6), and

       (b) except in special circumstances shall not be required to pay the costs of the application or appraisal.

(12) In connection with an application under subsection (6), the Court may give directions for

       (a) joining as parties all dissenting shareholders whose shares have not been purchased by the corporation and for the representation of dissenting shareholders who, in the opinion of the Court, are in need of representation,

       (b) the trial of issues and interlocutory matters, including pleadings and examinations for discovery,

       (c) the payment to the shareholder of all or part of the sum offered by the corporation for the shares,

       (d) the deposit of the share certificates with the Court or with the corporation or the transfer agent,

       (e) the appointment and payment of independent appraisers, and the procedures to be followed by them,

       (f)    the service of documents, and

       (g)    the burden of proof on the parties.

(13)   On an application under subsection (6), the Court shall make an order

       (a)    finding the fair value of the shares in accordance with subsection
              (3) of all dissenting shareholders who are parties to the application,

       (b) giving judgment in that amount against the corporation and in favor of each of those dissenting shareholders, and

       (c) fixing the time within which the corporation must pay that amount to a shareholder.

(14)   On

       (a) the action approved by the resolution from which the shareholder dissents becoming effective,

       (b) the making of an agreement under subsection (10) between the corporation and the dissenting shareholder as to the payment to be made by the corporation for his shares, whether by the acceptance of the corporation's offer under subsection (7) or otherwise, or

       (c)    the pronouncement of an order under subsection (13),

whichever first occurs, the shareholder ceases to have any rights as a shareholder other than the right to be paid the fair value of his shares in the amount agreed to between the corporation and the shareholder or in the amount of the judgment, as the case may be.

(15) Subsection (14)(a) does not apply to a shareholder referred to in subsection (5)(b).

(16)   Until one of the events mentioned in subsection (14) occurs,

       (a)    the shareholder may withdraw his dissent or

       (b)    the corporation may rescind the resolution,

and in either event proceedings under this section shall be discontinued.

(17) The Court may in its discretion allow a reasonable rate of interest on the amount payable to each dissenting shareholder, from the date on which the shareholder ceases to have any rights as a shareholder by reason of subsection (14) until the date of payment.

(18)   If subsection (20) applies, the corporation shall, within 10 days after

       (a)    the pronouncement of an order under subsection (13), or

       (b) the making of an agreement between the shareholder and the corporation as to the payment to be made for his shares,

notify each dissenting shareholder that it is unable lawfully to pay dissenting shareholders for their shares.

(19) Notwithstanding that a judgment has been given in favor of a dissenting shareholder under subsection (13)(b), if subsection (20) apples, the dissenting shareholder, by written notice delivered to the corporation within 30 days after receiving the notice under subsection (18), may withdraw his notice of objection, in which case the corporation is deemed to consent to the withdrawal and the shareholder is reinstated to his full rights as a shareholder, failing which he retains a status as a claimant against the corporation, to be paid as soon as the corporation is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the corporation but in priority to its shareholders.

(20) A corporation shall not make a payment to a dissenting shareholder under this section if there are reasonable grounds for believing that

       (a) the corporation is or would after the payment be unable to pay its liabilities as they become due, or

       (b) the realizable value of the corporation's assets would thereby be less than the aggregate of its liabilities.

                                     APPENDIX II

                             CERTIFICATE OF INCORPORATION
                                          OF
                              TOMAHAWK ENGINEERING, INC.

      FIRST: The name of the Corporation is TOMAHAWK ENGINEERING, INC. (the "Corporation").

      SECOND: The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, State of Delaware, 19801. The name of its registered agent at that address is The Corporation Trust Company.

      THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

      FOURTH: (a) AUTHORIZED CAPITAL STOCK. The total number of shares of stock which the Corporation shall have authority to issue is 21,500,000, consisting of 20,000,000 shares of Common Stock, par value $0.001 per share ("Common Stock"), 750,000 shares of Class A Preferred Stock, par value $0.001 per share ("Class A Preferred Stock"), and 750,000 shares of Preferred Stock, par value $0.001 per share ("Preferred Stock").

          (b) PREFERRED STOCK. Shares of Preferred Stock may be issued in one or more series, from time to time, with each such series to consist of such number of shares and to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors of the Corporation (the "Board of Directors"), and the Board of Directors is hereby expressly vested with authority, to the full extent now or hereafter provided by law, to adopt any such resolution or resolutions.

          The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

               (i) The number of shares constituting that series and the distinctive designation of that series;

               (ii) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

               (iii) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

               (iv) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

               (v) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

               (vi) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

               (vii) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

               (viii) Any other relative rights, preferences and limitations of that series.

          (c)  CLASS A PREFERRED STOCK.

               (i)  DIVIDENDS

               Subject to the prior rights of the holders of any other class or series of Preferred Stock of the Corporation with respect to priority in the payment of dividends, the holders of Class A Preferred Stock shall be entitled to receive dividends, if as and when declared by the Board of Directors out of assets of the Corporation legally available for the payment of dividends, in such amount and in such form as the Board of Directors may from time to time determine.

               (ii) PRIORITY ON LIQUIDATION

               In the event of a dissolution or liquidation of the Corporation, whether voluntary or involuntary, a sale of all or substantially all of the assets of the Corporation, in the event of the insolvency of the Corporation, or upon any distribution of its capital (other than a distribution of capital stock in the nature of a dividend), there shall be paid to the holders of Class A Preferred Stock $0.001 per share plus any accrued but unpaid dividends thereon without interest (the "Redemption Amount") before any sum shall be paid to or any assets distributed among the holders of the Common Stock. After the payment of the Redemption Amount to the holders of the Class A Preferred Stock, the remaining assets and funds of the Corporation shall be distributed ratably to the holders of the Common Stock in proportion to their holdings of such shares.

               (iii)     CONVERSION RIGHT

                    (A) In the event that the Corporation earns Cumulative Cash Flow (as defined below) equal to or greater than $2.50 per outstanding share of Class A Preferred Stock prior to the cancellation of the Class A Preferred Stock, each outstanding share of Class A Preferred Stock will be convertible into 2/3 of one share of Common Stock of the Corporation at the option of the holder.

                    In the event of a consolidation, subdivision or reclassification of the Corporation's Common Stock, the conversion calculation must be adjusted so that the proportion of the outstanding shares of Class A Preferred Stock available for conversation is adjusted to reflect such consolidation, subdivision or reclassification.

                    The Class A Preferred Stock may be converted only once during the Corporation's financial year. The conversion calculation must be based on the Corporation's annual audited consolidated financial statements for the year or years during which the conversion requirements were met in respect of the Class A Preferred Stock to be converted.

                    For the purposes of the above-referenced conversion formula, "Cash Flow" means net income or loss after tax, generated from the business of the Corporation or any of its subsidiaries as shown on the consolidated audited financial statements or verified by the Corporation's auditors, adjusted to add back the following expenses:

               (i)   Depreciation;

               (ii)  Depletion;

               (iii) Deferred taxes;

               (iv)  Amortization of goodwill; and

               (v)  Deferred research and development costs.

                    "Cumulative Cash Flow" means, at any time, the aggregate Cash Flow of the Corporation up to that time from a date no earlier than June 1, 1993, net of any negative Cash Flow.

                    (B) A holder of Class A Preferred Stock who wishes to avail himself of this right of conversion shall submit to the head office of the Corporation a written notice indicating the number of shares of Class A Preferred Stock that he wishes to convert. Certificates representing the shares of Class A Preferred Stock to be converted shall be attached to the notice duly endorsed. Upon receipt of any such notice and the Certificates, the Corporation shall consult its auditors to confirm the number of shares of Class A Preferred Stock which are at that time convertible, and without charge issue ten (10) shares of Common Stock for each share of Class A Preferred Stock which is then requested to be converted or which then is convertible as determined by the Cumulative Cash Flow of the Corporation, whichever is less, and if only some of the Class A Preferred Stock evidenced on the certificates are converted, the Corporation shall, without charge, issue a new certificate representing the remaining shares of Class A Preferred Stock.

               (iv) TRANSFERABILITY

          Class A Preferred Stock may not be transferred except with the prior approval of the Board of Directors, that may in its absolute discretion, refuse to register the transfer of any said shares, such approval to be evidenced by a resolution of the Board of Directors.

               (v)  CANCELLATION

          In the event that any of the shares of Class A Preferred Stock are not eligible for conversion into Common Stock at the conclusion of the Corporation's fiscal year beginning 1999, the Class A Preferred Stock shall be cancelled.

               (vi) OTHER PROVISIONS

          In the event that the Corporation or any of its subsidiaries becomes insolvent, voluntarily or involuntarily files for bankruptcy, takes legislative protection from its creditors or ceases, then any shares of Class A Preferred Stock which remain outstanding must be surrendered to the Corporation for cancellation and the Corporation and holders of such shares covenant to attend to their cancellation immediately.

               (vii) VOTING RIGHTS

          Except as otherwise required by law, the Class A Preferred Stock shall not be entitled to vote on any matters brought before the stockholders of the Corporation.

      FIFTH:  The name and address of the Incorporator is as follows:

                           NAME              ADDRESS
                           ----              -------
                  Janine M. Salomone         Richards, Layton & Finger
                                             One Rodney Square
                                             P.O. Box 551
                                             Wilmington, Delaware 19801

      SIXTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

          (1) The number of directors of the Corporation shall be such as from time to time shall be fixed by, or in the manner provided in, the bylaws.

          (2) In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the bylaws of the Corporation subject to the powers of the stockholders of the Corporation to alter or repeal any bylaw whether adopted by them or otherwise.

          (3) Unless and except to the extent that the bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

          (4) Any director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

          (5) Any newly created directorship or any vacancy occurring in the Board of Directors for any cause may be filled by a majority of the remaining members of the Board of Directors, although such majority is less than a quorum, and each director so elected shall hold office until the expiration of the term of office of the director whom he has replaced or until his successor is elected and qualified.

      SEVENTH: A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of a director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which a director derived an improper personal benefit. No amendment to or repeal of these provisions shall apply to or have any effect on the liability or alleged liability of any person for or with respect to any acts or omissions of such person occurring prior to such amendment.

      EIGHTH: (1) Appraisal rights shall be available to the holders of shares of any class or series of stock of the Corporation in the event that the
Corporation:

               (a) amends its Certificate of Incorporation to add, change or remove any provisions restricting or constraining the issue or transfer of shares of that class;

               (b) amends it Certificate of Incorporation to add, change or remove any restrictions on the business or businesses that the Corporation may carry on;

               (c) merges with another corporation, except where the other corporation (i) is a wholly-owned subsidiary of the Corporation or (ii) owns all of the outstanding capital stock of the Corporation;

               (d) continues its corporate existence under the laws of another jurisdiction; or

               (e) sells, leases or exchanges all or substantially all of its property under Section 271 of the General Corporation Law of the State of Delaware.

          (2) The procedures set forth in Section 262 of the General Corporation Law of the State of Delaware except for subsection (b) shall apply MUTATIS MUTANDIS to the exercise by a shareholder of appraisal rights contained in this Certificate of Incorporation.

      NINTH:   (1)  Subject to subsection (2) of this Article, a holder of shares of any class or series of stock of the Corporation may apply to any court of equitable jurisdiction within the State of Delaware ("Court") for leave to:

               (a) bring an action in the name and on behalf of the Corporation or any of its subsidiaries; or

               (b) intervene in an action to which the Corporation or any of its subsidiaries is a party, for the purpose of prosecuting, defending or discontinuing the action on behalf of the Corporation or its subsidiary.

          (2) For the purposes of this Article, a Court shall not grant leave unless it is satisfied that:

               (a) the stockholder has given reasonable notice to the directors of the Corporation or its subsidiary of his or her intention to apply to the Court under subsection (1) of this Article if the directors of the Corporation or its subsidiary do not bring, diligently prosecute, defend or discontinue the action;

               (b)  the stockholder is acting in good faith; and

               (c) it appears to be in the interests of the Corporation or its subsidiary that the action be brought, prosecuted, defended or discontinued.

      TENTH:   (1)  A holder of shares of any class or series of stock of the
Corporation may apply to any Court for an order under this Article.

          (2) If on an application under subsection (1) of this Article, the Court is satisfied that in respect of the Corporation or any corporation which controls, or is controlled by, or is under common control with, the Corporation (collectively, its "affiliates"):

               (a) any act or omission of the Corporation or any of its affiliates effects a result,

               (b) the business or affairs of the Corporation or any of its affiliates are, or have been carried on or conducted in a manner, or

               (c) the powers of the directors of the Corporation or any of its affiliates are or have been exercised in a manner that is oppressive or unfairly prejudicial to or that unfairly disregards the interests of any such stockholder, the Court may make an order to rectify the matters complained of.

          (3) In connection with an application under this Article, the Court may make any interim or final order that it thinks fit.

          (4) For purposes of this Article, "control" means the ownership of securities to which attach more than fifty percent (50%) of the votes that may be cast to elect directors, so long as such number of votes, if cast, would be sufficient to elect a majority of the directors.

      ELEVENTH: The Corporation shall, to the fullest extent permitted by the provisions of Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

      TWELFTH: The powers of the Incorporator shall terminate upon the filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware. The names, mailing addresses and classes of the persons who are to serve as the initial directors of the Corporation until their successors are duly elected and qualified, are:

           Steven M. Caira                 TomaHawk II, Inc.
                                           8315 Century Park Court, #200
                                           San Diego, California 92123

           Thomas M. Dusmet                Nesbitt Burns
                                           90 Burnhamthorpe Road West, Suite 210
                                           Mississagua, Ontario

                                           L5B 3C3 Canada

           Douglas W. Loughran             85 North Bend Street
                                           Coquitlam, British Columbia
                                           V3K 6N1 Canada

           Jonathan F. Turpin              2605 Fromme Road
                                           North Vancouver, British Columbia
                                           V7J 2R4 Canada

      THIRTEENTH. The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article.

     The undersigned Incorporation hereby acknowledges that the foregoing Certificate of Incorporation is her act and deed on _____________, 1999.

                                       By:
                                          --------------------------------------
                                          Janine M. Salomone
                                          Incorporator

                                  APPENDIX III

                                     BYLAWS

                                       OF

                           TOMAHAWK ENGINEERING, INC.

          ------------------------------------------------------------

                                    ARTICLE I

                            MEETINGS OF STOCKHOLDERS

Section 1.1. ANNUAL MEETINGS. An annual meeting of stockholders shall be held for the election of directors at such date, time and place, either within or without the State of Delaware, as may be designated by resolution of the Board of Directors from time to time. Any other proper business may be transacted at the annual meeting.

Section 1.2. SPECIAL MEETINGS. Special meetings of stockholders for any purpose or purposes may be called at any time by the Board of Directors or by holders of shares of Common Stock of the Corporation representing 5% of the outstanding shares. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

Section 1.3. NOTICE OF MEETINGS. Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given that shall state the place, date and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by law, the Corporation's certificate of incorporation (the "Certificate of Incorporation") or these bylaws, the written notice of any meeting shall be given not less than ten (10) nor more than sixty
(60) days before the date of the meeting to each stockholder entitled to vote at such meeting. If mailed, such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the stockholder at his address as it appears on the records of the Corporation.

Section 1.4. ADJOURNMENTS. Any meeting of stockholders, annual or special, may adjourn from time to time to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Section 1.5. QUORUM. Except as otherwise provided by law, the Certificate of Incorporation or these bylaws, at each meeting of stockholders the presence in person or by proxy of the holders of a majority in voting power of the outstanding shares of stock entitled to vote at the meeting shall be necessary and sufficient to constitute a quorum. In the absence of a quorum, the stockholders so present may, by a majority in voting power thereof, adjourn the meeting from time to time in the manner provided in Section 1.4 of these bylaws until a quorum shall attend. Shares of its own stock belonging to the Corporation or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any subsidiary of the Corporation to vote stock, including but not limited to its own stock, held by it in a fiduciary capacity.

Section 1.6. ORGANIZATION. Meetings of stockholders shall be presided over by the Chairman of the Board, if any, or in his absence by the Vice Chairman of the Board, if any, or in his absence by the President, or in his absence by a Vice President, or in the absence of the foregoing persons by a chairman designated by the Board of Directors, or in the absence of such designation by a chairman chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his absence the chairman of the meeting may appoint any person to act as secretary of the meeting.

Section 1.7. VOTING; PROXIES. Except as otherwise provided by or pursuant to the provisions of the Certificate of Incorporation, each stockholder entitled to vote at any meeting of stockholders shall be entitled to one vote for each share of stock held by such stockholder which has voting power upon the matter in question. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or by delivering a proxy in accordance with applicable law bearing a later date to the Secretary of the Corporation. Voting at meetings of stockholders need not be by written ballot. At all meetings of stockholders for the election of directors a plurality of the votes cast shall be sufficient to elect. All other elections and questions shall, unless otherwise provided by the Certificate of Incorporation, these bylaws, the rules or regulations of any stock exchange applicable to the Corporation, as otherwise provided by law or pursuant to any regulation applicable to the Corporation, be decided by the affirmative vote of the holders of a majority in voting power of the shares of stock of the Corporation which are present in person or by proxy and entitled to vote thereon.

Section 1.8. FIXING DATE FOR DETERMINATION OF STOCKHOLDERS OF RECORD. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date: (1) in the case of determination of stockholders entitled to vote at any meeting of stockholders or adjournment thereof, shall, unless otherwise required by law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting; (2) in the case of determination of stockholders entitled to express consent to corporate action in writing without a meeting, shall not be more than ten (10) days from the date upon which the resolution fixing the record date is adopted by the Board of Directors; and
(3) in the case of any other action, shall not be more than sixty (60) days prior to such other action. If no record date is fixed: (1) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; (2) the record date for determining stockholders entitled to express consent to corporate action in writing without a meeting, when no prior action of the Board of Directors is required by law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, or, if prior action by the Board of Directors is required by law, shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action; and
(3) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

Section 1.9. LIST OF STOCKHOLDERS ENTITLED TO VOTE. The Secretary shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof and may be inspected by any stockholder who is present. Upon the willful neglect or refusal of the directors to produce such a list at any meeting for the election of directors, they shall be ineligible for election to any office at such meeting. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list of stockholders or the books of the Corporation, or to vote in person or by proxy at any meeting of stockholders.

Section 1.10. ACTION BY WRITTEN CONSENT OF STOCKHOLDERS. Unless otherwise restricted by the Certificate of Incorporation, any action required or permitted to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which minutes of proceedings of stockholders are recorded. Delivery made to the Corporation's registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall, to the extent required by law, be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the Corporation.

Section 1.11. INSPECTORS OF ELECTION. The Corporation may, and shall if required by law, in advance of any meeting of stockholders, appoint one or more inspectors of election, who may be employees of the Corporation, to act at the meeting or any adjournment thereof and to make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. In the event that no inspector so appointed or designated is able to act at a meeting of stockholders, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of his or her ability. The inspector or inspectors so appointed or designated shall (i) ascertain the number of shares of capital stock of the Corporation outstanding and the voting power of each such share, (ii) determine the shares of capital stock of the Corporation represented at the meeting and the validity of proxies and ballots, (iii) count all votes and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (v) certify their determination of the number of shares of capital stock of the Corporation represented at the meeting and such inspectors' count of all votes and ballots. Such certification and report shall specify such other information as may be required by law. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the Corporation, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for an office at an election may serve as an inspector at such election.

Section 1.12. CONDUCT OF MEETINGS. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the person presiding over the meeting. The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chairman of any meeting of stockholders shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairman of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and
(v) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board of Directors or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

                                     ARTICLE II

                                 BOARD OF DIRECTORS

Section 2.1. NUMBER; QUALIFICATIONS. The Board of Directors shall consist of one or more members, the number thereof to be determined from time to time by resolution of the Board of Directors. Directors need not be stockholders.

Section 2.2. ELECTION; RESIGNATION; VACANCIES. The Board of Directors shall initially consist of the persons named as directors in the Certificate of Incorporation, and each director so elected shall hold office until the first annual meeting of stockholders or until his successor is duly elected and qualified. At the first annual meeting of stockholders and at each annual meeting thereafter, the stockholders shall elect directors each of whom shall hold office for a term of one year or until his successor is duly elected and qualified, subject to such director's earlier death, resignation, disqualification or removal. Any director may resign at any time upon written notice to the Corporation. Unless otherwise provided by law or the Certificate of Incorporation, any newly created directorship or any vacancy occurring in the Board of Directors for any cause may be filled by a majority of the remaining members of the Board of Directors, although such majority is less than a quorum, or by a plurality of the votes cast at a meeting of stockholders, and each director so elected shall hold office until the expiration of the term of office of the director whom he has replaced or until his successor is elected and qualified.

Section 2.3. REGULAR MEETINGS. Regular meetings of the Board of Directors may be held at such places within or without the State of Delaware and at such times as the Board of Directors may from time to time determine.

Section 2.4. SPECIAL MEETINGS. Special meetings of the Board of Directors may be held at any time or place within or without the State of Delaware whenever called by the President, any Vice President, the Secretary, or by any member of the Board of Directors. Notice of a special meeting of the Board of Directors shall be given by the person or persons calling the meeting at least twenty-four hours before the special meeting.

Section 2.5. TELEPHONIC MEETINGS PERMITTED. Members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting thereof by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this bylaw shall constitute presence in person at such meeting.

Section 2.6. QUORUM; VOTE REQUIRED FOR ACTION. At all meetings of the Board of Directors a majority of the whole Board of Directors shall constitute a quorum for the transaction of business. Except in cases in which the Certificate of Incorporation, these bylaws or applicable law otherwise provides, the vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

Section 2.7. ORGANIZATION. Meetings of the Board of Directors shall be presided over by the Chairman of the Board, if any, or in his absence by the Vice Chairman of the Board, if any, or in his absence by the President, or in their absence by a chairman chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his absence the chairman of the meeting may appoint any person to act as secretary of the meeting.

Section 2.8. ACTION BY WRITTEN CONSENT OF DIRECTORS. Unless otherwise restricted by the Certificate of Incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or such committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors or such committee.

                                     ARTICLE III

                                      COMMITTEES

Section 3.1. COMMITTEES. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member. Any such committee, to the extent permitted by law and to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it.

Section 3.2. COMMITTEE RULES. Unless the Board of Directors otherwise provides, each committee designated by the Board of Directors may make, alter and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to Article II of these bylaws.

                                      ARTICLE IV

                                       OFFICERS

Section 4.1. EXECUTIVE OFFICERS; ELECTION; QUALIFICATIONS; TERM OF OFFICE; RESIGNATION; REMOVAL; VACANCIES. The Board of Directors shall elect a President and Secretary, and it may, if it so determines, choose a Chairman of the Board and a Vice Chairman of the Board from among its members. The Board of Directors may also choose one or more Vice Presidents, one or more Assistant Secretaries, a Treasurer and one or more Assistant Treasurers. Each such officer shall hold office until the first meeting of the Board of Directors after the annual meeting of stockholders next succeeding his election, and until his successor is elected and qualified or until his earlier resignation or removal. Any officer may resign at any time upon written notice to the Corporation. The Board of Directors may remove any officer with or without cause at any time, but such removal shall be without prejudice to the contractual rights of such officer, if any, with the Corporation. Any number of offices may be held by the same person. Any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise may be filled for the unexpired portion of the term by the Board of Directors at any regular or special meeting.

Section 4.2. POWERS AND DUTIES OF EXECUTIVE OFFICERS. The officers of the Corporation shall have such powers and duties in the management of the Corporation as may be prescribed in a resolution by the Board of Directors and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board of Directors. The Board of Directors may require any officer, agent or employee to give security for the faithful performance of his duties.

                                      ARTICLE V

                                        STOCK

Section 5.1. CERTIFICATES. Every holder of stock shall be entitled to have a certificate signed by or in the name of the Corporation by the Chairman or Vice Chairman of the Board of Directors, if any, or the President or a Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary, of the Corporation certifying the number of shares owned by him in the Corporation. Any of or all the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent, or registrar at the date of issue.

Section 5.2. LOST, STOLEN OR DESTROYED STOCK CERTIFICATES; ISSUANCE OF NEW CERTIFICATES. The Corporation may issue a new certificate of stock in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or his legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate.

                                      ARTICLE VI

                                   INDEMNIFICATION

Section 6.1. RIGHT TO INDEMNIFICATION. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an "Indemnitee") who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding"), by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the written request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such Indemnitee. Notwithstanding the preceding sentence, except as otherwise provided in Section 6.3, the Corporation shall be required to indemnify an Indemnitee in connection with a proceeding (or part thereof) commenced by such Indemnitee only if the commencement of such proceeding (or part thereof) by the Indemnitee was authorized by the Board of Directors.

Section 6.2. PREPAYMENT OF EXPENSES. The Corporation shall pay the expenses (including attorneys' fees) incurred by an Indemnitee in defending any proceeding in advance of its final disposition, PROVIDED, HOWEVER, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Indemnitee to repay all amounts advanced if it should be ultimately determined that the Indemnitee is not entitled to be indemnified under this
Article VI or otherwise.

Section 6.3. CLAIMS. If a claim for indemnification or advancement of expenses under this Article VI is not paid in full within sixty (60) days after a written claim therefor by the Indemnitee has been received by the Corporation, the Indemnitee may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Indemnitee is not entitled to the requested indemnification or advancement of expenses under applicable law.

Section 6.4. NONEXCLUSIVITY OF RIGHTS. The rights conferred on any Indemnitee by this Article VI shall not be exclusive of any other rights which such Indemnitee may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

Section 6.5. OTHER SOURCES. The Corporation's obligation, if any, to indemnify or to advance expenses to any Indemnitee who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such Indemnitee may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

Section 6.6. AMENDMENT OR REPEAL. Any repeal or modification of the foregoing provisions of this Article VI shall not adversely affect any right or protection hereunder of any Indemnitee in respect of any act or omission occurring prior to the time of such repeal or modification.

Section 6.7. OTHER INDEMNIFICATION AND PREPAYMENT OF EXPENSES. This Article VI shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Indemnitees when and as authorized by appropriate corporate action.

                                     ARTICLE VII

                                    MISCELLANEOUS

Section 7.1. FISCAL YEAR. The fiscal year of the Corporation shall be determined by resolution of the Board of Directors.

Section 7.2. SEAL. The corporate seal shall have the name of the Corporation inscribed thereon and shall be in such form as may be approved from time to time by the Board of Directors.

Section 7.3. MANNER OF NOTICE. Except as otherwise provided herein, notices to directors and stockholders shall be in writing and delivered personally or mailed to the directors or stockholders at their addresses appearing on the books of the Corporation. Notice to directors may be given by telegram, telecopier, telephone or other means of electronic transmission.

Section 7.4. WAIVER OF NOTICE OF MEETINGS OF STOCKHOLDERS, DIRECTORS AND COMMITTEES. Any written waiver of notice, signed by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at nor the purpose of any regular or special meeting of the stockholders, directors, or members of a committee of directors need be specified in any written waiver of notice.

Section 7.5. FORM OF RECORDS. Any records maintained by the corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or be in the form of, punch cards, magnetic tape, photographs, microphotographs, or any other information storage device, provided that the records so kept can be converted into clearly legible form within a reasonable time.

Section 7.6. AMENDMENT OF BYLAWS. These bylaws may be altered, amended or repealed, and new bylaws made, by the Board of Directors, but the stockholders may make additional bylaws and may alter and repeal any bylaws whether adopted by them or otherwise.

                                     APPENDIX IV


                        [FORM OF INDEMNIFICATION AGREEMENT]

                                     AGREEMENT

     This Agreement, made and entered into this ____ day of _____________, 199__ ("Agreement"), by and between TomaHawk Engineering, Inc., a Delaware corporation ("Company"), and _____________________ ("Indemnitee"):

     WHEREAS, highly competent persons have become more reluctant to serve publicly-held corporations as directors or in other capacities unless they are provided with adequate protection through insurance or adequate indemnification against inordinate risks of claims and actions against them arising out of their service to and activities on behalf of the corporation; and

     WHEREAS, the Board of Directors of the Company (the "Board") has determined that, in order to attract and retain qualified individuals, the Company will attempt to maintain on an ongoing basis, at its sole expense, liability insurance to protect persons serving the Company and its subsidiaries from certain liabilities. Although the furnishing of such insurance has been a customary and widespread practice among United States-based corporations and other business enterprises, the Company believes that, given current market conditions and trends, such insurance may be available to it in the future only at higher premiums and with more exclusions. At the same time, directors, officers, and other persons in service to corporations or business enterprises are being increasingly subjected to expensive and time-consuming litigation relating to, among other things, matters that traditionally would have been brought only against the Company or business enterprise itself; and

     WHEREAS, the uncertainties relating to such insurance and to indemnification have increased the difficulty of attracting and retaining such persons; and

     WHEREAS, the Board has determined that the increased difficulty in attracting and retaining such persons is detrimental to the best interests of the Company's stockholders and that the Company should act to assure such persons that there will be increased certainty of such protection in the future; and

     WHEREAS, it is reasonable, prudent and necessary for the Company contractually to obligate itself to indemnify, and to advance expenses on behalf of, such persons to the fullest extent permitted by applicable law so that they will serve or continue to serve the Company free from undue concern that they will not be so indemnified; and

     WHEREAS, this Agreement is a supplement to and in furtherance of the bylaws of the Company (the "Bylaws") and any resolutions adopted pursuant thereto, and shall not be deemed a substitute therefore, nor to diminish or abrogate any rights of Indemnitee thereunder; and

     WHEREAS, each of Section 145 of the General Corporation Law of the State of Delaware and the Bylaws is nonexclusive, and therefore contemplates that contracts may be entered into with respect to indemnification of directors, officers and employees; and

     WHEREAS, Indemnitee is willing to serve, continue to serve and to take on additional service for or on behalf of the Company on the condition that he be so indemnified;

     NOW, THEREFORE, in consideration of the premises and the covenants contained herein, the Company and Indemnitee do hereby covenant and agree as follows:

     Section 1. SERVICES BY INDEMNITEE. Indemnitee agrees to serve [as a [director] [executive officer] of the Company] [,at the request of the Company, as a [director] [executive officer] of [another corporation, partnership, joint venture, trust employee benefit plan or other enterprise]. Indemnitee may at any time and for any reason resign from such position (subject to any other contractual obligation or any obligation imposed by operation of law), in which event the Company shall have no obligation under this Agreement to continue Indemnitee in such position. This Agreement shall not be deemed an employment contract between the Company (or any of its subsidiaries or any Enterprise) and Indemnitee. Indemnitee specifically acknowledges that Indemnitee's employment with the Company (or any of its subsidiaries or any Enterprise), if any, is at will, and the Indemnitee may be discharged at any time for any reason, with or without cause, except as may be otherwise provided in any written employment contract between Indemnitee and the Company (or any of its subsidiaries or any Enterprise), other applicable formal severance policies duly adopted by the Board, or, with respect to service as a director or executive officer of the Company, by the Company's Certificate of Incorporation, the Company's Bylaws, and the General Corporation Law of the State of Delaware. The foregoing notwithstanding, this Agreement shall continue in force after Indemnitee has ceased to serve as an [executive officer] [director] of the Company.

     Section 2. INDEMNIFICATION - GENERAL. The Company shall indemnify, and advance Expenses (as hereinafter defined) to, Indemnitee (a) as provided in this Agreement and (b) (subject to the provisions of this Agreement) to the fullest extent permitted by applicable law in effect on the date hereof and as such law may be amended from time to time. The rights of Indemnitee provided under the preceding sentence shall include, but shall not be limited to, the rights set forth in the other Sections of this Agreement.

     Section 3.     PROCEEDINGS OTHER THAN PROCEEDINGS BY OR IN THE RIGHT OF
THE COMPANY. Subject to the provisions of this Agreement, Indemnitee shall be entitled to the rights of indemnification provided in this Section 3 if, by reason of his Corporate Status (as hereinafter defined), he is, or is threatened to be made, a party to or a participant in any Proceeding (as hereinafter defined), other than a Proceeding by or in the right of the Company. Pursuant to this Section 3 but subject to the provisions of this Agreement, Indemnitee shall be indemnified against all Expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such Proceeding or any claim, issue or matter therein, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal Proceeding, had no reasonable cause to believe his conduct was unlawful.

     Section 4.     PROCEEDINGS BY OR IN THE RIGHT OF THE COMPANY.
Indemnitee shall be entitled to the rights of indemnification provided in this
Section 4 but subject to the provisions of this Agreement if, by reason of his Corporate Status, he is, or is threatened to be made, a party to or a participant in any Proceeding brought by or in the right of the Company to procure a judgment in its favor. Pursuant to this Section but subject to the provisions of this Agreement, Indemnitee shall be indemnified against all Expenses actually and reasonably incurred by him or on his behalf in connection with such Proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company; PROVIDED, HOWEVER, that, if applicable law so provides, no indemnification against such Expenses shall be made in respect of any claim, issue or matter in such Proceeding as to which Indemnitee shall have been adjudged to be liable to the Company unless and to the extent that the Court of Chancery of the State of Delaware, or the court in which such Proceeding shall have been brought or is pending, shall determine that such indemnification may be made.

     Section 5. INDEMNIFICATION FOR EXPENSES OF A PARTY WHO IS WHOLLY OR PARTLY SUCCESSFUL. Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is, by reason of his Corporate Status, a party to (or a participant in) and is successful, on the merits or otherwise, in any Proceeding, he shall be indemnified to the maximum extent permitted by law against all Expenses actually and reasonably incurred by him or on his behalf in connection therewith. If Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Company shall indemnify Indemnitee against all Expenses actually and reasonably incurred by him or on his behalf in connection with each successfully resolved claim, issue or matter. For purposes of this Section and without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

     Section 6.     INDEMNIFICATION FOR EXPENSES OF A WITNESS.
Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is, by reason of his Corporate Status, a witness in any Proceeding to which Indemnitee is not a party, he shall be indemnified against all Expenses actually and reasonably incurred by him or on his behalf in connection therewith.

     Section 7. ADVANCEMENT OF EXPENSES. Notwithstanding any provision of this Agreement to the contrary, the Company shall advance all reasonable Expenses incurred by or on behalf of Indemnitee in connection with any Proceeding in which Indemnitee is involved with by reason of Indemnitee's Corporate Status within ten days after the receipt by the Company of a statement or statements from Indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by Indemnitee and shall include or be preceded or accompanied by an undertaking by or on behalf of Indemnitee to repay any Expenses advanced if it shall ultimately be determined that Indemnitee is not entitled to be indemnified against such Expenses. Any advances and undertakings to repay pursuant to this Section 7 shall be unsecured and interest free.

     Section 8.     PROCEDURE FOR DETERMINATION OF ENTITLEMENT TO
                    INDEMNIFICATION.

                      (a) To obtain indemnification under this Agreement, Indemnitee shall submit to the Company a written request, including therein or therewith such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to determine whether and to what extent Indemnitee is entitled to indemnification. The Secretary of the Company shall, promptly upon receipt of such a request for indemnification, advise the Board in writing that Indemnitee has requested indemnification.

                      (b) Upon written request by Indemnitee for indemnification pursuant to Section 8(a) hereof, a determination, if required by applicable law, with respect to Indemnitee's entitlement thereto shall be made in the specific case: (i) if a Change in Control (as hereinafter defined) shall have occurred, by Independent Counsel (as hereinafter defined) in a written opinion to the Board of Directors, a copy of which shall be delivered to Indemnitee; or (ii) if a Change in Control shall not have occurred, (A) by a majority vote of the Disinterested Directors (as hereinafter defined), even though less than a quorum of the Board, or (B) if there are no such Disinterested Directors or, if such Disinterested Directors so direct, by Independent Counsel in a written opinion to the Board, a copy of which shall be delivered to Indemnitee or (C) if so directed by the Board, by the stockholders of the Company; and, if it is so determined that Indemnitee is entitled to indemnification, payment to Indemnitee shall be made within ten (10) days after such determination. Indemnitee shall cooperate with the person, persons or entity making such determination with respect to Indemnitee's entitlement to indemnification, including providing to such person, persons or entity upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination. Any costs or expenses (including attorneys' fees and disbursements) incurred by Indemnitee in so cooperating with the person, persons or entity making such determination shall be borne by the Company (irrespective of the determination as to Indemnitee's entitlement to indemnification) and the Company hereby indemnifies and agrees to hold Indemnitee harmless therefrom.

                      (c) In the event the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 8(b) hereof, the Independent Counsel shall be selected as provided in this
Section 8(c). If a Change in Control shall not have occurred, the Independent Counsel shall be selected by the Disinterested Directors or, if there are no such Disinterested Directors, by the Board of Directors, and the Company shall give written notice to Indemnitee advising him of the identity of the Independent Counsel so selected. If a Change in Control shall have occurred, the Independent Counsel shall be selected by Indemnitee (unless Indemnitee shall request that such selection be made by the Board of Directors, in which event the preceding sentence shall apply), and Indemnitee shall give written notice to the Company advising it of the identity of the Independent Counsel so selected. In either event, Indemnitee or the Company, as the case may be, may, within 10 days after such written notice of selection shall have been given, deliver to the Company or to Indemnitee, as the case may be, a written objection to such selection; PROVIDED, HOWEVER, that such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of "Independent Counsel" as defined in Section 17 of this Agreement, and the objection shall set forth with particularity the factual basis of such assertion. Absent a proper and timely objection, the person so selected shall act as Independent Counsel. If such written objection is so made and substantiated, the Independent Counsel so selected may not serve as Independent Counsel unless and until such objection is withdrawn or the Court of Chancery of the State of Delaware or other court of competent jurisdiction has determined that such objection is without merit. If, within 20 days after submission by Indemnitee of a written request for indemnification pursuant to Section 8(a) hereof, no Independent Counsel shall have been selected and not objected to, either the Company or Indemnitee may petition the Court of Chancery of the State of Delaware or other court of competent jurisdiction for resolution of any objection which shall have been made by the Company or Indemnitee to the other's selection of Independent Counsel and/or for the appointment as Independent Counsel of a person selected by the Court or by such other person as the Court shall designate, and the person with respect to whom all objections are so resolved or the person so appointed shall act as Independent Counsel under
Section 8(b) hereof. Upon the due commencement of any judicial proceeding or arbitration pursuant to Section 10(a) of this Agreement, Independent Counsel shall be discharged and relieved of any further responsibility in such capacity (subject to the applicable standards of professional conduct then prevailing).

                      (d) The Company shall not be required to obtain the consent of the Indemnitee to the settlement of any Proceeding which the Company has undertaken to defend if the Company assumes full and sole responsibility for such settlement and the settlement grants the Indemnitee a complete and unqualified release in respect of the potential liability. The Company shall not be liable for any amount paid by the Indemnitee in settlement of any Proceeding that is not defended by the Company, unless the Company has consented to such settlement, which consent shall not be unreasonably withheld.

     Section 9.       PRESUMPTIONS AND EFFECT OF CERTAIN PROCEEDINGS.

                      (a) In making a determination with respect to entitlement to indemnification under this Agreement, the person or persons or entity making such determination shall presume that Indemnitee is entitled to indemnification under this Agreement if Indemnitee has submitted a request for indemnification in accordance with Section 8(a) of this Agreement, and the Company shall have the burden of proof to overcome that presumption in connection with the making by any person, persons or entity of any determination contrary to that presumption. Neither the failure of the Company (including by its directors or Independent Counsel) to have made a determination prior to the commencement of any action pursuant to this Agreement that indemnification is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor an actual determination by the Company (including by its directors or Independent Counsel) that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct.

                      (b) If the person, persons or entity empowered or selected under Section 8 of this Agreement to determine whether Indemnitee is entitled to indemnification shall not have made a determination within sixty
(60) days after receipt by the Company of the request therefor, the requisite determination of entitlement to indemnification shall be deemed to have been made and Indemnitee shall be entitled to such indemnification, absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee's statement not materially misleading, in connection with the request for indemnification, or (ii) a prohibition of such indemnification under applicable law; PROVIDED, HOWEVER, that such 60-day period may be extended for a reasonable time, not to exceed an additional thirty (30) days, if the person, persons or entity making the determination with respect to entitlement to indemnification in good faith requires such additional time for the obtaining or evaluating of documentation and/or information relating thereto; and provided, further, that the foregoing provisions of this Section 9(b) shall not apply (i) if the determination of entitlement to indemnification is to be made by the stockholders pursuant to Section 8(b) of this Agreement and if (A) within fifteen (15) days after receipt by the Company of the request for such determination the Board of Directors has resolved to submit such determination to the stockholders for their consideration at an annual meeting thereof to be held within seventy five (75) days after such receipt and such determination is made thereat, or (B) a special meeting of stockholders is called within fifteen (15) days after such receipt for the purpose of making such determination, such meeting is held for such purpose within sixty (60) days after having been so called and such determination is made thereat, or (ii) if the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 8(b) of this Agreement.

                      (c) The termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of NOLO CONTENDERE or its equivalent, shall not (except as otherwise expressly provided in this Agreement or as otherwise required by law) of itself adversely affect the right of Indemnitee to indemnification or create a presumption that Indemnitee did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal Proceeding, that Indemnitee had reasonable cause to believe that his conduct was unlawful.

                      (d) RELIANCE AS SAFE HARBOR. For purposes of any determination of Good Faith, Indemnitee shall be deemed to have acted in Good Faith if Indemnitee's action is based on the records or books of account of the Enterprise, including financial statements, or on information supplied to Indemnitee by the officers of the Enterprise in the course of their duties, or on the advice of legal counsel for the Enterprise or on information or records given or reports made to the Enterprise by an independent certified public accountant or by an appraiser or other expert selected with the reasonable care by the Enterprise. The provisions of this Section 9(d) shall not be deemed to be exclusive or to limit in any way the other circumstances in which the Indemnitee may be deemed to have met the applicable standard of conduct set forth in this Agreement.

                      (e) ACTIONS OF OTHERS. The knowledge and/or actions, or failure to act, of any director, officer, agent or employee of the Enterprise shall not be imputed to Indemnitee for purposes of determining the right to indemnification under this Agreement.

     Section 10.      REMEDIES OF INDEMNITEE.

                      (a) In the event that (i) a determination is made pursuant to Section 8 of this Agreement that Indemnitee is not entitled to indemnification under this Agreement, (ii) advancement of Expenses is not timely made pursuant to Section 7 of this Agreement, (iii) no determination of entitlement to indemnification shall have been made pursuant to Section 8(b) of this Agreement within 90 days after receipt by the Company of the request for indemnification, (iv) payment of indemnification required under Section 5, 6, the last sentence of Section 8(b) or the last sentence of Section 17(h) of this Agreement is not made within ten (10) days after receipt by the Company of a written request therefor, or (v) payment of indemnification pursuant to Section 3 or 4 of this Agreement is not made within ten (10) days after a determination has been made that Indemnitee is entitled to indemnification, Indemnitee shall be entitled to an adjudication by the Court of Chancery of the State of Delaware of his entitlement to such indemnification or advancement of Expenses. Alternatively, in accordance with this Section 10, Indemnitee, at his option, may seek an award in arbitration to be conducted by a single arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association. Indemnitee shall commence such proceeding seeking an adjudication or an award in arbitration within 180 days following the date on which Indemnitee first has the right to commence such proceeding pursuant to this Section 10(a); PROVIDED, HOWEVER, that the foregoing clause shall not apply in respect of a proceeding brought by Indemnitee to enforce his rights under Section 5 of this Agreement. The Company shall not oppose Indemnitee's right to seek any such adjudication or award in arbitration.

                      (b) In the event that a determination shall have been made pursuant to Section 8(b) of this Agreement that Indemnitee is not entitled to indemnification, any judicial proceeding or arbitration commenced pursuant to this Section 10 shall be conducted in all respects as a DE NOVO trial, or arbitration, on the merits and Indemnitee shall not be prejudiced by reason of that adverse determination.

                      (c) If a determination shall have been made pursuant to Section 8(b) of this Agreement that Indemnitee is entitled to indemnification, the Company shall be bound by such determination in any judicial proceeding or arbitration commenced pursuant to this Section 10, absent
(i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee's statement not materially misleading, in connection with the request for indemnification, or (ii) a prohibition of such indemnification under applicable law.

                      (d)     In the event that Indemnitee, pursuant to this
Section 10, seeks a judicial adjudication of or an award in arbitration to enforce his rights under, or to recover damages for breach of, this Agreement, Indemnitee shall be entitled to recover from the Company, and shall be indemnified by the Company against, any and all expenses (of the types described in the definition of Expenses in Section 17 of this Agreement) actually and reasonably incurred by him in such judicial adjudication or arbitration, but only if (and only to the extent) he prevails therein. If it shall be determined in said judicial adjudication or arbitration that Indemnitee is entitled to receive part but not all of the indemnification or advancement of Expenses sought, the expenses incurred by Indemnitee in connection with such judicial adjudication or arbitration shall be appropriately prorated.

                      (e) The Company shall be precluded from asserting in any judicial proceeding or arbitration commenced pursuant to this Section 10 that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in any such court or before any such arbitrator that the Company is bound by all the provisions of this Agreement.

     Section 11.      NON-EXCLUSIVITY; SURVIVAL OF RIGHTS; INSURANCE;
                      SUBROGATION.

                      (a) The rights of indemnification and to receive advancement of Expenses as provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may at any time be entitled under applicable law, the Company's Certificate of Incorporation, the Company's Bylaws, any other agreement, a vote of stockholders or a resolution of directors, or otherwise. No amendment, alteration or repeal of this Agreement or of any provision hereof shall limit or restrict any right of Indemnitee under this Agreement in respect of any action taken or omitted by such Indemnitee in his Corporate Status prior to such amendment, alteration or repeal. To the extent that a change in the General Corporation Law of the State of Delaware, whether by statute or judicial decision, permits greater indemnification or advancement of Expenses than would be afforded currently under the Company's Bylaws and this Agreement, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change. No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other right or remedy.

                      (b) To the extent that the Company maintains an insurance policy or policies providing liability insurance for directors, officers, employees, or agents of the Company or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which such person serves at the request of the Company, Indemnitee shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available for any such director, officer, employee or agent under such policy or policies.

                      (c) In the event of any payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, and Indemnitee shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.

                      (d) The Company shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable (or for which advancement is provided hereunder) hereunder if and to the extent that Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise; PROVIDED, HOWEVER, that the Company shall be liable to make payment of any amounts indemnifiable to the extent Indemnitee is entitled to indemnification in excess of the amount of any payments received by Indemnitee under such insurance policy, contract or agreement.

                      (e) The Company's obligation to indemnify or advance Expenses hereunder to Indemnitee who is or was serving at the request of the Company as a director or executive officer of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be reduced by any amount Indemnitee has actually received as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

     Section 12. DURATION OF AGREEMENT. This Agreement shall continue until and terminate upon the later of: (a) 10 years after the date that Indemnitee shall have ceased to serve as a director or executive officer of the Company or of any Enterprise which Indemnitee served at the request of the Company; or (b) the final termination of any Proceeding then pending in respect of which Indemnitee is granted rights of indemnification or advancement of Expenses hereunder and of any proceeding commenced by Indemnitee pursuant to
Section 10 of this Agreement relating thereto. This Agreement shall be binding upon the Company and its successors and assigns and shall inure to the benefit of Indemnitee and his heirs, executors and administrators.

     Section 13. SEVERABILITY. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Agreement (including without limitation, each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and shall remain enforceable to the fullest extent permitted by law; (b) such provision or provisions shall be deemed reformed to the extent necessary to conform to applicable law and to give the maximum effect to the intent of the parties hereto; and (c) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested thereby.

     Section 14. EXCEPTION TO RIGHT OF INDEMNIFICATION OR ADVANCEMENT OF EXPENSES. Notwithstanding any other provision of this Agreement, but subject to
Section 10(d) hereof, Indemnitee shall not be entitled to indemnification or advancement of Expenses under this Agreement with respect to any Proceeding brought by Indemnitee, or any claim therein, unless the bringing of such Proceeding or making of such claim shall have been approved by the Board of Directors.

     Section 15. IDENTICAL COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.

     Section 16. HEADINGS. The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

     Section 17.      DEFINITIONS.  For purposes of this Agreement:

                      (a) "Change in Control" means a change in control of the Company occurring after the Effective Date of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or in response to any similar item on any similar schedule or form) promulgated under the Securities Exchange Act of 1934 (the "Act"), whether or not the Company is then subject to such reporting requirement; PROVIDED, HOWEVER, that, without limitation, such a Change in Control shall be deemed to have occurred if after the Effective Date (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Act) other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities without the prior approval of at least two-thirds of the members of the Board in office immediately prior to such person attaining such percentage interest; (ii) there occurs a proxy contest, or the Company is a party to a merger, consolidation, sale of assets, plan of liquidation or other reorganization not approved by at least two-thirds of the members of the Board then in office, as a consequence of which members of the Board in office immediately prior to such transaction or event constitute less than a majority of the Board thereafter; or (iii) during any period of two consecutive years, other than as a result of an event described in clause (a)(ii) of this Section 17, individuals who at the beginning of such period constituted the Board (including for this purpose any new director whose election or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board.

                      (b) "Corporate Status" describes the status of a person who is or was a director or executive officer of the Company or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which such person is or was serving at the request of the Company in accordance with this Agreement.

                      (c) "Disinterested Director" means a director of the Company who is not and was not a party to the Proceeding in respect of which indemnification is sought by Indemnitee.

                      (d)     "Effective Date" means ______________, 199__.

                      (e) "Enterprise" shall mean (i) the Company and/or any entity in which the Company has an equity interest, and/or (ii) any other corporation, partnership, joint venture, trust, employee welfare or benefit plan of the Company and/or of any entity in which the Company has an equity interest or other enterprise of which Indemnitee is or was serving at the express written request of the Company as a director or executive officer.

                      (f) "Expenses" shall include all reasonable attorneys' fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, or otherwise participating in, a Proceeding.

                      (g) "Good Faith" shall mean Indemnitee having acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal Proceeding, having had no reasonable cause to believe Indemnitee's conduct was unlawful.

                      (h) "Independent Counsel" means a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither presently is, nor in the past five years has been, retained to represent: (i) the Company or Indemnitee in any matter material to either such party (other than with respect to matters concerning the Indemnitee under this Agreement, or of other indemnitees under similar indemnification agreements), or
(ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term "Independent Counsel" shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee's rights under this Agreement. The Company agrees to pay the reasonable fees and expenses of the Independent Counsel referred to above and to fully indemnify such counsel against any and all Expenses, claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto.

                      (i) "Proceeding" includes any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether brought by or in the right of the Company or otherwise, including any counterclaims therein, and whether civil, criminal, administrative or investigative, in which Indemnitee was, is or will be involved as a party or otherwise, by reason of the fact that Indemnitee is or was a director or executive officer of the Company, by reason of any action taken by him or of any inaction on his part while acting as director or executive officer of the Company, or by reason of the fact that he is or was serving at the request of the Company as a director or executive officer of another corporation, partnership, joint venture, trust or other enterprise, in each case whether or not he is acting or serving in any such capacity at the time any liability or expense is incurred for which indemnification or advancement of expenses can be provided under this Agreement; except one initiated by a Indemnitee pursuant to Section 10 of this Agreement to enforce his rights under this Agreement.

                      (j) References to "other enterprise" shall include employee welfare or benefit plans; references to "fines" shall include any excise tax assessed with respect to any employee welfare or benefit plan; references to "serving at the request of the Company" shall include any service as a director or executive officer of the Company which imposes duties on, or involves services by, such director or executive officer with respect to an employee welfare or benefit plan, as participants or beneficiaries; and a person who acted in good faith and in the manner he reasonably believed to be in the interests of the participants and beneficiaries of an employee welfare or benefit plan shall be deemed to have acted in manner "not opposed to the best interests of the Company" as referred to in this Agreement.

     Section 18.      ENFORCEMENT.

                      (a) The Company expressly confirms and agrees that it has entered into this Agreement and assumed the obligations imposed on it hereby in order to induce Indemnitee to serve as a [director] [and executive officer] of the Company, and the Company acknowledges that Indemnitee is relying upon this Agreement in serving as a [director] [and executive officer] of the Company.

                      (b) This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral, written and implied, between the parties hereto with respect to the subject matter hereof.

     Section 19. MODIFICATION AND WAIVER. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

     Section 20. NOTICE BY INDEMNITEE. Indemnitee agrees promptly to notify the Company in writing upon being served with any summons, citation, subpoena, complaint, indictment, information or other document relating to any Proceeding or matter which may be subject to indemnification or advancement of Expenses covered hereunder. The failure of Indemnitee to so notify the Company shall not relieve the Company of any obligation which it may have to the Indemnitee under this Agreement or otherwise, except to the extent the Company is materially prejudiced by such failure.

     Section 21. NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if (i) delivered by hand and receipted for by the party to whom said notice or other communication shall have been directed, or (ii) mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is so mailed:

                      (a)     If to Indemnitee, to:



                      (b)     If to the Company, to:



OR TO SUCH OTHER ADDRESS AS MAY HAVE BEEN FURNISHED TO INDEMNITEE BY THE COMPANY OR TO THE COMPANY BY INDEMNITEE, AS THE CASE MAY BE.

     Section 22. CONTRIBUTION. To the fullest extent permissible under applicable law, if the indemnification provided for in this Agreement is unavailable to Indemnitee for any reason whatsoever, the Company, in lieu of indemnifying Indemnitee, shall contribute to the amount incurred by Indemnitee, whether for judgments, fines, penalties, excise taxes, amounts paid or to be paid in settlement and/or for Expenses, in connection with any claim relating to an indemnifiable event under this Agreement, in such proportion as is deemed fair and reasonable in light of all of the circumstances of such Proceeding in order to reflect (i) the relative benefits received by the Company and Indemnitee as a result of the event(s) and/or transaction(s) giving cause to such Proceeding; and/or (ii) the relative fault of the Company (and its directors, officers, employees and agents) and Indemnitee in connection with such event(s) and/or transaction(s).

     Section 23. GOVERNING LAW; SUBMISSION TO JURISDICTION: APPOINTMENT OF AGENT FOR SERVICE OF PROCESS. This Agreement and the legal relations among the parties shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its conflict of laws rules. Except with respect to any arbitration commenced by Indemnitee pursuant to
Section 10(a) of this Agreement, the Company and Indemnitee hereby irrevocably and unconditionally (i) agree that any action or proceeding arising out of or in connection with this Agreement shall be brought only in the Chancery Court of the State of Delaware (the "Delaware Court"), and not in any other state or federal court in the United States of America or any court in any other country,
(ii) consent to submit to the exclusive jurisdiction of the Delaware Court for purposes of any action or proceeding arising out of or in connection with this Agreement, (iii) appoint, to the extent such party is not a resident of the State of Delaware, irrevocably the Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware, 19801 as its agent in the State of Delaware as such party's agent for acceptance of legal process in connection with any such action or proceeding against such party with the same legal force and validity as if served upon such party personally within the State of Delaware, (iv) waive any objection to the laying of venue of any such action or proceeding in the Delaware Court, and (v) waive, and agree not to plead or to make, any claim that any such action or proceeding brought in the Delaware Court has been brought in an improper or otherwise inconvenient forum.

     Section 24. MISCELLANEOUS. Use of the masculine pronoun shall be deemed to include usage of the feminine pronoun where appropriate.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

                                       TOMAHAWK ENGINEERING, INC.



                                       By:
                                              ----------------------------------
                                              Name:
                                              Title:



                                       -----------------------------------------
                                       Indemnitee



                                       Address:
                                                 -------------------------------

                                                 -------------------------------

                                       PART II

                        INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Business Company Act (Alberta) (the "Alberta Act") provides that a corporation may indemnify a director or former director of a corporation against all costs, charges and expenses in any action to which he or she is made a party by reason of being or having been a director so long as (a) he or she acted honestly and in good faith with a view to the best interests of the corporation; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful. In addition, a director or former director who satisfies these criteria is entitled to indemnity from the corporation for all costs incurred in defending himself or herself from in any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of the corporation or body corporate, if he or she was substantially successful on the merits in his or her defense of the action or proceeding.

     Sections 7.01 to 7.03 of the existing Alberta corporation's bylaws provide that:

          7.01 LIMITATION OF LIABILITY. Every director and officer of the Corporation in exercising his powers and discharging his duties shall act honestly and in good faith with a view to the best interests of the Corporation and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. Subject to the foregoing, no director or officer shall be liable for the acts, receipts, neglects or defaults of any other director or officer or employee, or for joining in any receipt or other act for conformity, or for any loss, damage or expense happening to the Corporation through the insufficiency or deficiency of title to any property acquired for or on behalf of the Corporation, or for the insufficiency or deficiency of any security in or upon which any of the monies of the Corporation shall be invested, or for any loss or damage arising from the bankruptcy, insolvency or tortious acts of any person with whom any of the monies, securities or effects of the Corporation shall be deposited, or for any loss occasioned by any error of judgment or oversight on his part, or for any other loss, damage or misfortune whatsoever which shall happen in the execution of the duties of his office or in relation thereto, unless the same are occasioned by his own willful neglect or default; provided that nothing herein shall relieve any director or officer from the duty to act in accordance with the Act and the regulations thereunder or from liability for any breach thereof.

          No act or proceeding of any director or officer or the board shall be deemed invalid or ineffective by reason of the subsequent ascertainment of any irregularity in regard to the act or proceeding or the qualification of such director or officer or board.

          Directors may rely upon the accuracy of any statement or report prepared by the Corporation's auditors, internal accountants or other responsible officials and shall not be responsible or held liable for any loss or damage resulting from the paying of any dividends or otherwise acting upon the statement or report.

          7.02 INDEMNITY. Subject to the limitations contained in the Act, the Corporation shall indemnify a director or officer, a former director or officer, or a person who acts or acted at the Corporation's request as a director or officer of a body corporate of which the Corporation is or was a shareholder or creditor (or a person who undertakes or has undertaken any liability on behalf of the Corporation or any such body corporate) and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the Corporation or the body corporate, if:

               (a) he acted honestly and in good faith with a view to the best interests of the Corporation; and

               (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

          7.03 INSURANCE. Subject to the limitations contained in the Act, the Corporation may purchase and maintain insurance for the benefit of its directors and officers as such, as the board may from time to time determine.

     Article ELEVENTH of the new Delaware corporation's certificate of incorporation provides that:

          The corporation shall, to the fullest extent permitted by the provisions of Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     Our company may obtain insurance for the protection of its directors and officers against any liability asserted against them in their official capacities. The rights of indemnification described above are not exclusive of any other rights of indemnification to which the persons indemnified may be entitled under any bylaw, agreement, vote of shareholders or directors or otherwise.

     In addition to the foregoing indemnification rights, the new Delaware corporation's certificate of incorporation eliminates liability of each director to the our company and our shareholders for monetary damages to the fullest extent permitted under Delaware corporate law.

     Insofar as indemnification of our company for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of their respective counsel the matter has been settled by a controlling precedent and subject to possible conflict of laws questions involving Canadian corporation law, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) The following exhibits are filed with or incorporated by reference in this Registration Statement.


EXHIBIT
NUMBER   DESCRIPTION
-------  -----------------------------------------------------------------------
2.1      Articles of Amalgamation of the Registrant and TomaHawk Imaging &
         Financial Inc.


                                         II-2

2.2      Asset Purchase Agreement, dated as of August 1, 1998, between the
         Registrant and Robin Hartley

3.1 Alberta Certificate of Incorporation of the Registrant, and amendments thereto

3.2      Alberta By-laws of the Registrant, and amendments thereto

4.1      Specimen Stock Certificate for the Registrant's Common Shares

5.1* Opinion of Baker & McKenzie regarding the legality of securities being registered

8.1      Opinion of Ernst & Young LLP regarding certain tax matters

10.1     Stock Option Plan of the Registrant

10.2     Document Imaging Subcontract, dated as of March 12, 1997, between the
         Registrant and Intergraph Corporation

10.3     Equipment Lease Agreement, dated as of November 19, 1998, between the
         Registrant and Finova Group Inc.

10.4     Equipment Lease Agreement, dated as of June 10, 1997, between the
         Registrant and Boston Financial Equity Corporation.

10.5 Promissory Note, dated as of February 25, 1999, payable by the Registrant to Norman F. Siegel

10.6 Promissory Note, dated as of August 20, 1998, payable by the Registrant to Robin Hartley

10.7     Consolidated Promissory Note, dated as of November 1, 1998, payable by
         Norman F. Siegel to the Registrant

10.8 Security and Stock Pledge Agreement, dated as of November 1, 1998, between the Registrant and Norm Siegel

10.9     Consolidated Promissory Note, dated as of November 1, 1998, payable by
         Steven M. Caira to the Registrant

10.10 Security and Stock Pledge Agreement, dated as of November 1, 1998, between the Registrant and Steven M. Caira

10.11    Consolidated Promissory Note, dated as of November 1, 1998, payable by
         Michael H. Lorber to the Registrant

10.12 Security and Stock Pledge Agreement, dated as of November 1, 1998, between the Registrant and Michael H. Lorber

10.13    Consolidated Promissory Note, dated as of November 1, 1998, payable by
         Philip W. Card to the Registrant

10.14 Security and Stock Pledge Agreement, dated as of November 1, 1998, between the Registrant and Philip W. Card

10.15    Consolidated Promissory Note, dated as of November 1, 1998, payable by
         John F. Peace to the Registrant


                                         II-3

10.16 Security and Stock Pledge Agreement, dated as of November 1, 1998, between the Registrant and John F. Peace

10.17    Consolidated Promissory Note, dated as of November 1, 1998, payable by
         Elliott Broidy to the Registrant

10.18 Security and Stock Pledge Agreement, dated as of November 1, 1998, between the Registrant and Elliott Broidy

10.19    Consolidated Promissory Note, dated as of November 1, 1998, payable by
         Douglas W. Loughran to the Registrant

10.20 Security and Stock Pledge Agreement, dated as of November 1, 1998, between the Registrant and Douglas W. Loughran

10.21    Subordination Agreement, dated as of January 25, 1999, between the
         Registrant and Bank of America, N.A.

10.22 Sublease, dated as of March 4, 1997, between the Registrant and Medaphis Physician Services Corporation, for premises located at 8315
         Century Park Court, Suite 200, San Diego, California 92123

10.23    Lease Agreement, dated as of June 5, 1998 between the Registrant and
         Hamann/Martin/Whitaker for premises located at 7140 Opportunity Road, San Diego, California 92123

23.1     Consent of Baker & McKenzie (contained in Exhibit 5.1)

23.2     Consent of Ernst & Young LLP, Independent Auditors

23.3     Consent of Ernst & Young LLP, Tax Advisor

24.1     Power of Attorney (included on the signature page of this Registration
         Statement)

27.1     Financial Data Schedule (As of December 31, 1998)

27.2     Financial Data Schedule (As of March 31, 1999)


* To be filed by amendment.

     (b) Schedules. No supporting schedules have been included because they are not required.

ITEM 22.  UNDERTAKINGS.

     "The undersigned registrant hereby undertakes:

     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the registration statement.

     (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     The registrant undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415 of the Securities Act, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities
Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed after the effective date of the registration statement through the date of responding to the request.

     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective."

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Diego, California on July 8, 1999.

                         TOMAHAWK CORPORATION

                         By: /s/ Steven M. Caira
                            ---------------------------------------------------
                            Steven M. Caira, Chairman of the Board,
                            President, Chief Executive Officer and Acting Chief Financial Officer


                                  POWER OF ATTORNEY

     KNOWN ALL MEN BY THESE PRESENTS, that each person whose signature appears below on this Registration Statement hereby constitutes and appoints Steven M. Caira and Michael H. Lorber, and each and either of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all amendments (including, without limitation, post-effective amendments and amendments thereto) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.


           SIGNATURE                          TITLE                         DATE
/s/ Steven M. Caira            Chairman of the Board, President,    July 8, 1999
---------------------------    Chief Executive Officer and Acting
Steven M. Caira                Chief Financial Officer

/s/ Thomas M. Dusmet           Secretary and Director               July 8, 1999
---------------------------
Thomas M. Dusmet

/s/ Douglas W. Loughran        Director                             July 8, 1999
---------------------------
Douglas W. Loughran

/s/ Jonathan F. Turpin         Director                             July 8, 1999
---------------------------
Jonathan F. Turpin


                                INDEX TO EXHIBITS

EXHIBIT
NUMBER   DESCRIPTION
-------  -----------------------------------------------------------------------
2.1      Articles of Amalgamation of the Registrant and TomaHawk Imaging &
         Financial Inc.

2.2      Asset Purchase Agreement, dated as of August 1, 1998, between the
         Registrant and Robin Hartley

3.1 Alberta Certificate of Incorporation of the Registrant, and amendments thereto

3.2      Alberta By-laws of the Registrant, and amendments thereto

4.1      Specimen Stock Certificate for the Registrant's Common Shares

5.1* Opinion of Baker & McKenzie regarding the legality of securities being registered

8.1      Opinion of Ernst & Young LLP regarding certain tax matters

10.1     Stock Option Plan of the Registrant

10.2     Document Imaging Subcontract, dated as of March 12, 1997, between the
         Registrant and Intergraph Corporation

10.3     Equipment Lease Agreement, dated as of November 19, 1998, between the
         Registrant and Finova Group Inc.

10.4     Equipment Lease Agreement, dated as of June 10, 1997, between the
         Registrant and Boston Financial Equity Corporation.

10.5 Promissory Note, dated as of February 25, 1999, payable by the Registrant to Norman F. Siegel

10.6 Promissory Note, dated as of August 20, 1998, payable by the Registrant to Robin Hartley

10.7     Consolidated Promissory Note, dated as of November 1, 1998, payable by
         Norman F. Siegel to the Registrant

10.8 Security and Stock Pledge Agreement, dated as of November 1, 1998, between the Registrant and Norman F. Siegel

10.9     Consolidated Promissory Note, dated as of November 1, 1998, payable by
         Steven M. Caira to the Registrant

10.10 Security and Stock Pledge Agreement, dated as of November 1, 1998, between the Registrant and Steven M. Caira

10.11    Consolidated Promissory Note, dated as of November 1, 1998, payable by
         Michael H. Lorber to the Registrant

10.12 Security and Stock Pledge Agreement, dated as of November 1, 1998, between the Registrant and Michael H. Lorber



10.13    Consolidated Promissory Note, dated as of November 1, 1998, payable by
         Philip W. Card to the Registrant

10.14 Security and Stock Pledge Agreement, dated as of November 1, 1998, between the Registrant and Philip W. Card

10.15    Consolidated Promissory Note, dated as of November 1, 1998, payable by
         John F. Peace to the Registrant

10.16 Security and Stock Pledge Agreement, dated as of November 1, 1998, between the Registrant and John F. Peace

10.17    Consolidated Promissory Note, dated as of November 1, 1998, payable by
         Elliott Broidy to the Registrant

10.18 Security and Stock Pledge Agreement, dated as of November 1, 1998, between the Registrant and Elliott Broidy

10.19    Consolidated Promissory Note, dated as of November 1, 1998, payable by
         Douglas W. Loughran to the Registrant

10.20 Security and Stock Pledge Agreement, dated as of November 1, 1998, between the Registrant and Douglas W. Loughran

10.21    Subordination Agreement, dated as of January 25, 1999, between the
         Registrant and Bank of America, N.A.

10.22 Sublease, dated as of March 4, 1997, between the Registrant and Medaphis Physician Services Corporation, for premises located at 8315
         Century Park Court, Suite 200, San Diego, California 92123

10.23    Lease Agreement, dated as of June 5, 1998 between the Registrant and
         Hamann/Martin/Whitaker for premises located at 7140 Opportunity Road, San Diego, California 92123

23.1     Consent of Baker & McKenzie (contained in Exhibit 5.1)

23.2     Consent of Ernst & Young LLP, Independent Auditors

23.3     Consent of Ernst & Young LLP, Tax Advisor

24.1     Power of Attorney (included on the signature page of this Registration
         Statement)

27.1     Financial Data Schedule (As of December 31, 1998)

27.2     Financial Data Schedule (As of March 31, 1999)


* To be filed by amendment.